FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
OFFERING CIRCULAR SUMMARY
RISK FACTORS
CAPITALIZATION
THE EXCHANGE OFFER
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF THE COLLATERAL AND INTERCREDITOR ARRANGEMENTS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
ANNEX E
Part I
FORM OF INDENTURE
SECOND AMENDED OFFERING CIRCULAR
LETTER OF TRANSMITTAL
LETTER TO BROKERS
LETTER FROM BROKERS TO CLIENT
NOTICE OF GUARANTEED DELIVERY

SECOND AMENDED OFFERING CIRCULAR

MIRANT AMERICAS GENERATION, LLC

Offers to Exchange our

8.25% Senior Secured Notes Due 2008 and Cash
for any and all of
our 7.625% Senior Notes Due 2006
(CUSIP No. 60467P AG 9)

     We are offering to exchange (the “Exchange Offer”) $1,000 principal amount of our 8.25% Senior Secured Notes due 2008 (the “New Secured Notes”) and $10.00 in cash for each $1,000 principal amount of our outstanding 7.625% Senior Notes due 2006 (the “Existing Notes”). The New Secured Notes will be secured on a second priority basis by a lien on substantially all of the tangible and intangible assets of the subsidiaries of Mirant Corporation (“Mirant”) listed on Annex B hereto (the “Grantor Subsidiaries”) including certain real property and, subject to certain limitations, a pledge of 100% or 65% of the equity interests in certain indirect subsidiaries of Mirant owned directly by such Grantor Subsidiaries, as more fully described herein. Under the Exchange Offer, the liens securing the New Secured Notes will be junior only to the liens granted to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility and the Mirant Liquidity Facility, each as defined and described herein, and holders of certain future indebtedness that Mirant or Mirant Americas Generation, LLC (“MAG”) may enter into from time to time provided that in no event shall the aggregate amount of indebtedness secured by a first lien exceed $1.1 billion. In the event Mirant pursues the In-Court Alternative (as defined herein) the liens securing the New Secured Notes will also be junior to the liens granted to the lenders under the MAG Secured Credit Facility and the Mirant Exit Facility (as defined herein). The second priority liens are expected to be shared equally and ratably with the lenders under the Mirant Revolving Facility and the Mirant Term B Facility and the holders of the MAEM Secured Guaranty, the trustee under the indenture governing the New Mirant Notes (for the benefit of the holders of the New Mirant Notes) and holders of certain indebtedness that Mirant or MAG may enter into from time to time, each as defined and described herein; provided that in no event shall the aggregate amount of the indebtedness secured by a second lien exceed $3.95 billion.

     Subject to the terms and conditions of the Exchange Offer, we will issue New Secured Notes and cash in exchange for all outstanding Existing Notes that are properly tendered prior to the expiration of the Exchange Offer. This Exchange Offer is open to all holders of Existing Notes (“Noteholders”), and is conditioned upon, among other things, the consummation of the Mirant Exchange Offers (as defined herein), Mirant’s concurrent entry into the Mirant Secured Credit Facility, which will refinance Mirant’s existing credit facilities, the concurrent entry by MAG into the MAG Secured Credit Facility which will refinance MAG’s existing credit facilities and the concurrent entry by Mirant Americas Energy Marketing, LP (“MAEM”) into the MAEM Credit Facility which will refinance certain indebtedness of MAEM (each as more fully described herein). The Mirant Secured Credit Facility, the MAG Secured Credit Facility and the MAEM Credit Facility are currently being negotiated. The Mirant Exchange Offers, the refinancing of Mirant’s existing credit facilities, Mirant’s entry into the MAEM Secured Guaranty (as defined herein) and the refinancing of certain existing indebtedness of MAEM with the MAEM Credit Facility are collectively referred to herein as the “Mirant Restructuring Transactions.” The Exchange Offer and the refinancing of our existing credit facilities are collectively referred to herein as the “MAG Restructuring Transactions.” The Exchange Offer is not conditioned upon the exchange of a minimum principal amount of the Existing Notes. Subject to applicable securities laws and the terms set forth in this amended Offering Circular (the “Offering Circular”), we reserve the right to waive, in our reasonable discretion, any and all conditions to the Exchange Offer, to extend or terminate the Exchange Offer, in our sole and absolute discretion, which may be for any or no reason, and otherwise to further amend the Exchange Offer in any respect.

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON

JULY 14, 2003, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”).

     IF YOU HAVE ALREADY TENDERED YOUR NEW SECURED NOTES AND YOU STILL WISH TO PARTICIPATE IN THE EXCHANGE OFFER, YOU DO NOT NEED TO TAKE ANY ACTION.

         IF YOU HAVE TENDERED YOUR NEW SECURED NOTES BUT YOU DO NOT WISH TO PARTICIPATE IN THE EXCHANGE OFFER, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THIS OFFERING CIRCULAR CAPTIONED “THE EXCHANGE OFFER — WITHDRAWAL OF TENDERS.”

         IF YOU HAVE NOT TENDERED YOUR NEW SECURED NOTES BUT YOU WISH TO PARTICIPATE IN THE EXCHANGE OFFER, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE SECTION OF THIS OFFERING CIRCULAR CAPTIONED “THE EXCHANGE OFFER — PROCEDURES FOR TENDERING NEW SECURED NOTES.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Exchange Agent for the Exchange Offer is:	The Information Agent for the Exchange Offer is:
Deutsche Bank Trust Company Americas	Innisfree M&A Incorporated

       See “Risk Factors” beginning on page 11 for a discussion of risks you should consider before tendering your Existing Notes.

The date of this Second Amended Offering Circular is June 30, 2003

TERMS OF THE EXCHANGE OFFER

•	The Expiration Date is 12:00 Midnight, New York City time, on July 14, 2003 unless extended by us.

•	We will accept for exchange any and all outstanding Existing Notes that are validly tendered on or prior to the Expiration Date.

•	We will issue the New Secured Notes and the cash promptly following the Expiration Date, upon our determination that the conditions to the Exchange Offer have been fulfilled. If the Exchange Offer is not completed, then all tendered Existing Notes will be returned.

•	The completion of the Exchange Offer is subject to certain conditions, any of which we may waive, including the consummation of the Mirant Restructuring Transactions and our concurrent entry into the MAG Secured Credit Facility. The Exchange Offer is not conditioned upon the exchange of a minimum principal amount of the Existing Notes.

•	The Exchange Offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) and has not been registered with the SEC.

•	The New Secured Notes are not listed for trading on any national securities exchange or for quotation on any automated quotation system and we do not intend to list the New Secured Notes for trading or quotation.

•	We will not receive any cash proceeds from the Exchange Offer.

•	By tendering your Existing Notes in the Exchange Offer, you will be deemed to have released and waived any and all legal claims against us relating to your acquisition or ownership of the Existing Notes, whether those claims arise under federal or state securities laws or otherwise.

•	We are not making any recommendation regarding whether you should exchange your Existing Notes for New Secured Notes and, accordingly, you must make your own determination whether to tender your Existing Notes for exchange.

      No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offering Circular, other than those contained in this Offering Circular (including the documents incorporated by reference into this Offering Circular). If given or made, such information or representation may not be relied upon as having been authorized by MAG.

      This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any New Secured Notes to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

      This Offering Circular is submitted to holders of our Existing Notes for informational use solely in connection with their consideration of the Exchange Offer described in this Offering Circular. Its use for any other purpose is not authorized. The Offering Circular may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder of Existing Notes to whom it is submitted.

      This Offering Circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, holders of Existing Notes must rely on their own examination of MAG and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offering Circular is correct as of the date hereof and neither the delivery of this Offering Circular nor the consummation of the Exchange Offer shall create any implication that the information contained herein is correct at any time after the date hereof. No representation is made to any offeree or purchaser of the New Secured Notes regarding the legality of an investment in the New Secured Notes by the offeree or purchaser under any applicable legal investment or similar laws or regulations. The contents of this Offering Circular are not to be construed as legal, business or tax advice. Holders of Existing Notes should consult their own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to the Exchange Offer.

Notwithstanding anything in this Offering Circular or any other document, Mirant, MAG, the Exchange Agent, the Information Agent, and the holders of Existing Notes (and each employee, representative, or other agent of the foregoing) (the “Parties”) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction described herein.

NOTICE TO NEW HAMPSHIRE RESIDENTS

      Neither the fact that a registration statement or an application for a license has been filed under chapter 421-b of the New Hampshire revised statutes with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under chapter 421-b is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

i

FORWARD-LOOKING STATEMENTS

      The information presented in this Offering Circular includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “targets,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those contained in the section entitled “Risk Factors” and other sections of this Offering Circular, including the documents incorporated by reference herein. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any reports, proxy statements, or other information that MAG files at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the web site maintained by the SEC at “http://www.sec.gov.”

      We have appointed Innisfree M&A Incorporated as the Information Agent for the Exchange Offer. All inquiries relating to the Exchange Offer should be directed to the Information Agent at the telephone numbers and address set forth below or on the back cover of this Offering Circular.

The Information Agent for the Exchange Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Banks and Brokers Call Collect:

(212) 750-5833
or
All Others Call Toll Free:
(877) 750-2689

      We have appointed Deutsche Bank Trust Company Americas as the Exchange Agent for the Exchange Offer. All completed Letters of Transmittal and Agent’s Messages should be directed to the Exchange Agent at one of the addresses set forth below or on the back cover of this Offering Circular. All questions regarding the procedures for tendering in the Exchange Offer and requests for assistance in tendering your Existing

ii

Notes should also be directed to the Exchange Agent at one of the following telephone numbers and addresses:

Delivery To: Deutsche Bank Trust Company Americas, Exchange Agent

By Regular or Certified Mail:	By Hand:	By Overnight Courier or Hand:
DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737 To Confirm by Telephone or for Information Call: (800) 735-7777	Deutsche Bank Trust Company Americas C/O The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeannete Park Entrance New York, NY 10041	DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Attention: Karl Shepard

By Facsimile

(Eligible Guarantor Institutions Only):

(615) 835-3701

      Delivery of a Letter of Transmittal or Agent’s Message to an address other than the address listed above or on the back cover of this Offering Circular or transmission of instructions by facsimile other than as set forth above is not valid delivery of the Letter of Transmittal or Agent’s Message.

      Requests for additional copies of this Offering Circular, any of the documents incorporated by reference herein, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed either to the Exchange Agent or the Information Agent at the respective telephone numbers and addresses listed above or on the back cover of this Offering Circular.

INCORPORATION OF DOCUMENTS BY REFERENCE

      Certain information that we have filed with the SEC is “incorporated by reference” herein, which means that we are disclosing important information to you by referring you to the documents in which the information appears. The information incorporated by reference is an important part of this Offering Circular, and information that we may file later with the SEC will automatically update and supersede the information in this Offering Circular.

      The following documents previously filed with the SEC are incorporated in this Offering Circular by reference:

      1.     MAG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (our “2002 Annual Report on Form 10-K”); and

      2.     MAG’s Current Reports on Form 8-K dated February 12, 2003, June 2, 2003 and June 20, 2003.

      In addition to the foregoing, all reports and other documents filed by MAG pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the expiration date of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular. To the extent required by the Exchange Act, we will supplement or amend the information described in this Offering Circular.

iii

OFFERING CIRCULAR SUMMARY

      This summary highlights selected information from this Offering Circular and may not contain all the information that is important to you. For a more complete understanding of the Exchange Offer, you should read this entire Offering Circular, including those documents explicitly incorporated by reference herein. As used in this Offering Circular, the terms “we,” “us,” “our” and “MAG” refer to Mirant Americas Generation, LLC, and, if appropriate in the context, our subsidiaries, and the term “Mirant” refers to Mirant Corporation, and, if appropriate in the context, its subsidiaries.

About Mirant Americas Generation, LLC

      We are an indirect wholly owned subsidiary of Mirant. We own or lease approximately 12,000 MW of electric generation capacity in the United States. We operate 92 generating units at 22 plants serving customers located near major metropolitan load centers in Maryland, Virginia, California, New York, Massachusetts and Texas, giving us access to a wide variety of wholesale customers. Our portfolio of generating facilities is diversified by geographic regions, fuel types, power markets and dispatch types.

      We are a national independent power provider that produces and sells electricity. We use derivative financial instruments, such as forwards, futures, options and swaps, to manage our exposure to fluctuations in electric energy and fuel commodity prices. These transactions are executed on our behalf by MAEM, an indirect wholly owned subsidiary of Mirant. In addition, MAEM arranges for the supply of substantially all of the fuel used by our generating units and procures emissions credits that are utilized in connection with our operation.

      We are a Delaware limited liability company. Our principal executive offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338 and our main phone number is (678) 579-5000. For further information about us, see “Where You Can Find More Information.”

Background and Purpose of the Mirant Restructuring Transactions and the MAG Restructuring Transactions

      Mirant is a holding company with approximately $8.9 billion of consolidated public and private indebtedness as of December 31, 2002. MAG, an indirect wholly owned subsidiary of Mirant, currently has outstanding approximately $2.8 billion of public and private indebtedness for borrowed money. Virtually all of Mirant’s tangible assets are owned by direct and indirect subsidiaries of Mirant and MAG. MAEM is one of Mirant’s primary commodity trading subsidiaries and is one of the leading electricity and gas marketers in the United States markets.

      Mirant, MAG and MAEM face significant debt maturities over the next three years. Normally, Mirant, MAG and MAEM would expect to refinance this debt as it matures in the ordinary course in a manner that would not jeopardize their ability to conduct their businesses prudently or put into question their ability to repay all creditors in full and enhance value for stockholders and members.

      For a variety of reasons described in greater detail in this Offering Circular, including reductions in Mirant’s and MAG’s credit ratings, losses associated with Mirant’s operational restructuring and factors affecting our industry generally, Mirant is not currently able to refinance, on an unsecured basis, the $1.125 billion of unsecured bank debt that matures on July 15, 2003. We would anticipate similar issues seeking to refinance, on an unsecured basis, the $300 million of our unsecured bank debt which matures in October 2004. Our Board of Managers (the “Board of Managers”) and Mirant’s Board of Directors (the “Board”) both believe it would be imprudent and would subject the rights of our, Mirant and MAEM’s respective creditors to unacceptable risks to pledge substantially all of our available collateral to achieve a refinancing solely of our shortest maturing indebtedness. The Board and the Board of Managers do believe, however, that over a five-year period Mirant, MAG and MAEM’s businesses and the economic conditions will recover so as to permit each of us to pay our respective creditors in full. The basis for this belief is summarized in Mirant’s Five-Year Projections set forth in Annex C of this Offering Circular (the “Five-Year Projec-

tions”). We refer you to the description of the principal assumptions used in the preparation of the Five-Year Projections in Annex C and the discussion of lower projected liquidity for the third quarter of 2003, compared to the Five-Year Projections, in “Risk Factors — Risks Related to Our Business — We may not achieve the earnings or liquidity set forth in the Five-Year Projections.”

      To achieve the Five-Year Projections, Mirant, MAG and MAEM are requesting their private and public creditors whose funded indebtedness matures on or before May 1, 2006 to extend the maturity dates of their obligations to July 15, 2008. Mirant has been negotiating with a consortium of lenders, described in Annex A to this Offering Circular, (the “Mirant Bank Lenders”) who, as of December 31, 2002, have committed a total of approximately $2.7 billion to Mirant under various credit facilities (the “Mirant Bank Debt”), and are owed approximately $237 million under the Turbine Facility, as described herein (the “Turbine Debt”), which has been guaranteed by Mirant. As part of the Mirant Bank Debt, the Mirant Bank Lenders have issued approximately $1.03 billion of letters of credit that support the operations of Mirant and its subsidiaries and which, as of June 25, 2003, are outstanding and undrawn. MAG has been negotiating with a consortium of lenders described in Annex D to this Offering Circular (the “MAG Bank Lenders”) who are owed approximately a total of $300 million by MAG under two credit facilities (the “MAG Bank Debt”). MAEM has been negotiating with the lender described in Annex D to this Offering Circular (the “MAEM Lender” and, together with the Mirant Bank Lenders and the MAG Bank Lenders, the “Bank Lenders”) who, as of December 31, 2002, are owed approximately $211 million under the Commodity Prepay Facility as defined herein (the “Commodity Prepay Debt” and, together with the Mirant Bank Debt, the Turbine Debt and the MAG Bank Debt, the “Bank Debt”), which has been guaranteed by Mirant. The terms Mirant and MAG are offering to the Bank Lenders are described in this Offering Circular; however, no agreement has been reached with these lenders.

      On May 27, 2003 we received a letter from Lehman Commercial Paper Inc., the agent under the MAG Bank Debt stating that the MAG Bank Lenders needed more time to evaluate the proposal but suggesting that the Mirant Restructuring Transactions should recognize the superior position of the MAG Bank Lenders compared to creditors of Mirant. On May 29, 2003 at a meeting in Atlanta, members of an ad hoc committee expressed their view that the proposed restructuring transactions as currently structured were unfair to the MAG creditors in that the structural seniority of the MAG creditors was being ignored and that Mirant creditors were being unfairly advantaged to the detriment of the MAG creditors. Through counsel, the members of the ad hoc committee advised Mirant and MAG that if they attempted to proceed with these transactions the ad hoc committee intended to institute legal action to seek to enjoin them or set them aside and to hold the responsible parties accountable for what they considered to be breaches of fiduciary duty. On May 30, 2003, the two agents for the Mirant Bank Debt and the Turbine Facility, Citibank, N.A. and Credit Suisse First Boston (together, the “Mirant Bank Agents”) stated in a letter to the Board that they “will not support and will recommend to [their] respective syndicates that they not support any out of court restructuring that would provide for the sharing of first liens between bank lenders and bondholders.” While we expect that negotiations will continue, in light of the expressed positions of our and Mirant’s creditors, no assurance can be given that the Mirant Restructuring Transactions or the MAG Restructuring Transactions will be consummated prior to July 15, 2003.

      It is Mirant’s and MAG’s hope that the terms of the Mirant Secured Credit Facility, the MAG Secured Credit Facility and the MAEM Credit Facility, described more fully in this Offering Circular under the caption “Description Of Certain Other Indebtedness — Restructured Credit Facilities” and attached to this Offering Circular as Annex A, as they may be further modified, will be acceptable to all Bank Lenders, and that the terms proposed in the Mirant Exchange Offers, as they may be further modified, will be acceptable to enough holders of Existing Mirant Securities (as defined herein) to satisfy the Mirant Exchange Offers’ minimum tender condition. Accomplishing the Mirant Restructuring Transactions in this manner is referred to as the “Out of Court Alternative.” If this does not occur, Mirant may seek to accomplish the Mirant Restructuring Transactions by means of a prepackaged plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the “In-Court Alternative”). If the proposed terms of the Mirant Restructuring Transactions are acceptable to a sufficient number of one or more Mirant Bank Lenders, the MAEM Lender but not to the holders of the Existing Mirant Securities (the “Mirant Noteholders”), or alternatively such terms are acceptable to sufficient Mirant Noteholders but not to Mirant or the MAEM

Lender, Mirant may seek to accomplish the Mirant Restructuring Transactions by utilizing the “cramdown” provisions of section 1129(b) of the United States Bankruptcy Code (the “Bankruptcy Code”). In that event, this Exchange Offer would likely continue to be made available to Noteholders. Mirant and MAG currently anticipate that if they are unable to accomplish the Mirant Restructuring Transactions and MAG Restructuring Transactions as described herein, they will seek to reorganize their capital structure and that of their subsidiaries under the protection of Chapter 11 of the Bankruptcy Code.

Recent Legal Proceedings

      On June 10, 2003, certain holders of senior MAG notes maturing after 2006 (“Plaintiffs”) filed a complaint in the Court of Chancery of the State of Delaware which named as defendants Mirant, Mirant Americas, Inc. (“Mirant Americas”), MAG, certain past and present Mirant directors, and certain past and present MAG managers (“Defendants”). Among other claims, Plaintiffs assert that the Exchange Offer and the Mirant Exchange Offers (as defined herein) result in a breach of fiduciary duties alledgedly owed to them by Mirant, Mirant Americas and MAG managers and that the Exchange Offer and Mirant Exchange Offers will, if consummated, constitute fraudulent conveyances. For a more detailed description of the suit, see “Risk Factors — Risks to Holders of the New Secured Notes.”

      On June 13, 2003, Plaintiffs asked the Court to schedule a hearing with respect to their motion to preliminarily enjoin the consummation of the Exchange Offers and the MAG Exchange Offer. The Court refused Plaintiffs’ requested schedule, effectively denying their motion for preliminary injunctive relief, subject to receiving written confirmation from Mirant and MAG that (i) there has been sufficient public disclosure made regarding the possibility that these liens may be set aside by the Court at a later date if Plaintiffs succeed in their challenges and (ii) that a trustee or some similar agent for the holders of the New Secured Notes will be subject to the Chancery Court’s jurisdiction and can bind the Noteholders to any judgment issued by the Chancery Court setting aside the liens. Mirant and MAG sent such written confirmation to the Court, which approved its contents on June 18, 2003, and set this matter for trial in November or December 2003.

      MAG and Mirant believe the Plaintiffs’ claims are meritless, and intend to defend this action vigorously.

Overview of the Restructuring Transactions

The Exchange Offer

      In the Exchange Offer, we are offering to exchange $1,000 principal amount of our New Secured Notes and $10.00 in cash for each $1,000 principal amount of our Existing Notes. The New Secured Notes will be secured by second priority liens on the Collateral (as defined herein). The second priority liens are expected to be shared equally and ratably with the trustee under the indenture of the New Mirant Notes (for the benefit of the holders of the New Mirant Notes), as defined and described herein, the lenders under the Mirant Revolving Facility and the Mirant Term B Facility, and holders of the MAEM Secured Guaranty and holders of certain future indebtedness that Mirant or MAG may enter into from time to time, provided that in no event shall the aggregate amount of the indebtedness secured by a second lien exceed $3.95 billion. Under the Exchange Offer, the liens securing the New Secured Notes will be junior only to the liens granted to lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. In the event Mirant pursues the In-Court Alternative, the liens securing the New Secured Notes will also be junior to the lenders under the MAG Secured Credit Facility and the Mirant Exit Facility; provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. The Exchange Offer is subject to Mirant’s concurrent consummation of the Mirant Restructuring Transactions, our concurrent entry into the MAG Secured Credit Facility, and our right to extend, terminate or amend this Exchange Offer in our sole and absolute discretion. As of the date of this Offering Circular, $500 million aggregate principal amount of Existing Notes was outstanding. For more information regarding the terms of the Exchange Offer, please see the section of this Offering Circular captioned “The Exchange Offer.”

The Mirant Exchange Offers

      The Exchange Offer is subject to the consummation of two additional exchange offers (the “Mirant Exchange Offers”) by Mirant, in which Mirant is offering to acquire (i) all of its currently outstanding 2.5% Convertible Senior Debentures due 2021 (the “Convertible Debentures”), which are puttable by the holders on June 15, 2004; and (ii) all of its outstanding 7.4% Senior Notes due 2004 (the “Senior Notes,” and together with the Convertible Debentures, the “Existing Mirant Securities”) in exchange for its new 8.25% Senior Secured Notes due 2008 (the “New Mirant Notes”), warrants to purchase 22.47 shares of Mirant common stock (the “Warrants”) and $5.00 in cash. The Warrants will be issued under a form of warrant agreement between Mirant and a warrant agent to be appointed by Mirant. The Warrants will be exercisable for seven (7) years at an exercise price equal to 120% of the average closing price of Mirant common stock as quoted on the New York Stock Exchange for the thirty (30) consecutive trading days ending six (6) months from the closing of the Restructuring Transactions. In order to preserve the exemption from registration provided by Section 3(a)(9) of the Securities Act, Noteholders cannot be offered Mirant Warrants under this Exchange Offer. In the event that Mirant pursues the Out-of-Court Alternative, the New Mirant Notes will be secured by second priority liens on the Collateral junior only to the liens provided to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. The second priority liens are expected to be shared equally and ratably with the lenders under the holders of the New Secured Notes, Mirant Revolving Facility, Mirant Term B Facility, and holders of certain indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a second lien exceed $3.95 billion. The Mirant Exchange Offers are subject to MAG’s concurrent entry into the MAG Secured Guaranty, MAEM’s entry into the MAEM Credit Facility, Mirant’s concurrent entry into the Mirant Secured Credit Facility, the exchange of at least 85% of the outstanding aggregate principal amount of the Convertible Debentures and the Senior Notes, respectively, and Mirant’s right to extend, terminate or amend the Mirant Exchange Offers in its sole and absolute discretion. As of the date of this Offering Circular, $750 million aggregate principal amount of Convertible Debentures was outstanding, and $200 million aggregate principal amount of the Senior Notes was outstanding.

Credit Facility

Restructured Credit Facilities

      This Exchange Offer is also subject to Mirant’s concurrent entry into a new senior secured credit facility (the “Mirant Secured Credit Facility”) with the Mirant Bank Lenders which will refinance the Mirant Bank Debt and the Turbine Facility. The Mirant Secured Credit Facility will consist of (i) a revolving letter of credit and working capital facility of up to $1.1 billion (the “Mirant Revolving Facility”), (ii) a term loan facility of up to $650 million (the “Mirant Term A Facility”) and (iii) a term loan facility of up to $1.325 billion (the “Mirant Term B Facility”). Concurrently, MAG will enter into a new secured term loan facility (the “MAG Secured Credit Facility”) with the MAG Bank Lenders which will consist of a term loan facility of up to $300 million and will refinance MAG Bank Debt. In addition, MAEM will enter into a new unsecured term loan facility (the “MAEM Credit Facility”) with the MAEM Lender which will consist of a term loan facility of up to $225 million and will refinance the Commodity Prepay Facility. The MAEM Credit Facility will not be secured. Mirant will guaranty the obligations of MAEM under the MAEM Credit Facility (the “MAEM Secured Guaranty”). The MAEM Secured Guaranty will be guaranteed by the secured guaranty issued by the Senior Guarantors and Limited Guarantors listed on Annex G hereto and the unsecured subordinated guaranty issued by the Subordinated Guarantors listed on Annex G hereto. The Mirant Secured Credit Facility, the MAG Secured Credit Facility, the MAEM Credit Facility and the Mirant Secured Guaranty are referred to collectively as the “Restructured Credit Facilities.” The lenders under the Mirant Term A Facility, the Mirant Liquidity Facility and the MAG Secured Credit Facility, and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by first priority liens on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. The lenders under the Mirant Revolving Facility and the Mirant

Term B Facility and the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by second priority liens on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a second lien exceed $3.95 billion. Although Mirant, MAG and MAEM are currently negotiating with the Bank Lenders with respect to the terms of the Restructured Credit Facilities, neither Mirant, MAG nor MAEM has obtained commitments from the Bank Lenders to provide the Restructured Credit Facilities and no assurance can be given that either Mirant, MAG or MAEM will be able to obtain the Restructured Credit Facilities on terms described herein or on other terms acceptable to Mirant, MAG or MAEM. The availability of the Restructured Credit Facilities is subject to negotiation and execution of definitive loan documentation and satisfaction of the conditions precedent specified therein. If the Restructuring Transactions cannot be achieved through the Out-of-Court Alternative, Mirant intends to seek refinancing of Mirant Bank Debt, the Turbine Facility and the Commodity Prepay Facility under the Plan of Reorganization.

      Under the In-Court Alternative, Mirant would intend to enter into the Mirant Term Loan Facility and would intend to give the Mirant Bank Lenders their ratable share of the Mirant Term Loan Facility in exchange for their claims under the Mirant Bank Debt and the Turbine Facility. The Mirant Term Loan Facility will consist of a two-tranche term loan facility in an aggregate amount not exceeding $2.925 billion (the “Mirant Term Loan Facility”). Concurrently, MAEM would enter into the MAEM Credit Facility which will consist of a term loan facility of up to $225 million and would intend to give the MAEM Lender its ratable share of the MAEM Credit Facility in exchange for its claims under the Commodity Prepay Facility. Mirant will also enter into the MAEM Secured Guaranty. In addition, under the In-Court Alternative, Mirant intends to enter into a revolving and/or term loan facility (the “Mirant Exit Facility”) in an aggregate amount not exceeding $800 million. The proceeds from the Mirant Exit Facility will be used to support its working capital needs after a bankruptcy case, including to replace undrawn letters of credit (if any) issued prior to the filing date. The lenders under the Mirant Exit Facility and the MAG Secured Credit Facility, and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by first priority liens on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. The lenders under the Mirant Term Loan Facility and the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by second priority liens on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a second lien exceed $4.6 billion.

Mirant Liquidity Facility

      Under the Out-of-Court Alternative, Mirant may enter a new senior secured credit facility (the “Mirant Liquidity Facility”) with certain of the Mirant Bank Lenders. The Mirant Liquidity Facility will consist of a revolving and/or term loan facility of up to $150 million. The proceeds from the Mirant Liquidity Facility will be used for general corporate and working capital purposes. For a more complete description of the proposed Restructured Credit Facilities, see the section in this Offering Circular captioned “Description of Certain Other Indebtedness — Restructured Credit Facilities.”

Summary Description of Collateral

      Subject to certain limitations, the Collateral will consist of the following (the “Collateral”): (i) 100% or 65% of equity interests in certain indirect subsidiaries of Mirant and (ii) substantially all other tangible and certain intangible assets of such Grantor Subsidiaries, including, without limitation, real property rights (including leaseholds), accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property, cash and bank accounts and all proceeds and products of the foregoing. For more information regarding the Collateral, see the section of this Offering Circular captioned “Description of the Collateral and Intercreditor Arrangements — Collateral.”

The Exchange Offer

New Secured Notes Versus Old Notes

      The New Secured Notes differ from the Existing Notes in the following material ways:

•	the New Secured Notes will mature on July 15, 2008, compared to May 1, 2006 for the Existing Notes;

•	our obligations under the New Secured Notes will be secured by second-priority liens on the Collateral, which are expected to be shared equally and ratably with the lenders under the Mirant Revolving Facility, Mirant Term B Facility, the trustee under the indenture governing the New Mirant Notes (for the benefit of the holders of the New Mirant Notes), and holders of certain indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a second lien exceed $3.95 billion. Under the Exchange Offer the liens securing the New Secured Notes will be junior to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a senior lien exceed $1.1 billion and in the event that Mirant pursues the In-Court Alternative, the liens securing the New Secured Notes will also be junior to the liens granted to the lenders under the Mirant Exit Facility; and

•	the indenture governing the New Secured Notes contains certain additional covenants relating to the Collateral and the security agreement that the Existing Notes do not contain.

Summary of the Exchange Offer

Securities Offered	Up to $500 million in principal amount of 8.25% senior secured notes due 2008.

The Exchange Offer	We are offering $1,000 principal amount of our New Secured Notes and $10.00 in cash for each $1,000 principal amount of our outstanding 7.625% Senior Notes due 2006. At the time the New Secured Notes are issued upon completion of the Exchange Offer, we will make payments of any and all interest that is due and payable on the Existing Notes that has accrued through the Expiration Date. You may tender your Existing Notes for exchange by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Acceptance of Tenders; Delivery of New Secured Notes	The Exchange Offer will expire at 12:00 Midnight, New York City time, on July 14, 2003 unless we extend it. Subject to certain conditions described herein, we will accept all Existing Notes which are validly tendered on or prior to the Expiration Date. We will issue the New Secured Notes promptly following the Expiration Date upon our determination that the conditions to the Exchange Offer have been fulfilled. If we decide for any reason not to accept Existing Notes you have tendered for exchange, those Existing Notes will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. In the case of Existing Notes tendered by book entry transfer into the Exchange Agent’s account at The Depository Trust Company (“DTC”), as described below, any unaccepted Existing Notes will be credited to the tendering holder’s account at DTC. See “The Exchange

Offer — Acceptance of Existing Notes for Exchange; Delivery of New Secured Notes” for a more complete description of the tender procedures.

Exchange Offer Conditions	The Exchange Offer is subject to customary conditions, which we may assert or waive. These conditions include the consummation of the Mirant Exchange Offers, Mirant’s concurrent entry into the Mirant Secured Credit Facility, which will refinance Mirant’s existing credit facilities, and our concurrent entry into the MAG Secured Credit Facility, which will refinance our existing credit facilities. The Exchange Offer is not conditioned upon the exchange of a minimum principal amount of Existing Notes. See the discussion below under the heading “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Existing Notes in the Exchange Offer, you should promptly contact the person in whose name the Existing Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, prior to completing and executing the Letter of Transmittal and delivering your Existing Notes, you must either make appropriate arrangements to register ownership of the Existing Notes in your name or obtain a properly completed bond power from the person in whose name the Existing Notes are registered.

Consequences to Holders Not Tendering in the Exchange Offer	You may be significantly disadvantaged if you do not exchange your Existing Notes for New Secured Notes in the event that the Exchange Offer is completed. See the discussion under the headings “Risk Factors — Consequences of Failure to Exchange” for more information regarding the consequences of not exchanging your Existing Notes.

Certain U.S. Federal Income Tax Consequences	A holder of an Existing Note should generally recognize gain as a result of the exchange, if the holder’s adjusted tax basis in the Existing Note is less than the sum of (i) the cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest), and (ii) the issue price of the New Secured Note received in the exchange. If both the Existing Note and the New Secured Note are treated as “securities” for United States federal income tax purposes, the amount of such gain should generally be limited to the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest) and no loss should generally be recognized. If either the Existing Note or the New Secured Note is not treated as a “security,” loss should generally be recognized to the extent that the holder’s adjusted tax basis exceeds the amount described above. The issue price of the New Secured Notes, for United States federal income tax purposes, should generally equal their face amount, unless either the New Secured Notes or the Existing Notes are “publicly traded.” If the New Secured Notes are “publicly traded,” the issue price should generally equal their fair market value. If the Existing Notes are “publicly traded,” but the New Secured Notes are not, the issue price should generally equal the fair market value of the Existing Notes less the amount of cash received.

Exchanging note holders are strongly urged to consult their own tax advisor regarding the United States federal, state, local and any foreign tax consequences of the exchange.

Exchange Agent; Information Agent	Deutsche Bank Trust Company Americas is the Exchange Agent for the Exchange Offer. Innisfree M&A Incorporated is the Information Agent for the Exchange Offer. You can find the respective addresses and telephone numbers of the Exchange Agent and the Information Agent set forth on the back cover of this Offering Circular.

Fees and Expenses	We will bear all expenses related to the MAG Restructuring Transactions and Mirant will bear all expenses related to the Mirant Restructuring Transactions. As a result, you are not required to pay any brokerage commissions or any other fees or expenses to the Exchange Agent or the Information Agent.

Termination	We reserve the right to terminate the Exchange Offer at any time and for any reason, or no reason, without accepting any Existing Notes.

Additional Information	You may obtain additional copies of the Offering Circular by contacting the Information Agent at the phone number and address set forth on the back cover of this Offering Circular.

Summary Description of the New Secured Notes

Issuer	Mirant Americas Generation, LLC

Securities Offered	Up to $500 million aggregate principal amount of 8.25% Senior Secured Notes Due 2008.

Maturity Date	July 15, 2008.

Interest	Interest on the New Secured Notes will accrue at the rate of 8.25% per annum and will be payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2003. Interest will be paid to holders of record as of the June 1 or December 1 immediately preceding such payment date.

Ranking	The New Secured Notes will be secured by second priority liens on the Collateral junior only to the liens on the Collateral granted to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a senior lien exceed $1.1 billion. In the event Mirant pursues the In-Court Alternative, the New Secured Notes will be secured by second priority liens, will be shared equally and ratably with the lenders under the Mirant Term Loan Facility, the holders of the MAEM Secured Guaranty, the holders of the New Secured Notes and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a second lien exceed $4.6 billion. Such liens will be junior to the liens on the Collateral granted to the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by a senior lien exceed $1.1 billion.

The New Secured Notes will be senior to our existing and future subordinated indebtedness, effectively senior, to the extent of the value of the Collateral, to our unsecured debt and the unsecured debt of our subsidiaries that are pledging Collateral. The New Secured Notes will be effectively subordinated to the outstanding indebtedness and other liabilities of our subsidiaries that will not be pledging any assets or equity as Collateral (such subsidiaries, the “Non-Grantor Subsidiaries”). Any Existing Notes not tendered in the Exchange Offer will be effectively junior to the New Secured Notes to the extent of the value of the Collateral.

Optional Redemption	The New Secured Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice, at the redemption prices described herein, plus any accrued interest to the date fixed for redemption. See — “Description of the New Secured Notes — Optional Redemption.”

Covenants	The covenants in the indenture governing the New Secured Notes will be substantially similar to the covenants in the indenture and the first supplemental indenture governing the Existing Notes. These covenants will restrict our ability, among other things, to engage in mergers, consolidations or similar transactions, incur indebtedness and incur liens. These limitations are subject to a number of important qualifications and exceptions. The New Secured Notes Indenture also contains certain additional covenants relating to the Collateral and the security agreements. For further information regarding the restrictions imposed on us by the terms of the New Secured Notes, see the discussion under “Description of the New Secured Notes — Covenants.”

Events of Default	The events of default under the New Secured Notes will be substantially similar to the events of default under the Existing Notes. For further information regarding events of default under the New Secured Notes, see the discussion under the caption “Description of the New Secured Notes — Events of Default.”

Listing	The New Secured Notes will not be listed for trading on any national securities exchange or for quotation on any automated quotation system.

Book-Entry; Delivery and Form	The New Secured Notes will initially be held through DTC. For additional information, see the discussion in the section of this Offering Circular captioned “Description of the New Secured Notes — Book-Entry, Delivery and Form.”

Summary Selected Consolidated Financial Information

      The following table presents our summary consolidated financial information. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included in our 2002 Annual Report on Form 10-K, which is incorporated by reference herein.

	Years Ended December 31,

	2002	2001	2000	1999

	(in millions)
Statement of Operations Data:
Operating revenues	$2,553	$5,262	$2,153	$674
Income from continuing operations	65	407	142	29
Income from discontinued operations	12	12	11	19
Net income	77	419	153	48
Balance Sheet Data:
Total assets	6,998	7,068	6,262	2,523
Total long-term debt (including current portion)	2,794	2,567	1,450	140
Total debt	2,794	2,900	2,395	1,290

Member’s equity	3,134	3,025	2,913	1,044

RISK FACTORS

      The Exchange Offer involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Offering Circular before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us but are not the only risks and uncertainties that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, risks and uncertainties that we currently deem immaterial or risks and uncertainties generally applicable to companies that have recently undertaken transactions such as the MAG Restructuring Transactions may also impair our business, the value of your investment and our ability to pay interest on, and repay or refinance, the New Secured Notes.

      The information in this Offering Circular includes forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those described in this section and elsewhere in this Offering Circular. See “Forward-Looking Statements” on page ii.

Consequences of Failure to Exchange

The Existing Notes effectively will be junior to the New Secured Notes, all other senior secured debt of MAG, and all other indebtedness and liabilities of our subsidiaries.

      The Existing Notes currently are unsecured obligations of MAG pari passu with approximately $2.3 billion of bank and public indebtedness. If the MAG Restructuring Transactions are consummated, the Existing Notes not tendered in the Exchange Offer effectively will be junior to the New Secured Notes, the New Mirant Notes, the new Mirant Secured Credit Facility and the new MAG Secured Credit Facility and all other senior secured debt of MAG. In addition, the Existing Notes will be effectively junior to all indebtedness and other liabilities of our subsidiaries. On a pro forma basis, as of December 31, 2002, after giving effect to the MAG Restructuring Transactions (and assuming that 95% of the outstanding aggregate principal amount of the Existing Notes are validly tendered and accepted in the Exchange Offer), we would have had approximately $725 million of secured indebtedness outstanding that effectively ranked senior to the Existing Notes. In addition, on a pro forma basis, as of December 31, 2002, after giving effect to the Mirant Restructuring Transactions (and assuming that 85% of the outstanding aggregate principal amount of the Existing Mirant Securities are validly tendered and accepted in the Mirant Exchange Offers), Mirant would have had approximately $2.7 billion of secured indebtedness outstanding that effectively ranked senior to the Existing Notes. Therefore, by failing to tender your Existing Notes in the Exchange Offer, even though Mirant expects to pay your indebtedness in full, you may be exposed to a greater risk of nonpayment because the payment on your Existing Notes will be effectively subordinated to that of the holders of a substantial amount of debt. The increased risk may be reflected in the trading value of your Existing Notes.

If not enough holders tender their Existing Notes and, as a result, we do not successfully consummate the MAG Restructuring Transactions, we may not be able to pay the amounts due on our outstanding debts as they mature, and our financial condition would be negatively affected.

      Under our current highly-leveraged capital structure, we may not be able to pay the amounts due on certain of our outstanding debts as they mature, and our failure to make such payments would constitute a default under the terms of the applicable agreements and indentures governing our indebtedness. A default under the terms of these agreements and indentures would trigger cross-default provisions in other agreements and accelerate our payment obligations under our outstanding debt. The MAG Restructuring Transactions and the Mirant Restructuring Transactions will, among other things, extend the maturity of the debt that is scheduled to mature in the near future. There are certain conditions to the consummation of the MAG Restructuring Transactions, including the completion of this Exchange Offer, the Mirant Restructuring Transactions and our concurrent entry into the MAG Secured Credit Facility.

The liquidity of any trading market that currently exists for the Existing Notes may be adversely affected by the Exchange Offer and holders of Existing Notes who fail to exchange their Existing Notes in the Exchange Offer may find it more difficult to sell their Existing Notes.

      There is currently a limited trading market for the Existing Notes. To the extent that Existing Notes are tendered and accepted for exchange in the Exchange Offer, the trading market for the remaining Existing Notes will be even more limited or may cease altogether. A debt security with a smaller aggregate outstanding principal amount or “float” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Existing Notes may be adversely affected to the extent that the principal amount of Existing Notes exchanged in the Exchange Offer reduces the float. The reduced float may also tend to make the trading prices of the Existing Notes more volatile.

Risks To Holders of the New Secured Notes

As a holding company, we depend substantially on cash dividends, distributions or other transfers from our subsidiaries, one of which is subject to restrictions on dividends and distributions.

      Because our operations are conducted primarily by our subsidiaries, our cash flow and our ability to service our indebtedness, including our ability to pay the interest and principal on our debt when due, are dependent upon cash dividends and distributions or other transfers from our subsidiaries. In December 2000, one of our significant subsidiaries, Mirant Mid-Atlantic, LLC (“Mirant Mid-Atlantic”), and its affiliates acquired generation assets from Potomac Electric Power Company (“PEPCO”). Mirant Mid-Atlantic’s long-term lease agreements restrict the ability of Mirant Mid-Atlantic to make distributions to us by imposing certain financial tests and other conditions on such activities. As of March 31, 2003, the fixed charge coverage ratio under the Mirant Mid-Atlantic pass through certificates, for the most recently ended four fiscal quarters, is estimated to be approximately 1.6 to 1.0, less than the 1.7 to 1.0 required for Mirant Mid-Atlantic to make distributions under the terms of the pass through certificates. Management does not expect Mirant Mid-Atlantic to meet the distribution test until delivery of financial statements for the quarter ended September 30, 2003, based on current projections. At that time management expects that Mirant Mid-Atlantic will be able to make distributions, although there can be no assurance that such expectation will prove correct. If Mirant Mid-Atlantic’s Energy and Capacity Sales Agreement had not been terminated, based on current projections of fuel and power prices, the fixed charge coverage ratio under the Mirant Mid-Atlantic pass through certificates was expected to remain below 1.7 to 1.0 through year end 2003. The inability of Mirant Mid-Atlantic to distribute dividends to us for an extended period could adversely impact our liquidity and our results of operations.

      Except for the New Secured Notes, which are secured by the Collateral, our debt is our exclusive obligation and not the obligation of any of our subsidiaries and affiliates or Mirant. Except to the extent of the Collateral for the New Secured Notes, our subsidiaries and affiliates and Mirant have no obligation, contingent or otherwise, to pay any amount due pursuant to our debt or to make any funds available for payment of any amount due on the debt, whether by dividends, capital contributions, loans or other payments, and do not guarantee or otherwise support the payment of interest on or principal of our debt.

You may not receive payment in full by foreclosing on the Collateral in the event of a default on the New Secured Notes and your rights with respect to the Collateral are subject to the provisions of the Intercreditor Agreement.

      The New Secured Notes will be secured on a junior basis by a pledge of the Collateral. Proceeds from any disposition of the Collateral following an exercise of remedies will be paid first to the lenders holding a senior lien which includes indebtedness up to $1.1 billion. After such indebtedness has been paid in full, any remaining collateral proceeds will be shared by the holders of the New Secured Notes with the junior lenders, who together with holders of the New Secured Notes may be owed up to $3.95 billion in the Out-of-Court Alternative (and $4.6 billion in the event we pursue the In-Court Alternative).

The ability of the holders of the New Secured Notes to realize upon the Collateral is subject to certain limitations and to practical problems associated with the realization of the collateral agent’s security interests in the Collateral. In addition, the value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such Collateral would be sufficient to satisfy the amounts due on the New Secured Notes in the event of a default. If such proceeds were not sufficient to repay amounts due on the New Secured Notes, then holders of the New Secured Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets.

      The right of the collateral agent to foreclose upon and sell the Collateral upon the occurrence of a default will also be subject to limitations under applicable bankruptcy laws if a bankruptcy proceeding were commenced against us or our subsidiaries.

      The rights of the holders of the New Secured Notes with respect to the Collateral securing the New Secured Notes will also be limited pursuant to the terms of the Intercreditor Agreement. For example, under the terms of the Intercreditor Agreement, the sale proceeds and issuance proceeds from any disposition or loss of the Collateral will be applied solely to repay outstanding borrowings under the MAG Secured Credit Facility, the Mirant Liquidity Facility, the Mirant Secured Credit Facility, the MAEM Credit Facility (and the Mirant Term Loan facility, Mirant Exit Facility, MAG Secured Credit Facility and the MAEM Credit Facility in the event we pursue the In Court Alternative. As a result, the amount of the Collateral securing the New Secured Notes may be reduced without any reduction in the aggregate principal amount of outstanding New Secured Notes.

      Certain of the mortgages and financing statements that must be filed in order to perfect the liens on the Collateral may not be filed for several months following the consummation of the Exchange Offers and the issuance of the New Secured Notes. If there is a default on the New Secured Notes prior to the perfection of the liens on the Collateral, holders of the New Secured Notes may not be able to realize the full value of the Collateral and liens granted to the holders of the New Secured Notes may not have the priority described in this Offering Circular.

Federal and state statues allow courts, under specific circumstances, to void the liens securing the New Secured Notes.

      Our creditors or the creditors of our subsidiaries or Mirant’s subsidiaries that will be pledging any assets or equity as Collateral could challenge the liens securing the New Secured Notes as fraudulent conveyances or on other grounds. The grant of the second priority liens securing the New Secured Notes could be found to be a fraudulent transfer and declared void if a court determined that: the Grantor Subsidiary granted the lien with the intent to hinder, delay or defraud its existing or future creditors or the Grantor Subsidiary did not receive reasonably equivalent value or fair consideration for granting the lien and, at the time of such grant, either (i) the sum of the Grantor Subsidiary’s liabilities exceeded its assets, at a fair valuation, (ii) the present fair saleable value of the Grantor Subsidiary’s assets was less than the amount required to pay its probable liabilities on its existing debts as they became absolute and matured, (iii) the Grantor Subsidiary had unreasonably small capital with which to conduct its business, or (iv) the Grantor Subsidiary intended or believed that it would be unable to pay its debts as they came due. If a court avoids these liens, any claim you may make against us for amounts payable on the New Secured Notes would be unsecured and subordinated to the debt of our subsidiaries.

      On June 10, 2003, certain holders of senior MAG notes maturing after 2006 (“Plaintiffs”) filed a complaint in the Court of Chancery of the State of Delaware which named as defendants Mirant, Mirant Americas, Inc., MAG, certain past and present Mirant directors, and certain past and present MAG managers (“Defendants”). Among other claims, Plaintiffs assert that the Exchange Offer and the Mirant Exchange Offers result in a breach of fiduciary duties allegedly owed to them by Mirant, Mirant Americas and MAG managers. Plaintiffs further assert that the Exchange Offer and the Mirant Exchange Offers will, if consummated, constitute fraudulent conveyances. In addition, Plaintiffs challenge certain dividends and distributions allegedly made by MAG. Plaintiffs seek both damages in excess of $1 billion based upon the challenged dividends, and equitable relief, including rescinding the liens granted to secure the repayment of the New Secured Notes. A copy of the Complaint is attached as Annex E to this Offering Circular.

      On June 13, 2003, the Court heard Plaintiffs’ application to schedule an expedited preliminary injunction hearing prior to the closing of the Exchange Offer and the Mirant Exchange Offers. The Court refused Plaintiffs’ requested schedule, but ordered an expedited trial to be held in November or December 2003, subject to receiving written confirmation from Mirant and MAG that (i) there has been sufficient public disclosure made regarding the possibility that these liens may be set aside by the Court at a later date if Plaintiffs succeed in their challenges and (ii) that a trustee or some similar agent for the holders of the New Secured Notes will be subject to the Chancery Court’s jurisdiction and can bind the Noteholders to any judgment issued by the Chancery Court setting aside the liens. Mirant and MAG sent such written confirmation to the Court, which approved its contents on June 18, 2003, and set this matter for trial in November or December 2003.

      In order to make explicit the Court’s power to attain jurisdiction to bind the Noteholders to any subsequent judgement, Mirant and MAG have committed that each of the (i) the Indenture Trustee for the New Secured Notes, (ii) the Indenture Trustee for the New Mirant Notes, (iii) the Administrative Agent under the Mirant Secured Credit Facility, and (iv) the Administrative Agent under the MAG Secured Credit Facility will enter into an Intercreditor Agreement under which each party specifically agrees, among other things, to submit to the jurisdiction of the Chancery Court and to be bound by the decisions and orders of the Chancery Court on behalf of their respective noteholders and participants with respect to the validity and enforceability of the liens.

      Mirant and MAG could be found to have breached their fiduciary duties and/or the grant of the second-priority liens securing the New Secured Notes could be found to be a fraudulent transfer and avoided if a court determines that a Grantor Subsidiary granted the lien with the intent to hinder, delay or defraud its existing or future creditors, or a Grantor Subsidiary did not receive reasonably equivalent value or fair consideration for granting the lien and, at the time of such grant or as a result of the transfer, (i) the sum of the Grantor Subsidiary’s liabilities exceeded its assets, at a fair valuation, (ii) the present fair value of the Grantor Subsidiary’s assets was less than the amount required to pay its probable liabilities on its existing debts as they became absolute and matured, (iii) the Grantor Subsidiary had unreasonably small capital with which to conduct its business, or (iv) the Grantor Subsidiary intended or believed that it would be unable to pay its debts as they came due.

      Mirant and MAG believe that Plaintiffs’ claims are meritless, and intend to defend this action vigorously.

You may not be able to sell the New Secured Notes when you want and, if you do, you may not be able to receive the price you want.

      As the Exchange Offer will be the first issuance of the New Secured Notes, there has previously been no trading market for the New Secured Notes you will receive in the Exchange Offer. The New Secured Notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association and we do not intend to apply for either listing or quotation. We do not know the extent to which investor interest will lead to the development of a trading market for the New Secured Notes or how liquid any such market might be. Moreover, the liquidity of any market for the New Secured Notes will also depend upon the number of holders of the New Secured Notes, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the New Secured Notes. We cannot assure you that an active trading market for the New Secured Notes will develop or, if it does, at what prices the New Secured Notes may trade. Therefore, you may not be able to sell the New Secured Notes when you want and, if you do, you may not be able to receive the price you want.

If you have claims against MAG resulting from your acquisition or ownership of Existing Notes, you will give up those claims if you exchange your Existing Notes.

      By tendering your Existing Notes in the Exchange Offer, you will be deemed to have released and waived any and all claims you, your successors and your assigns have or may have had against:

•	MAG, its subsidiaries, its affiliates and Mirant, and

•	the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of MAG, its subsidiaries, its affiliates and Mirant,

arising from, related to, or in connection with, your acquisition or ownership of the Existing Notes, whether those claims arise under federal or state securities laws or otherwise. Since it is not possible to estimate the likelihood of your success in pursuing these legal claims or the magnitude of any recovery to which you ultimately might be entitled, it is possible that the consideration you receive in the Exchange Offer will have a value less than the value of the legal claims you are relinquishing. Moreover, holders who do not tender their Existing Notes for exchange and former holders who have already sold their Existing Notes will continue to have the right to prosecute their claims against Mirant.

Risk Related to Holders of New Secured Notes and Existing Notes

Mirant may cease to be our ultimate parent.

      There are no legal or contractual requirements that Mirant continue to own a direct or indirect controlling interest in us or any of its subsidiaries that provide services to us, such as MAEM, Mirant Americas Development Capital, LLC (“Mirant Americas Development”) or Mirant Services, LLC (“Mirant Services”). If Mirant ceases to own a controlling interest in us or any of such other subsidiaries, the business arrangements between Mirant or its affiliates and us may change in a manner adversely affecting our results of operations or financial condition. A new controlling entity may not have the managerial, financial and technological resources of Mirant.

Mirant interests may come into conflict with those of debt holders.

      We are an indirect wholly owned subsidiary of Mirant, and as such, Mirant controls us. In circumstances involving a conflict of interest between Mirant as our indirect equity owner, on the one hand, and our debt holders as creditors, on the other hand, we cannot assure you that Mirant would not exercise its power to control us in a manner that would benefit Mirant to the detriment of the debt holders.

Risks Related to Our Business

If Mirant is unable to consummate the Mirant Restructuring Transactions it would materially and adversely affect its financial condition and would likely cause Mirant to seek bankruptcy court or other protection from its creditors. If Mirant seeks such protection, we believe it is likely that we would seek similar protection.

      The purpose of the MAG Restructuring Transactions and the Mirant Restructuring Transactions is to enable MAG and Mirant to repay in full all of their respective obligations with interest, including unsecured long-term indebtedness that is not so extended. We and Mirant expect to accomplish this by refinancing all or a portion of our and Mirant’s indebtedness, including debt issued in the Mirant Restructuring Transactions and the MAG Restructuring Transactions, prior to its maturities when our business has recovered and capital markets are available to us. We note that there can be no assurances either with respect to the accomplishment of the contemplated financial restructuring or with respect to the values that may ultimately be available for creditors and stockholders. In the event that we and Mirant are unable to successfully restructure Mirant and MAG’s debt we would likely be required to seek bankruptcy court or other protection from our creditors.

Mirant may not achieve the earnings or liquidity set forth in the Five-Year Projections.

      During the months of November 2002 through February 2003, Mirant’s management prepared a five-year business plan that has been summarized and, in part, updated in the Five-Year Projections set forth in

Annex C. The Five-Year Projections represent Mirant’s best estimates, at the time they were prepared, of the projected results of operations and financial position of Mirant after giving effect to the Restructuring Transactions. Such forecasts, however, are only estimates and actual results may vary considerably from the forecasts. For a description of the principal assumptions used in the preparation of the Five-Year Projections, please review the discussion of such assumptions in Annex C.

      Although Mirant does not intend to update or otherwise revise the Five-Year Projections to reflect circumstances arising subsequent to their preparation, management notes that Mirant’s liquidity as of June 30, 2003, and its most recent liquidity forecast for the third quarter of 2003, are different from those anticipated by or reflected in the Five-Year Projections as of July 1 and for such period. As of June 30, 2003, Mirant’s liquidity was approximately $109 million lower than the June 30 balance incorporated into the Five-Year Projections in Annex C. Mirant also notes that its current forecast for the third quarter of 2003 projects lower liquidity than is forecast in its Five-Year Projections. For the third quarter of 2003, as compared to the Five-Year Projections, working capital improvements are forecasted to be approximately $230 million lower, International operating expenses are expected to be approximately $45 million higher, gross margins are expected to be approximately $25 million lower and forecasted asset sales of approximately $100 million are not expected to be consummated in the third quarter.

      We also note that the Mirant’s liquidity position as of June 30, 2003 is approximately $900 million lower than was initially projected in its five-year business plan prepared at the outset of the restructuring process. This shortfall is attributable, in part, to planned asset sales that were not consummated in the period, resulting in a reduction to planned liquidity of approximately $370 million. In addition, Mirant has had to post additional collateral during the six months ended June 30, 2003, as a result of higher commodity prices and requirements imposed by counter-parties as a result of its current financial condition, resulting in a reduction to projected liquidity of approximately $360 million. In addition, its operating cash flow and changes to working capital for the six months ended June 30, 2003, are approximately $100 million lower than projected, Mirant purchased $83 million of TIERS for $51 million which was not projected and, as a result of the restrictions under the waiver granted by the Mirant Bank Lenders, its credit facility capacity has been reduced by $73 million.

      Mirant believes that upon the successful completion of the Restructuring Transactions, we will be able to recover much of the lost liquidity related to working capital, collateral postings, the reduction in its credit facility availability and that we will be able to execute planned asset sales. Mirant’s management does not believe these changes in liquidity indicate a fundamental change in Mirant’s Five-Year Projections; however, the current financial situation and its effect on the Five-Year Projections will be reviewed with Mirant’s Board of Directors as part of its continuing review of the Five-Year Projections and the Restructuring Transactions.

If Mirant is unable to restructure a substantial portion of its indebtedness or otherwise seeks bankruptcy protection, then its ability to contribute capital to our Mirant Mid-Atlantic subsidiary under the capital contribution agreements may be impaired, which would adversely affect us.

      Under a capital contribution agreement, Mirant Potomac River, LLC (“Mirant Potomac River”) and Mirant Peaker, LLC (“Mirant Peaker”) make distributions to Mirant at least once per quarter, if funds are available. Distributions are equal to cash available after taking into account projected cash requirements, including mandatory debt service, prepayments permitted under the Mirant Potomac River and Mirant Peaker notes, and maintenance reserves, as reasonably determined by Mirant. Mirant will contribute or cause these amounts to be contributed to our Mirant Mid-Atlantic subsidiary. For the years ended December 31, 2002 and 2001, total capital contributions received by our Mirant Mid-Atlantic subsidiary under this agreement totaled $39 million and $25 million, respectively.

      If, as a result of Mirant’s inability to consummate the Mirant Restructuring Transactions, Mirant seeks bankruptcy court or other protection from its creditors, then Mirant’s ability to make such contributions or cause such contributions to be made could be adversely affected which would adversely impact us.

Our revenues and results of operations will depend in part on market and competitive forces that are beyond our control.

      We sell capacity, energy and ancillary services from our generating facilities into competitive power markets or on a short-term fixed price basis through power sales agreements with MAEM. The market for wholesale electric energy and energy services is largely deregulated. We are not guaranteed any rate of return on our capital investments through mandated rates. Our revenues, which are not related to fixed price agreements, and results of operations are likely to depend, in large part, upon prevailing market prices for energy, capacity and ancillary services. These market prices may fluctuate substantially over relatively short periods of time. Among the factors that will influence these prices, all of which are beyond our control, are:

•	prevailing market prices for fuel oil, coal and natural gas;

•	the extent of additional supplies of electric energy and energy services from our current competitors or new market entrants, including the development of new generating facilities that may be able to produce electricity less expensively than our generating facilities;

•	the extended operation of nuclear generating plants beyond their presently expected dates of decommissioning;

•	prevailing regulations by the Federal Energy Regulatory Commission (the “FERC”), that affect our markets and regulations governing the independent system operators that oversee these markets, including any price limitations and other mechanisms to address some of the volatility or illiquidity in these markets;

•	weather conditions; and

•	changes in the rate of growth in electricity usage as a result of such factors as regional economic conditions and implementation of conservation programs.

      All of these factors could have an adverse impact on our revenues and results of operations.

Changes in commodity prices may increase the cost of producing power and decrease the amount we receive from selling power, resulting in financial performance below our expectations.

      Our generation business is subject to changes in power prices and fuel costs that may impact our financial results and financial position by increasing the cost of producing power and decreasing the amount we receive from the sale of power. As a result, our financial results may not meet our expectations.

We are responsible for price risk management activities conducted by MAEM for our facilities.

      MAEM engages in price risk management activities related to our sales of electricity and purchases of fuel and we receive the income and incur the losses from these activities. MAEM may use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity, coal and natural gas prices, and we bear the gains and losses from these activities. We cannot assure you that these strategies will be successful in managing our pricing risks, or that they will not result in net losses to us as a result of future volatility in electricity and fuel markets. Commodity price variability results from many factors, including:

•	weather;

•	illiquid markets;

•	transmission or transportation inefficiencies;

•	availability of competitively priced alternative energy sources;

•	demand for energy commodities;

•	natural gas, crude oil and coal production;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	federal, state and foreign energy and environmental regulation and legislation.

      Furthermore, the risk management procedures we have in place may not always be followed or may not always operate as planned. As a result of these and other factors, we cannot predict with precision the impact that these risk management decisions may have on our businesses, operating results or financial position.

The commencement of a Chapter 11 case of Mirant and/or MAEM for the purpose of implementing a prepackaged plan of reorganization may result in a number of adverse consequences.

      Mirant has pursued an integrated business model whereby MAEM engages in, among other activities, asset management and optimization with respect to the operation of the core generation business. As asset manager, MAEM is responsible for, among other things, procuring and scheduling deliveries of fuel consumed by our domestic power generating assets, bidding and scheduling the plants into local market areas, selling energy, capacity and related products produced by the plants, and hedging gross margin expectations to reduce the risks associated with market volatility. Furthermore, MAEM currently holds many of the regulatory approvals necessary for us to continue operating within the gas and power market environments.

      Our business plan contemplates MAEM engaging in asset management activities consistent with prior practice. There can be no assurances that MAEM will be able to engage in asset management activities consistent with prior practice if relief is sought under Chapter 11 of the Bankruptcy Code.

      Historically, MAEM has also engaged in proprietary trading activities for its own account, from which we have derived substantial value.

      Our business plan contemplates the continued derivation of substantial revenue from MAEM’s prospective proprietary trading activities as well as the recognition of value from MAEM’s existing trading positions. There can be no assurances that MAEM will be able to engage in prospective trading activity consistent with historical performance or that MAEM will be able to recognize the value of its existing trading positions if relief is sought under Chapter 11 of the Bankruptcy Code.

      MAEM conducts a substantial portion of its business through the use of derivative contracts that may fall within the “safe-harbor” protections set forth in sections 556 and 560 as well as other sections of the Bankruptcy Code. The safe harbor provisions permit non-debtor parties to, among other things, exercise certain contractual rights and remedies notwithstanding the commencement of a Chapter 11 case. Although case law surrounding the scope of the Bankruptcy Code’s safe harbor provisions remains unsettled, Mirant believes that a substantial number of MAEM’s contracts, although not all of MAEM’s contracts, would qualify for safe harbor protection, permitting, upon a Chapter 11 filing of MAEM, MAEM’s counterparties to terminate such contracts and in certain circumstances causing automatic termination of such contracts in accordance with the contractual terms.

      In addition, a substantial number of MAEM’s contracts have been guaranteed by Mirant. Accordingly, a Chapter 11 filing of Mirant in the absence of a Chapter 11 filing of MAEM would create defaults in the underlying MAEM obligations. Such defaults may permit counterparties to exercise rights and remedies including the right to terminate the underlying contract. In addition, such defaults may cause direct or indirect defaults of other MAEM contracts not otherwise guaranteed by us, including contracts necessary for MAEM to fulfill its asset management obligations.

      Pursuant to the general terms of MAEM’s derivative trading contracts, upon early termination, settlement payments are determined by the non-defaulting counterparty using mark-to-market valuation methodologies. Given the inherent uncertainties in mark-to-market valuation, we may not be able to realize the net current value of any existing derivative trading contracts that have been terminated early as a result of a Chapter 11 filing or other event of default due to a potential increase in mark-to-market liabilities and a potential decrease in mark-to-market assets upon settlement. Although we cannot accurately predict whether a substantial number of counterparties will exercise early termination rights, early termination by a substantial number of counterparties may result in a significant loss of value.

      In addition, although the terms of most of MAEM’s derivative contracts do not relieve the non-defaulting party of the obligation to pay settlement amounts owing, many of MAEM’s counterparties owing settlement payments may refuse to make such payments absent litigation, further reducing the value of MAEM’s existing trading positions due to delays in collections and cost of litigation. Furthermore, early termination of contracts will result in an acceleration of settlement payments required to be paid by MAEM, which payments, absent consent of the counterparty or to the extent not fully secured by cash or letters of credit, will need to be satisfied in full upon emergence from Chapter 11. Although we cannot accurately predict the number of counterparties that may exercise early termination rights, in the event that a substantial number of parties exercise early termination rights, we anticipate additional unsecured claims in the form of accelerated termination payments.

      A substantial portion of MAEM’s obligations are secured with cash or letters of credit issued by Mirant. Upon a Chapter 11 filing of MAEM or other event of default, including a Chapter 11 filing of Mirant as credit support provider, approximately up to $600 million of letters of credit may be drawn (including $300 million of letters of credit relating to Mirant Canada (as defined herein)), resulting in a concomitant increase in funded debt of Mirant and extinguishment of future letter of credit capacity. Mirant’s Five-Year Projections do not contemplate the immediate draw of current outstanding letters of credit and the extinguishment of existing letter of credit capacity. In the event that such letters of credit are drawn, the lenders that provided those letters of credit will then have noncontingent reimbursement claims against Mirant in the amount of such draw and, under the Plan of Reorganization, Mirant will satisfy those claims in the same manner that all other claims of Mirant Bank Lenders are satisfied under the Plan of Reorganization, and Mirant will be required to replace the extinguished letter of credit capacity. There can be no assurances that Mirant will be able to meet such requirements.

      Mirant anticipates obtaining a debtor in possession financing facility (the “DIP Facility”) in the event Mirant chooses to pursue the Mirant Restructuring Transactions through the In-Court Alternative. In the event that existing letters of credit are drawn or otherwise terminate by their terms while we are in Chapter 11, we may need to access borrowing capacity provided by the DIP Facility to meet future letter of credit demands and other working capital needs. There can be no assurances that Mirant will have sufficient excess liquidity within its Plan of Reorganization to satisfy obligations owing under the DIP Facility upon emergence.

      Although we intend to continue our asset management, hedging and proprietary trading activities in the normal course through MAEM, there can be no assurances that counterparties will continue to conduct business with MAEM while MAEM is in Chapter 11. In the event that counterparties refuse to conduct business with MAEM while MAEM is in Chapter 11, we anticipate that we can, over-time, re-engage in asset management, hedging and proprietary trading activities consistent with historical performance after emergence from Chapter 11. Although we cannot accurately predict the amount of time that may be necessary to re-engage fully these activities, we anticipate that MAEM may re-engage in asset management, hedging and proprietary trading activities fully consistent with historical performance within six months following the Petition Date (as defined herein). We estimate that failure to engage in asset management and hedging activities will result in a loss of a significant fraction of the MAEM gross margin projections over the six-month period immediately following the Petition Date. In addition, we estimate that failure to engage in proprietary trading activities will result in a loss of a significant fraction of the MAEM gross margin projections over the six-month period immediately following the Petition Date.

      Given Mirant’s anticipated credit rating upon emergence from Chapter 11, re-engaging in asset management and proprietary trading activities after emergence from Chapter 11 may require substantial liquidity in the form of cash collateral or letter of credit capacity consistent with its current collateral requirements, which range from $600 million to $1 billion. There can be no assurances that Mirant will have sufficient liquidity after emergence to re-engage in asset management and proprietary trading consistent with historical levels.

      Furthermore, Mirant holds cash collateral posted by counter-parties to secure the counter-parties’ net mark-to-market exposure to it. Although Mirant is currently permitted to re-hypothecate such cash collateral, under certain circumstances, counterparties may demand that it segregate cash collateral, terminating its ability to re-hypothecate such cash collateral. Mirant estimates that approximately $60 million of currently re-hypothecated cash collateral is subject to demands of segregation. In the event that a counterparty demands segregation of its cash collateral upon emergence from Chapter 11, our liquidity will be reduced by the amount of cash collateral required to be segregated.

Operation of our generating facilities involves risks, some of which may affect our ability to pay our debt.

      The operation of our generating facilities involves various operating risks, including:

•	the output and efficiency levels at which those generating facilities perform;

•	interruptions in fuel supply;

•	disruptions in the delivery of electricity;

•	breakdown or failure of equipment (whether due to age or otherwise) or processes;

•	violation of our permit requirements;

•	shortages of equipment or spare parts;

•	labor disputes;

•	operator error;

•	curtailment of operations due to transmission constraints;

•	restrictions on emissions; and

•	catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences affecting power generating facilities.

      In addition, although most of our facilities had a significant operating history at the time we acquired them, we have a limited history of owning and operating these acquired facilities and operational issues may arise as a result of our lack of familiarity with issues specific to a particular facility or component thereof or change in operating characteristics resulting from regulation. A decrease or elimination of revenues generated by our facilities or an increase in the costs of operating our facilities could decrease or eliminate funds available to us to make payments on our debt or our other obligations.

Restrictions and covenants in some of our debt agreements limit our ability to take certain actions, and our failure to comply with these restrictions and covenants can have adverse consequences on us.

      Some of our debt agreements and the MAG Secured Credit Facility, and the debt agreements of our indirect parent, including the Mirant Secured Credit Facility and, if we pursue the In-Court Alternative, the Mirant Term Loan Facility and the proposed Mirant Exit Facility are expected to contain restrictive covenants which, among other things, can limit or prohibit our ability to:

•	incur additional debt,

•	prepay, redeem, or repurchase indebtedness,

•	pay dividends or repurchase shares of capital stock,

•	make loans or investments,

•	create liens,

•	sell assets,

•	acquire facilities or other businesses,

•	enter into sale and lease backs,

•	enter into mergers and consolidations,

•	change the nature of our business, and

•	amend organizational documents, debt documents and other material agreements.

      In addition, the Restructured Credit Facilities will require us to maintain certain financial ratios and meet certain tests, including minimum leverage and interest coverage ratios, and restrict our ability and the ability of our subsidiaries to make capital expenditures. These covenants may have important consequences on our operations, including, but not necessarily limited to restricting our ability to obtain additional financing and potentially limiting our ability to adjust to rapidly changing market conditions.

      Events beyond our control, such as prevailing economic conditions, changes in commodity prices and changes in the competitive environment, could impair our operating performance, which could affect our ability and that of our subsidiaries to comply with the terms of our debt instruments. We cannot assure you that we and our subsidiaries will be able to comply with the provisions of our respective debt instruments, including the financial covenants in the Restructured Credit Facilities. Breaching any of these covenants or restrictions or the failure to comply with our obligations after the lapse of any applicable grace periods could result in a default under the applicable debt instruments, including the New Secured Notes Indenture, the MAG Secured Credit Facility, and the Mirant Secured Credit Facility. If there were an event of default, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. We cannot assure you that our assets or cash flow or that of our subsidiaries would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default that we would be able to refinance or restructure the payments on such debt. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our or our subsidiaries’ other debt instruments. See “— Our activities are restricted by substantial indebtedness. If we default on any of this indebtedness it may be accelerated and we may be unable to service it. Acceleration of some of our debt may cause other lenders to accelerate other debt obligations.”

We may not be able to successfully implement our business plan.

      Our business plan assumes, among other things, that our baseload generating assets will be dispatched most of the time and that we can maintain the availability of our generating assets at higher than historical levels. We are relying on MAEM to sell a significant portion of our output at market prices. We sell the balance of our output to MAEM and to third parties through a combination of spot sales and fixed price agreements. We cannot assure you that MAEM will be successful in marketing our output in accordance with our business plan.

Changes in commodity prices may affect financial results, either favorably or unfavorably.

      Our generation business is subject to changes in power prices and fuel costs, which may impact its financial results and financial position by increasing the cost of producing power and decreasing the amounts they receive from the sale of power. In addition, actual power prices and fuel costs may differ from those assumed in our financial models. Management notes that Mirant’s liquidity as of June 30, 2003, and its most recent liquidity forecast for the third quarter of 2003, are different from those anticipated by or reflected in the Five-Year Projections as of July 1 and for such period. See “— We may not achieve the earnings or liquidity set forth in the Five-Year Projections.”

      Many factors influence the level of commodity prices, including weather, illiquid markets, transmission or transportation inefficiencies, availability of competitively priced alternative energy sources, demand for energy commodities, natural gas, crude oil and coal production, natural disasters, wars, embargoes and other catastrophic events, and federal and state and foreign energy and environmental regulation and legislation.

      Additionally, we may, at times, have an open position in the market, within established guidelines, resulting from the management of our portfolio. To the extent open positions exist, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. Furthermore, the risk management procedures we have in place may not always be followed or may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that risk management decisions may have on our businesses, operating results or financial position. Although management devotes a considerable amount of attention to these issues, their outcome is uncertain.

Some of our facilities depend on only one or a few customers or suppliers. These parties, as well as other parties with whom we have contracts, may fail to perform their obligations, or may terminate their existing agreements, which may result in a default on project debt or a loss in revenues and may require us to institute legal proceedings to enforce our agreements.

      Several of our power production facilities rely on a single customer or a few customers to purchase most or all of the facility’s output or on a single supplier or a few suppliers to provide fuel, water and other services required for the operation of the facility. Our sale and procurement agreements for these facilities may also provide support for any project debt used to finance the related facilities. The financial performance of these facilities is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements.

      Finally, revenue under some of our power sales agreements may be reduced significantly upon their expiration or termination. Much of the electricity we generate from our existing portfolio is sold under long-term power sales agreements that expire at various times. When the terms of each of these power sales agreements expire, it is possible that the price paid to us for the generation of electricity may be reduced significantly, which would substantially reduce our revenue under such agreements.

Failures of companies within our sector could have a materially adverse effect on us.

      The failure of companies within our sector could have a materially negative effect on our business. As a result of intra-industry company failures and other factors, we have experienced such adverse effects as increased negative sentiment and reactions from our customers, investors, lenders and credit rating agencies, increased requirements for collateral in the transaction of our businesses, increased pressure on our liquidity and reduced access to additional capital. Additional failures within our sector could heighten these reactions or cause additional negative impacts on our business which could impair our ability to achieve our business plan.

Our credit ratings have been reduced by Moody’s, Fitch and S&P to non-investment grade; further reductions could increase our collateral requirements and could materially adversely affect our financial condition.

      As of June 27, 2003, our senior unsecured rating was “Caa3” with Negative Outlook by Moody’s. As of the same date, our senior unsecured credit rating with Standard & Poors was “CC” on CreditWatch with developing implications, and “CCC” with a Rating Watch Evolving from Fitch. While the foregoing indicates the ratings from the various rating agencies, we note that these ratings are not a recommendation to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating. There can be no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

      While we have removed ratings triggers from our various contracts, it is possible that significant additional downgrades by the various credit ratings agencies could materially negatively impact our business. For example, significant additional downgrades could increase negative sentiment and reactions from our customers, regulators, investors, lenders or other credit rating agencies, increase pressure on our liquidity and reduce our ability to raise capital. These reactions, and others, could impair our ability to achieve our business plan.

We are exposed to credit risk from MAEM and third parties under contracts and in market transactions.

      The financial performance of our generating facilities is dependent on the continued performance by MAEM of its obligations under power sale, fuel supply and services agreements and, in particular, on its credit. Our operations are exposed to the risk that counterparties that owe money as a result of market transactions will not perform their obligations. We are currently owed significant past due receivables from the

California Power Exchange and the California Independent System Operator. We have had to take legal action against some counterparties in the past because of their failure to perform, and one counterparty filed for bankruptcy protection as a result.

      A facility’s financial results may be materially adversely affected if any one customer fails to fulfill its contractual obligations and we are unable to find other customers to produce the same level of profitability. As a result of the failure of a major customer to meet its contractual obligations, we may be unable to repay obligations under our debt agreements. As of December 31, 2002, Mirant Americas, Inc., MAEM, and Mirant Potomac River, a direct wholly owned subsidiary of Mirant, owed us $256 million, $180 million and $152 million, respectively, each representing more than 10% our total credit exposure. Our total credit exposure is computed as total accounts and notes receivable, adjusted for risk management activities, netted where appropriate.

Our operations and activities are subject to extensive environmental regulation and permitting requirements and could be adversely affected by our future inability to comply with environmental laws and requirements or changes in environmental laws and requirements.

      Our business is subject to extensive environmental regulation by federal, state and local authorities, which requires continuous compliance with conditions established by our operating permits. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may also be exposed to compliance risks from new projects, as well as from plants we have acquired. Although we have budgeted for significant expenditures to comply with these requirements, we may incur significant additional costs if actual expenditures are greater than budgeted amounts. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future. Our business, operations and financial condition could be adversely affected by this trend.

      We may not be able to obtain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with any required environmental regulatory approvals, the operation of our generating facilities or the sale of electricity to third parties could be prevented or become subject to additional costs. We are generally responsible for all on-site environmental liabilities. Unless our contracts with customers expressly permit us to pass through increased costs attributable to new statutes, rules and regulations, we may not be able to recover capital costs of complying with new environmental regulations, which may adversely affect our profitability.

Our business is subject to complex government regulations and changes in these regulations or in their implementation may affect the costs of operating our facilities or our ability to operate our facilities, which may negatively impact our results of operations.

      Currently, our facilities are exempt wholesale generators that sell electricity exclusively into the wholesale market. Generally, our exempt wholesale generators are subject to regulation by the FERC regarding rate matters and state public utility commissions regarding non-rate matters. The majority of our generation from exempt wholesale generators is sold at market prices under market rate authority exercised by the FERC, although the FERC has the authority to impose “cost of service” rate regulation or other market power mitigation measures if it determines that market pricing is not in the public interest. A loss of our market-based rate authority would prohibit electricity sales at market rates and would require all sales to be cost-based. A loss of our market-based rate authority could severely impair our execution of our business plan and could have a materially negative impact on our business.

      To conduct our business, we must obtain licenses, permits and approvals for our plants. We cannot provide assurance that we will be able to obtain and comply with all necessary licenses, permits and approvals for our plants. If we cannot comply with all applicable regulations, our business, results of operations and financial condition could be adversely affected.

      The United States Congress is considering legislation that would repeal the Public Utilities Regulatory Policies Act of 1978, as amended (“PURPA”) entirely, or at least eliminate the future obligation of utilities to purchase power from qualifying facilities, and also repeal the Public Utilities Holding Company Act of 1935, as amended (“PUHCA”). In the event of a PUHCA repeal, competition from independent power generators and from utilities with generation, transmission and distribution would likely increase.

      Repeal of PURPA or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition and deregulate most electric rates. We cannot predict the effect of this type of legislation, although we anticipate that any legislation would result in increased competition. If we were unable to compete in an increasingly competitive environment, our business and results of operation may suffer.

      We cannot predict whether the federal government or state legislatures will adopt legislation relating to the deregulation of the energy industry. We cannot provide assurance that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, results of operations or financial condition.

We are currently involved in significant litigation that, if decided adversely to us, could materially adversely affect our financial condition, cash flows and results of operations.

      We are currently involved in a number of lawsuits concerning our activities in the western power markets. These include a number of lawsuits by the California Attorney General and ratepayers alleging, among other things, that certain owners of electric generation facilities in California, and energy marketing companies, engaged in various unlawful and fraudulent business acts that served to manipulate wholesale markets and allegedly inflated wholesale electricity prices in California. In addition, we are involved in various other litigation matters, all of which are described in more detail in our 2002 Annual Report on Form 10-K which is incorporated herein by reference. We intend to vigorously defend against those claims which we are unable to settle, but the results of this litigation cannot be determined. Adverse outcomes for us in this litigation could require significant expenditures by us and could have a material adverse effect on our financial condition, cash flows and results of operations.

Changes in technology may significantly impact our business by making our power plants less competitive.

      A basic premise of our business is that generating power at central plants achieves economies of scale and produces electricity at a low price. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic solar cells. It is possible that advances in technology will reduce the cost of alternate methods of electricity production to levels that are equal to or below that of most central station electric production. If this happens, the value of our power plants may be significantly impaired.

Our future access to capital could be limited, limiting our ability to fund future capital expenditures and other requirements.

      We will need to make substantial expenditures in the future to, among other things, maintain the performance of our generating facilities and comply with environmental laws and regulations. Our direct and indirect parent companies are not obligated to provide, and may decide not to provide, any funds to us in the future. Our only other sources of funding will be internally generated cash flow from our operations and proceeds from the issuance of securities or the incurrence of additional indebtedness in the future. We may not be successful in obtaining sufficient additional capital in the future to enable us to fund all our future capital expenditures and other requirements.

Our activities are restricted by substantial indebtedness. If we default on any of this indebtedness, it may be accelerated and we may be unable to service it. Acceleration of some of our debt may cause other lenders to accelerate other debt obligations.

      We have incurred substantial indebtedness on a consolidated basis to finance our business. As of December 31, 2002 and 2001, our total consolidated indebtedness was $2,794 million and $2,900 million, respectively. As of December 31, 2002 and 2001, our member’s equity was $3,134 million and $3,025 million, respectively. Our ability to meet our debt service obligations and to repay our outstanding indebtedness will depend primarily upon cash flow produced by our operating subsidiaries. Some of our subsidiaries, including Mirant Mid-Atlantic have various contractual provisions, which, if not satisfied, could limit their ability to distribute cash to us.

      Our level of indebtedness has important consequences, including:

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt;

•	increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and changes in government regulation.

Our business development activities may not be successful and, as such, projects may be cancelled or otherwise may not commence operation as scheduled despite the expenditure of significant amounts of capital.

      Our business involves numerous risks relating to the acquisition, development and construction of large power plants. During the past year, we have terminated many of our previously planned development projects and deferred other such projects. The termination of these projects has resulted in the write-off of significant amounts of expenses, including termination expense payments in connection with turbine acquisition agreements. Future terminations of projects would most likely result in additional write-offs which could be material.

      Our future success in developing a particular project may be contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting, legal, equipment fabrication and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

      Currently, we have power plants under development or construction. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including changes in market prices; shortages and inconsistent qualities of equipment, material and labor; work stoppages; permitting and other regulatory matters; adverse weather conditions; unforeseen engineering problems; environmental and geological conditions; unanticipated cost increases; and our attention to other projects, any of which could give rise to delays, cost overruns or the termination of the plant expansion, construction or development.

      If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can also result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings.

Terrorist attacks, future war or risk of war may adversely impact our results of operations, our ability to raise capital or our future growth.

      Uncertainty surrounding terrorist acts, retaliatory military strikes or a sustained military campaign may impact our operations in unpredictable ways, including changes in insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for us to obtain certain types of insurance coverage. As a result, we have chosen to self-insure some of our plants and facilities for acts of terrorism. A lower level of economic activity could also result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Continuation of current capital market conditions could adversely affect our prospects.

      Current conditions in our industry and in the capital markets have resulted in the need for additional liquidity. Continuation of these conditions could adversely affect our results of operations and growth prospects. We have taken many actions to respond to these conditions, including issuing additional equity, reducing our planned capital expenditures by deferring or canceling certain construction and acquisition projects, reducing corporate overhead expenses and undertaking the sale of several of our domestic and international assets. There can be no assurance that conditions in the energy equity markets will not continue to adversely affect our ability to efficiently conduct our marketing operations and affect our results of operations.

Mirant may be unable to retain personnel capable of successfully executing our business plan given the uncertain business climate for our sector and our company.

      If Mirant’s financial position does not improve or if its financial restructuring is unsuccessful, there is a risk that personnel who are integral to the success of our business model will leave Mirant or us, disrupting our ability to successfully complete our short-and long-term goals. To reduce this risk, Mirant has in place an equity-based compensation plan and has also put in place retention agreements with key employees. These measures are designed to provide incentives to these key employees to remain with Mirant and us throughout this critical period. There can be no assurance that these measures will be effective.

MIRANT AMERICAS GENERATION, LLC

      We are a national independent power provider and an indirect wholly owned subsidiary of Mirant. We were incorporated in Delaware on May 12, 1999 and effective November 1, 2001, we changed our form of organization from a corporation to a limited liability company. We own or lease approximately 12,000 MW of electricity generation capacity in the United States and operate 92 generating units at 22 plants located near major metropolitan load centers in Maryland, Virginia, California, New York, Massachusetts and Texas, giving us access to a wide variety of wholesale customers.

      We produce and sell electricity in the United States under fixed price contracts and on the spot market to utilities and energy merchants. We use derivative financial instruments, such as forwards, futures, options and swaps to manage our exposure to fluctuations in electric energy and fuel commodity prices. These transactions are executed on our behalf by MAEM. Our portfolio of generating facilities is diversified by geographic regions, fuel types, power markets and dispatch types. In addition, MAEM arranges for the supply of substantially all of the fuel used by our generating units and procures emissions credits which are utilized in connection with our operations.

      We and our subsidiaries have entered into a number of service agreements with subsidiaries of Mirant for the sale of our electric power, procurement of fuel, labor and administrative services essential to operating our business. These agreements are primarily with Mirant, MAEM and Mirant Services.

      Our principal executive offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338, and our telephone number is (678) 579-5000.

CAPITALIZATION

      The table below sets forth the following information:

•	our actual capitalization as of December 31, 2002; and

•	our capitalization as of December 31, 2002, as adjusted to give effect to the MAG Restructuring Transactions as if the MAG Restructuring Transactions had occurred on December 31, 2002 assuming that 85% of the aggregate principal amount of the Existing Notes are validly tendered, accepted and not withdrawn in the Exchange Offer.

      This table has been included to provide additional information regarding the anticipated impact of the MAG Restructuring Transactions, including the Exchange Offer, on our capitalization. The information presented below should be read in conjunction with “Selected Summary Consolidated Financial Information” included elsewhere in this Offering Circular and our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2002 Annual Report on Form 10-K incorporated herein by reference.

	Actual	As Adjusted

	(in millions)
Long-term debt (including current portion):
Existing long-term debt:
Existing Credit Facilities	$300	$—
7.625% Senior Notes due 2006	500	75
7.2% Senior Notes due 2008	300	300
8.3% Senior Notes due 2011	850	850
8.5% Senior Notes due 2021	450	450
9.125% Senior Notes due 2031	400	400
Unamortized debt discount	(6)	(6)
New long-term debt:
MAG Secured Credit Facility	—	300
8.25% Senior Secured Notes due 2008	—	425
Members’ Equity:	3,134	3,134

Total Capitalization	$5,928	$5,928

THE EXCHANGE OFFER

General

      Upon the terms and conditions set forth in this Offering Circular, we are offering Noteholders the opportunity to exchange New Secured Notes and $10.00 in cash for outstanding Existing Notes validly tendered and accepted as described below.

      This Offering Circular is being sent to all Noteholders as of June 2, 2003. The completion of the Exchange Offer is subject to certain conditions, any of which we may waive including that the Mirant Restructuring Transactions are consummated as well as our concurrent entry into the MAG Secured Credit Facility, as set forth under “— Conditions to the Completion of the Exchange Offer.” The Exchange Offer is not conditioned upon the exchange of a minimum principal amount at maturity of the Existing Notes.

      Existing Notes will be deemed to have been accepted as validly tendered if, as and when we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for receiving tenders from the Noteholders and delivering the New Secured Notes to such holders.

      Holders of Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf.

      We reserve our right to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or to redeem the Existing Notes as a whole or in part and from time to time, as permitted by the New Secured Notes Indenture, and to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. Following completion of the Exchange Offer, the terms of any such purchases or subsequent offers could differ from the terms of the Exchange Offer including, among other things, the terms of the Collateral offered at such time.

      Holders that exchange Existing Notes for New Secured Notes and cash will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes associated with the receipt of the New Secured Notes and cash upon completion of the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See “— Fees and Expenses” below.

      We will also pay any interest that is accrued and unpaid in respect of the Existing Notes through the Effective Date of the Exchange Offer to those holders who participate in the Exchange Offer.

Expiration Date; Extensions; Amendments

      The Expiration Date is 12:00 Midnight, New York City time on July 14, 2003, unless the Exchange Offer period is extended, in which case the Expiration Date will be the last date to which the Exchange Offer is extended. We may extend the Exchange Offer, in our sole discretion, for any purpose including, without limitation, to permit the satisfaction or waiver of all conditions to the Exchange Offer. If we make a material change to the terms of the Exchange Offer or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act.

      To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify Noteholders, or cause them to be notified, as promptly as practicable thereafter. Such notification may state that we are extending the Exchange Offer for a specified period of time.

      We expressly reserve the right (i) to delay acceptance of any Existing Notes, to extend the Exchange Offer, or to terminate the Exchange Offer and not accept Existing Notes not previously accepted if any of the conditions set forth under “— Conditions to the Completion of the Exchange Offer” shall have not been waived or satisfied by us prior to the Expiration Date, and (ii) to amend at any time, or from time to time, the terms of the Exchange Offer. If we exercise any such right, we will give oral or written notice thereof to the Exchange Agent as promptly as practicable. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the Noteholders of such amendment.

      The minimum period during which the Exchange Offer will remain open following material changes in the terms of such Exchange Offer or in the information concerning such Exchange Offer (other than a change in price or a change in percentage of Existing Notes sought) will depend upon the facts and circumstances of such change, including the relative materiality of the terms or information changes. With respect to any change in consideration for or percentage of Existing Notes sought, a minimum ten business day extension period will be made to allow for adequate dissemination of such change. If any of the terms of the Exchange Offer are amended in a manner we determined to constitute a material change adversely affecting any Noteholder of Existing Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform the Noteholders of such amendment and we will extend the Exchange Offer period for a time period which we, in our sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Noteholders, if the Exchange Offer period would otherwise expire during such time period.

Release of Legal Claims by Tendering Holders of Existing Notes

      By tendering your Existing Notes in the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Existing Notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) MAG, its subsidiaries, its affiliates and Mirant, and (ii) the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of MAG, its subsidiaries, its affiliates and Mirant, whether those claims arise under federal or state securities laws or otherwise.

Procedures for Tendering Existing Notes in the Exchange Offer

      To tender your Existing Notes in the Exchange Offer, you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or a facsimile thereof, together with any other required documents, to the Exchange Agent prior to 12:00 a.m., New York City time, on the Expiration Date. By signing the Letter of Transmittal, you will be deemed to have made the representations and warranties contained therein in connection with your decision to participate in the Exchange Offer.

      In addition,

•	certificates of Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or

•	a timely confirmation of a book-entry transfer of Existing Notes, if such procedure is available, into the Exchange Agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal.

      The method of delivery of Existing Notes and Letter of Transmittal and all other required documents is at the election and risk of the Noteholder. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Existing Notes, Letters of Transmittal or other required documents should be sent to MAG. Delivery of all Existing Notes, Letters of Transmittal and other documents must be made to the Exchange Agent at its address set forth on the back cover of this Offering Circular. Noteholders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The tender by a Noteholder of Existing Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal. Holders of Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf.

      Signatures on the Letter of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”) unless the Existing Notes tendered pursuant thereto are tendered (1) by a registered holder of Existing Notes who has not completed the table entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the applicable Letter of Transmittal or (2) for the account of an Eligible Institution.

      If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such Letter of Transmittal.

      All questions as to the validity, form, eligibility, time of receipt and acceptance of the tendered Existing Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities of tender as to particular Existing Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as we shall determine. None of us, the Exchange Agent, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned, at our expense, to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Acceptance of Existing Notes for Exchange; Delivery of New Secured Notes and Cash

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all validly tendered Existing Notes will be accepted, the New Secured Notes and cash will be issued and the accrued interest on the Existing Notes will be paid promptly after expiration of the Exchange Offer. See “— Conditions to the Completion of the Exchange Offer.” For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Existing Notes exchanged, the holder will receive New Secured Notes with an aggregate principal amount of $1,000, payable in the form of New Secured Notes, and $10.00 in cash, to be paid only with respect to Existing Notes validly tendered and accepted. The New Secured Notes will be issued only in denominations of $1,000 and integral multiples thereof.

      In all cases, issuances of New Secured Notes and cash for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•	certificates for such notes or a timely book-entry confirmation of such notes into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal; and

•	all other required documents.

      If any tendered Existing Notes are not accepted for any reason set forth under “— Conditions to the Completion of the Exchange Offer,” such unaccepted or such unexchanged Existing Notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with DTC promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

      The Exchange Agent will make a request to establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Offering Circular. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Existing Notes may be effected through book-entry transfer at DTC, however, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at the address set forth on the back cover page of this Offering Circular on or prior to the Expiration Date. Delivery of a Letter of Transmittal to DTC will not constitute valid delivery to the Exchange Agent, and the tender will not be valid.

Exchanging Book-Entry Notes

      The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s Automated Tender Offer Program (“ATOP”) procedures to tender Existing Notes.

      Any participant in DTC may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of such Existing Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the Letter of Transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Conditions to the Completion of the Exchange Offer

      Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we shall not be required to accept for exchange any Existing Notes, issue any New Secured Notes or make any payment for Existing Notes or accrued interest and we may terminate or amend the Exchange Offer if at any time prior to the consummation of the Exchange Offer, we determine, in our sole discretion, that any of the following conditions has not been satisfied, prior to or concurrently with such consummation of the Exchange Offer:

•	the consummation of the Mirant Restructuring Transactions;

•	our concurrent entry into the MAG Secured Credit Facility;

•	there shall not have occurred or be likely to occur any event affecting our business or financial affairs that would or might prohibit, prevent, restrict or delay consummation of the Mirant Restructuring Transactions, or the consummation of the MAG Restructuring Transactions, or that will, or is reasonably likely to, impair the contemplated benefits to us of the Exchange Offer, the Mirant Restructuring Transactions or the MAG Restructuring Transactions or that might be material to Noteholders in deciding whether to participate in the Exchange Offer;

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Existing Notes pursuant to the Exchange Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offer or the Mirant Exchange Offers, Mirant’s entry into the Mirant Secured Credit Facility, our entry into the MAG Secured Credit Facility, or the consummation of the Mirant Restructuring Transactions or the MAG Restructuring Transactions or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, any of the Mirant Restructuring Transactions or the MAG Restructuring Transactions or the consummation of the Mirant Restructuring Transactions or the MAG Restructuring Transactions or (ii) could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Mirant Restructuring Transactions or the MAG Restructuring Transactions, or the consummation of the Mirant Restructuring Transactions or the MAG Restructuring Transactions or that might be material to Noteholders in deciding whether to participate in the Exchange Offer.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) or may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion prior to the expiration of the Exchange Offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the expiration of the Exchange Offer.

Exchange Agent

      Deutsche Bank Trust Company Americas has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal, notices of guaranteed delivery and all correspondence in connection with the Exchange Offer should be sent or delivered by each Noteholder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses set forth on the back cover of this Offering Circular and in the Letter of Transmittal. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Information Agent

      Innisfree M&A Incorporated has been appointed as Information Agent for the Exchange Offer, and will receive customary compensation for its services. We will also reimburse the Information Agent for its reasonable out-of-pocket expenses. Questions concerning tender procedures and requests for additional copies of this Offering Circular, the Letter of Transmittal or the notices of guaranteed delivery should be directed to the Information Agent at the address and telephone numbers as set forth on the back cover page of this Offering Circular. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

Advisors

MAG Financial Advisor

      We have retained The Blackstone Group L.P. (“Blackstone”) as our financial advisor in connection with the MAG Restructuring Transactions. Blackstone will receive customary fees and indemnification for its services. Blackstone has not, however, been retained to and is not soliciting acceptances of the Exchange Offer or making any recommendation with respect thereto.

Credit Advisors and Agents

      An ad hoc committee of MAG bondholders has retained, and we are also paying the fees and expenses of, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as the ad hoc committee’s financial advisor and Cadwalder, Wickersham & Taft as its legal counsel with respect to the MAG Restructuring Transactions.

      We are also paying the fees and expenses of Ernst & Young Corporate Finance LLP and Weil Gotshal & Manges LLP, serving as financial advisor and legal counsel, respectively, to the agent under the MAG Bank Debt.

Fees and Expenses

      We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of the Exchange Agent, the New Secured Notes Trustee and the Information Agent, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for exchange. We will not, however, make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer.

      Additionally, we will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, New Secured Notes are to be issued in the name of any person other than the registered holder of the Existing Notes exchanged therefor or if for Existing Notes that are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the holder of the Existing Notes that are exchanged. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such holder of the Existing Notes that are exchanged.

Consequences of Failure to Exchange

      Completion of the Exchange Offer will have certain consequences Noteholders who do not exchange their Existing Notes for New Secured Notes, including, without limitation, that the trading market for unexchanged Existing Notes could become limited or nonexistent due to the reduction in the amount of the Existing Notes outstanding after completion of the Exchange Offer, which may adversely affect the market price and price volatility of such Existing Notes. See “Risk Factors — Consequences of Failure to Exchange.”

DESCRIPTION OF THE NEW SECURED NOTES

      We will issue the New Secured Notes under an Indenture (the “New Secured Notes Indenture”) between a trustee to be appointed by the Company (the “New Secured Notes Trustee”) and the Company. The terms of the New Secured Notes include, but are not limited to, those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). Terms used in this description that are not defined herein have the meanings ascribed thereto in the New Secured Notes Indenture. In this description, the words “MAG” and “Company” refer only to Mirant Americas Generation, LLC and not to any of its subsidiaries.

      The following description is only a summary of the material provisions of the New Secured Notes Indenture. We urge you to read the New Secured Notes Indenture because it, not this description, defines your rights as holders of the New Secured Notes. You may request copies of the New Secured Notes Indenture at our address set forth under the heading “Where You Can Find More Information.”

      As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

      The Company may issue New Secured Notes with up to a maximum aggregate principal amount of $867 million. The Company will issue the New Secured Notes in denominations of $1,000 and any integral multiple of $1,000. The New Secured Notes will mature on July 15, 2008.

      Interest on the New Secured Notes will accrue at the annual rate of 8.25% and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2003. We will make each interest payment to the holders of record of the New Secured Notes on the immediately preceding June 1 and December 1. Interest on the New Secured Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking; Security

      The New Secured Notes will be senior to our existing and future subordinated indebtedness, effectively subordinated to the outstanding indebtedness and other liabilities of our Non-Grantor Subsidiaries and, to the extent of the value of the Collateral, to the lenders under the MAG Secured Credit Facility, the Mirant Liquidity Facility, the Mirant Term A Facility and holders of certain future indebtedness that Mirant or the Company may enter into from time to time; provided that in no event will the aggregate amount of indebtedness secured by a senior lien exceed $1.1 billion. In the event we pursue the In-Court Alternative, the New Secured Notes will be subordinated to the MAG Secured Facility, the Mirant Exit Facility and holders of certain future indebtedness that Mirant or the Company may enter into from time to time; provided that in no event will the aggregate amount of indebtedness secured by a senior lien exceed $1.1 billion. The liens securing the New Secured Notes will also be effectively senior, to the extent of the value of the Collateral, to our unsecured debt and the unsecured debt of our Grantor Subsidiaries. Any Existing Notes not tendered in the Exchange Offer will be effectively junior to the New Secured Notes to the extent of the value of the Collateral.

      The New Secured Notes will be secured by second priority liens granted by our Grantor Subsidiaries on the Collateral. The second priority liens will be shared equally and ratably with the lenders under the Mirant Revolving Facility and the Mirant Term B Facility, the holders of the MAEM Secured Guaranty, the holders of the New Mirant Notes and holders of certain future indebtedness that Mirant or the Company may enter into from time to time; provided that in no event will the aggregate amount of the indebtedness secured by a junior lien exceed $4.1 billion. In the event we pursue the In-Court Alternative, such second priority liens will be shared equally and ratably with the lenders under the Mirant Exit Facility, the holders of the New Mirant

Notes and holders of certain future indebtedness that Mirant or the Company may enter into from time to time; provided that the aggregate amount of indebtedness secured by a junior lien shall not exceed $4.6 billion. See “Description of the Collateral and Intercreditor Arrangements.”

Optional Redemption

      The New Secured Notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Secured Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the New Secured Notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 25 basis points plus accrued interest on the New Secured Notes to the date of redemption.

      “Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

      “Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the, remaining term of the New Secured Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Secured Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for US Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the Reference Treasury Dealer Quotation for such redemption date.

      “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company and reasonably acceptable to the New Secured Notes Trustee.

      “Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the New Secured Notes Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the New Secured Notes Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date).

      “Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by the Company and reasonably acceptable to the New Secured Notes Trustee.

      Notice of redemption shall be given not less than 15 days nor more than 30 days prior to the date fixed for redemption (the “Redemption Date”).

      Unless the Company defaults in payment of the redemption price, from and after the Redemption Date, the New Secured Notes or portions thereof called for redemption will cease to bear interest, and the holders thereof will have no right in respect to such New Secured Notes except the right to receive the redemption price thereof.

      Under the procedures set forth above, the price (the “Redemption Price”) payable upon the optional redemption at any time of New Secured Notes is determined by calculating the present value (the “Present Value”) at such time of each remaining payment of principal of or interest on such New Secured Notes and then totaling such Present Values. If the sum of such Present Values is equal to or less than 100% of the principal amount of such New Secured Notes, the Redemption Price of such New Secured Notes will be 100% of its principal amount (redemption at par). If the sum of such Present Values is greater than 100% of the principal amount of such New Secured Notes, the Redemption Price of such New Secured Notes will be such greater amount (redemption at a premium). In no event may a New Secured Note be redeemed optionally at less than 100% of its principal amount.

      The Present Value at any time of a payment of principal of or interest on a New Secured Note is calculated by applying to such payment the discount rate (the “Discount Rate”) applicable to such payment. The Discount Rate applicable at any time to a payment of principal of or interest on a New Secured Note equals the equivalent yield to maturity at such time of a fixed rate United States treasury security having a maturity comparable to the maturity of such payment plus 25 basis points, such yield being calculated on the basis of the interest rate borne by such United States treasury security and the price at such time of such security. The United States treasury security employed in the calculation of a Discount Rate (a “Relevant Security”) as well as the price and equivalent yield to maturity of such Relevant Security will be selected or determined by an investment banker of national standing selected by the Company which is reasonably acceptable to the New Secured Notes Trustee.

      Whether the sum of the Present Values of the remaining payments of principal of and interest on a New Secured Note to be redeemed optionally will or will not exceed 100% of its principal amount and, accordingly, whether such New Secured Notes will be redeemed at par or at a premium will depend on the Discount Rate used to calculate such Present Values. Such Discount Rate, in turn, will depend upon the equivalent yield to maturity of a Relevant Security which yield will itself depend on the interest rate borne by, and the price of, the Relevant Security. While the interest rate borne by the Relevant Security is fixed, the price of the Relevant Security tends to vary with interest rate levels prevailing from time to time. In general, if at a particular time the prevailing level of interest rates for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is higher than the level of interest rates for newly issued United States treasury securities having a maturity comparable to such Relevant Security prevailing at the time the Relevant Security was issued, the price of the Relevant Security will be lower than its issue price. Conversely, if at a particular time the prevailing level of interest rates, for a newly issued United States treasury security having a maturity comparable to that of a Relevant Security is lower than the level of interest rates prevailing for newly issued United States treasury securities having a maturity comparable to the Relevant Security at the time the Relevant Security was issued, the price of the Relevant Security will be higher than its issue price.

      Because the equivalent yield to maturity on a Relevant Security depends on the interest rate it bears and its price, an increase or a decrease in the level of interest rates for newly issued United States treasury securities with a maturity comparable to that of a Relevant Security above or below the levels of interest rates for newly issued United States treasury securities having a maturity comparable to the Relevant Security prevailing at the time of issue of the Relevant Security will generally result in an increase or a decrease, respectively, in the Discount Rate used to determine the Present Value of a payment of principal of or interest on a New Secured Note. As noted above, if the sum of the Present Values of the remaining payments of principal of and interest on a Note proposed to be redeemed is less than its principal amount, such New Secured Note may only be redeemed at par.

Selection and Notice

      If less than all of the New Secured Notes are to be redeemed at any time, the New Secured Notes Trustee will select New Secured Notes for redemption as follows:

1. if the New Secured Notes are listed, in compliance with the requirements of the principal national securities exchange on which the New Secured Notes are listed; or

2. if the New Secured Notes are not so listed, on a pro rata basis, by lot or by such method as the New Secured Notes Trustee shall deem fair and appropriate.

      No New Secured Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Secured Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that New Secured Note shall state the portion of the principal amount thereof to be redeemed. A New Secured Note in principal amount equal to the unredeemed portion of the original New Secured Note will be issued in the name of the Holder thereof upon cancellation of the original New Secured Note. New Secured Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Secured Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of New Secured Notes will have the right to require MAG to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s New Secured Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, MAG will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Secured Notes repurchased plus accrued and unpaid interest thereon, to the date of purchase. Within 45 days following any Change of Control, MAG will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Secured Notes on the Change of Control Payment Date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. MAG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Secured Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, MAG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, MAG will, to the extent lawful:

(1) accept for payment all New Secured Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Secured Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the New Secured Notes Trustee the New Secured Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of New Secured Notes or portions thereof being purchased by MAG.

      The Paying Agent will promptly mail to each Holder of New Secured Notes so tendered the Change of Control Payment for such New Secured Notes, and the New Secured Notes Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Secured Note equal in principal amount to any unpurchased portion of the New Secured Notes surrendered, if any; provided that each such New Secured Note will be in a principal amount of $1,000 or an integral multiple thereof.

      MAG will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require MAG to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Secured Notes to require that MAG repurchase or redeem the New Secured Notes in the event of a takeover, recapitalization or similar transaction.

      MAG will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by MAG and purchases all New Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of MAG and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Secured Notes to require MAG to repurchase such New Secured Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MAG and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      MAG will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) MAG (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (as reasonably determined by MAG or such Restricted Subsidiary); and

(2) at least 75% of the consideration therefor received by MAG or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on MAG’s or such Restricted Subsidiary’s most recent balance sheet), of MAG or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Secured Notes) that are assumed by the transferee of any such assets; and

(b) any securities, New Secured Notes or other obligations received by MAG or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by MAG or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the applicable Asset Sale.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, MAG may apply such Net Proceeds at its option:

(1) to repay Secured Indebtedness and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or all or a majority of the Voting Stock of, a Person engaged in a Permitted Business;

(3) to make capital expenditures; or

(4) to acquire other assets that are used or useful in a Permitted Business;

provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing, subject to standard conditions at closing, to make the acquisitions or expenditures referred to therein is entered into by MAG or its Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement.

      Notwithstanding the foregoing, in the event that a Restricted Subsidiary dividends or distributes to all of its stockholders on a pro rata basis any proceeds of an Asset Sale to MAG or another Restricted Subsidiary,

MAG or such Restricted Subsidiary need only apply its share of such proceeds in accordance with the preceding clauses (1) through (4).

      Pending the final application of any such Net Proceeds, MAG may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs 1 — 4 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds received at any time after the Issue Date exceeds $25 million, MAG will make an Asset Sale Offer to all Holders of New Secured Notes and all holders of other Secured Indebtedness that is pari passu with the New Secured Notes containing provisions similar to those set forth in the New Secured Notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of New Secured Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MAG may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of New Secured Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the New Secured Notes Trustee shall select the New Secured Notes and such other pari passu Secured Indebtedness to be purchased on a pro rata basis based on the principal amount of New Secured Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      MAG will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of New Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, MAG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Certain Covenants

Suspension of Certain Covenants when Notes Rated Investment Grade

      If on any date following the date of the Indenture:

(1) the rating assigned to the New Secured Notes by each of S&P and Moody’s is an Investment Grade Rating; and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this Offering Circular and Disclosure Statement will be suspended (collectively, the “Suspended Covenants”):

(1) “— Repurchase at the Option of Holders — Asset Sales;”

(2) “— Restricted Payments;”

(3) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) “— Dividend and other Payment Restrictions Affecting Subsidiaries;”

(5) “— Designation of Restricted and Unrestricted Subsidiaries;”

(6) “— Transactions with Affiliates;” and

(7) clause (4) of the covenant described below under “— Merger, Consolidation or Sale of Assets.”

      Notwithstanding the foregoing, if the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and, subsequently, either

S&P or Moody’s withdraws its ratings or downgrades the ratings assigned to the New Secured Notes below the Investment Grade Ratings so that the New Secured Notes do not have an Investment Grade Rating from both S&P and Moody’s, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenants had been in effect during the entire period of time from which the New Secured Notes are issued. As a result, during any period of time in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the New Secured Notes will be entitled to substantially reduced covenant protection.

Restricted Payments

      MAG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of MAG’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MAG or any of its Restricted Subsidiaries) (other than dividends or distributions payable in Equity Interests of MAG (other than Disqualified Stock) or payable to MAG or a Restricted Subsidiary of MAG);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MAG) any Equity Interests of MAG;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Secured Notes, except a payment of regularly scheduled interest or a payment of principal made at or after the Stated Maturity thereof;

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”); or

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) MAG would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MAG and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of MAG for the period (taken as one accounting period) from the beginning of the first fiscal quarter ending after the date of the Indenture to the end of MAG’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by MAG since the date of the Indenture as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of MAG or any of its Restricted Subsidiaries (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of MAG that have been converted into or exchanged for such Equity

Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of MAG), plus

(c) the lesser of (i) all cash returns (including dividends, interest, distributions, returns of principal and profits on sale) on Restricted Investments that were made after the date of the Indenture (less the cost of disposition, if any); provided that the amount of cash return on such Restricted Investment shall be excluded from Consolidated Net Income for purposes of calculating clause 3(a) above on an after tax basis to the extent included in Consolidated Net Income, and (ii) the initial amount of such Restricted Investment, plus

(d) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary not in violation of the Indenture, the fair market value of the net assets of such Subsidiary as of the date of such redesignation.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of MAG) of, Equity Interests of MAG or any Restricted Subsidiary (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of MAG or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of MAG to the holders of its common Equity Interests;

(5) provided that no Default or Event of Default has occurred or is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of MAG issued after the date of the Indenture in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6) the retirement of any shares of Disqualified Stock of MAG by conversion into, or by exchange for, shares of Refinancing Disqualified Stock of MAG, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of MAG) of other shares of Refinancing Disqualified Stock of MAG;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MAG or any Restricted Subsidiary of MAG pursuant to or in connection with any management equity subscription agreement, stock option agreement, employee benefit plan or similar agreement in existence and as in effect from time to time;

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests from minority stockholders (or other holders of any minority interest, however designated) of any Restricted Subsidiary of MAG;

(9) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(10) the purchase by MAG of fractional shares upon conversion of any convertible debt securities of MAG into Equity Interests of MAG;

(11) the transactions with any Person (including any Affiliate of MAG) (i) set forth in clause (1) of the second paragraph of the covenant described under the caption “— Transactions with

Affiliates” or (ii) pursuant to intercompany agreements in effect as of the Issue Date, and the funding of any obligations in connection with either of the foregoing; or (iii) for Intercompany Payments;

(12) the issuance of Equity Interests of MAG or any Restricted Subsidiary (other than Disqualified Stock) for other Equity Interests of MAG or such Restricted Subsidiary in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering;

(13) upon the occurrence of a Change of Control and after completion of the offer to repurchase the New Notes as described above under the caption “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all New Secured Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Capital Stock or Indebtedness that is contractually subordinated to the New Notes or any subsidiary guarantee required under the terms of such Capital Stock or Indebtedness as a result of such Change of Control;

(14) the repurchase by MAG of shares pursuant to an “odd-lot” repurchase program; and

(15) additional Restricted Payments having an aggregate amount not to exceed $100 million since the Issue Date.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by MAG or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

      For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, MAG, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

Incurrence of Indebtedness and Issuance of Preferred Stock

      MAG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and MAG will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that MAG may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, or its Restricted Subsidiaries may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for MAG’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period;

      The first paragraph of this covenant will not prohibit any of the following (collectively, “Permitted Debt”):

(1) the incurrence by MAG of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $500 million, less the aggregate amount of all scheduled repayments actually made and mandatory prepayments, of the principal amount of any term Indebtedness under a Credit Facility (other than repayments that are concurrently reborrowed) that have actually been made since the date of the Indenture and less the aggregate amount of all Net Proceeds of Asset Sales that have actually been applied by MAG or any of its Restricted Subsidiaries since the date of the Indenture to repay revolving credit Indebtedness to the extent that the corresponding revolving credit commitments have been permanently reduced under a Credit Facility pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” (provided that such amount shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the consummation of any Qualified Receivables Transaction; provided that such reduction shall apply only for so long as such Qualified Receivables Transaction is in effect);

(2) the incurrence by MAG and its Restricted Subsidiaries of the Existing Indebtedness and Indebtedness incurred pursuant to contractual obligations existing on the date of the Indenture (other than Indebtedness incurred pursuant to any Credit Facility, to which clause (1) above shall apply);

(3) the incurrence by MAG of Indebtedness represented by the New Secured Notes to be issued on the date of the Indenture;

(4) the incurrence by MAG or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of MAG or such Restricted Subsidiary;

(5) (A) the incurrence by MAG or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace the Remaining Old Notes or the Exchange Notes, or other Indebtedness (other than intercompany Indebted ness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (16), (17) or (19) of this paragraph;

(6) the incurrence by MAG or any of its Restricted Subsidiaries of (A) intercompany Indebtedness between or among MAG and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to a Person other than MAG or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MAG or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by MAG or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6) or (B) Intercompany Payments;

(7) the issuance by any Restricted Subsidiary of Preferred Stock to MAG and any of its Restricted Subsidiaries; provided, however, that

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held directly or indirectly by a Person other than MAG or a Restricted Subsidiary thereof; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either MAG or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the issuance and refinancings of Refinancing Disqualified Stock, Refinancing Preferred Stock and Refinancing Subsidiary Preferred Stock;

(9) the incurrence by MAG or any of its Restricted Subsidiaries of Hedging Obligations;

(10) the guarantee by MAG or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by another provision of this covenant;

(11) Indebtedness of MAG or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of incurrence;

(12) the incurrence by MAG of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) (which amount may, but need not be, incurred in whole or in part under the Credit Facilities) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $350 million;

(13) Indebtedness arising from any agreement entered into by MAG or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment, holdback, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets permitted by the Indenture;

(14) performance and surety bonds, appeal bonds, completion guarantees or similar arrangements of MAG or any of its Restricted Subsidiaries in the ordinary course of business;

(15) Project Finance Indebtedness;

(16) Acquired Debt of Restricted Subsidiaries acquired or assumed by MAG or another Restricted Subsidiary of MAG, or resulting from the merger or consolidation of one or more Persons into or with one or more Restricted Subsidiaries of MAG; provided that such Acquired Debt is not incurred in contemplation of the respective acquisition, merger or consolidation;

(17) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; and

(18) the issuance of Specified Junior Securities by MAG, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18); provided that if there is any change in the terms of such Specified Junior Securities that results in such securities no longer meeting all of the requirements of the definition of “Specified Junior Securities,” then such change will be deemed to constitute an incurrence of Indebtedness by MAG that was not permitted by this clause (18).

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MAG will be permitted to classify such item of Indebtedness on the date of its incurrence, or from time to time reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which New Secured Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided in each such case, that the amount thereof is included in Fixed Charges of MAG as accrued.

     Liens

      MAG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

      MAG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to MAG or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MAG or any of its Restricted Subsidiaries;

(2) make loans or advances to MAG or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to MAG or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, as reasonably determined by MAG or such Restricted Subsidiary, with respect to such dividend and other payment restrictions than those contained in such agreements, as in effect on the date of the Indenture;

(2) the Indenture, the New Secured Notes and the Credit Agreement;

(3) applicable law, rule, regulation or order;

(4) any agreement or Capital Stock of a Person acquired by MAG or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such contract was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of any such agreement evidencing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations, security agreements or mortgages securing Indebtedness of MAG or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such purchase money obligations, Capital Lease Obligations, security agreements and mortgages;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness;

(9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of MAG or any Restricted Subsidiary in any manner material to MAG or any Restricted Subsidiary;

(13) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of MAG or any Restricted Subsidiary;

(14) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

(15) Project Finance Indebtedness;

(16) Joint Ventures;

(17) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over Mirant or any Restricted Subsidiary or any of their businesses.

     Merger, Consolidation or Sale of Assets

      MAG may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MAG is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MAG and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either:

(a) MAG is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than MAG) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than MAG) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of MAG under the New Secured Notes, the New Secured Notes Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the New Secured Notes Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) (i) MAG or the Person formed by or surviving any such consolidation or merger (if other than MAG), or (ii) to which such sale, assignment, transfer, conveyance or other disposition shall have been made (in the case of either (i) or (ii), other than transactions for which a Change of Control Offer will be made pursuant to the covenant described above in “Repurchase at the Option of the Holders-Change of Control”), will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of Mirant as of such date.

      In addition, MAG may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(x) a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among MAG and any Restricted Subsidiary; or

(y) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

      Notwithstanding the foregoing clause (4), MAG may merge with an Affiliate incorporated or organized solely either (a) for the purpose of reincorporating or reorganizing MAG in another jurisdiction or (b) to realize tax benefits without complying with the foregoing clause (4).

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by MAG and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or reduce the amount available for future

Investments under one or more clauses of the definition of Permitted Investments, as MAG shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary; provided that the preceding sentence the first clause of this sentence shall not apply in the event that the Board of Directors designates any of the California Entities as an Unrestricted Subsidiary in connection with the filing of a voluntary case under Chapter 11 of the United States Bankruptcy Code with respect to such entity. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

      MAG will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable (as reasonably determined by Mirant) to MAG or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MAG or such Restricted Subsidiary with an unrelated Person; and

(2) MAG delivers to the New Secured Notes Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable fees and compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors or employees of MAG or any Restricted Subsidiary of MAG as determined in good faith by MAG’s Board of Directors or senior management;

(2) transactions between or among MAG and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate solely because MAG owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) Permitted Investments or Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments;”

(5) loans and advances to officers and employees of MAG or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

(6) any pro rata distribution (including a rights offering) to all holders of a class of Equity Interests or Indebtedness of MAG or any of its Restricted Subsidiaries, including Persons who are Affiliates of MAG or any of its Restricted Subsidiaries;

(7) issuances of securities or payments or distributions in connection with employment incentive plans, employee stock plans, employees stock option plans and similar plans and arrangements in the ordinary course of business or approved by the Board of Directors of MAG;

(8) sales and issuances of the Capital Stock of MAG (other than Disqualified Stock) to the extent otherwise permitted under the Indenture;

(9) any agreements or arrangements in effect on, or entered into on or prior to, the date of the Indenture, or any amendment, modification, or supplement thereto or any replacement thereof, so long as any such amendment, modification, supplement or replacement agreement is not materially more disadvantageous to the holders of the New Secured Notes than the original agreements as in effect on the date of the Indenture, as determined in good faith by MAG’s Board of Directors or senior management, and any transactions contemplated by any of the foregoing agreements or arrangements;

(10) the existence of, or the performance by MAG or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, partnership agreement or limited liability company members agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of the Indenture; provided, however, that the existence, or the performance by MAG or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (10) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise materially disadvantageous to the holders of the New Secured Notes, as determined in good faith by MAG’s Board of Directors or senior management;

(11) transactions between or among (i) MAG and/or its Subsidiaries and (ii) a Receivables Subsidiary and (iii) any Person in which the Receivables Subsidiary has an Investment; and

(12) any transaction involving sales of electric capacity, energy, ancillary services or transmission services and products in the ordinary course of business.

Business Activities

      MAG will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to MAG and its Subsidiaries taken as a whole. Any Receivables Subsidiary and any Subsidiary thereof may engage in a business related or ancillary to a Qualified Receivables Transaction.

Reports

      Whether or not required by the Commission, so long as any New Secured Notes are outstanding, MAG will furnish to the Holders of New Secured Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if MAG were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by MAG’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Mirant were required to file such reports.

      If MAG has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Mirant and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MAG.

Payment of Principal and Interest

      The Company will duly and punctually pay the principal of and interest on the New Secured Notes in accordance with the terms of the New Secured Notes and the New Secured Notes Indenture.

Maintenance of Office or Agency

      The Company will maintain in the Borough of Manhattan, The City of New York, an office or agency of a Paying Agent where the New Secured Notes may be paid and notices and demands to or upon the Company in respect of the New Secured Notes and the New Secured Notes Indenture may be served and, if New Secured Notes in certificated form have been issued, an office or agency of a Transfer Agent where New Secured Notes may be surrendered for registration of transfer and exchange. The Company will give prompt written notice to the New Secured Notes Trustee of the location, and any change in the location, of any such office or agency. If at any time the Company shall fail to maintain any required office or agency or shall fail to furnish the New Secured Notes Trustee with the address thereof, all presentations, surrenders, notices and demands may be served at the office of the New Secured Notes Trustee.

Further Assurances

      The Company and the New Secured Notes Trustee will execute and deliver all such documents, instruments and agreements and do all such other acts and things as may be reasonably required to enable the New Secured Notes Trustee to exercise and enforce its rights under the New Secured Notes Indenture and under the documents, instruments and agreements required under the New Secured Notes Indenture and to carry out the intent of the New Secured Notes Indenture.

Compliance Certificates

      The Company will deliver to the New Secured Notes Trustee, within 120 days after the end of each fiscal year of the Company, a certificate from the principal executive, financial or accounting officer of the Company, stating that in the course of the performance by each signer of his duties as an officer of the Company he would normally have knowledge of any default by the Company in the performance and observance of any of the covenants contained in the New Secured Notes Indenture, stating whether or not he has knowledge of any such default without regard to any period of grace or requirement of notice and, if so, specifying each such default of which such signer has knowledge and the nature thereof.

Restrictions on Impairment of Security Interest

      Neither the Company nor any subsidiary of the Company is permitted to take or omit to take any action that would materially impair the security interest with respect to the Collateral for the benefit of the New Secured Notes Trustee and the holders of the New Secured Notes, and neither the Company nor any subsidiary is permitted to grant to any person other than the other Secured Parties, any interest whatsoever in any of the Collateral; provided, however, that the Company and such subsidiaries may take any such actions and grant any such interests for the benefit of the other beneficiaries to the extent permitted under the Intercreditor Agreement (as defined below).

Restrictions on Amendments to Security Agreements

      Neither the Company nor any subsidiary of the Company is permitted to amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification of the security agreements in any way that would be adverse to the holders of the New Secured Notes. Notwithstanding the foregoing, the security agreements may be amended, waived or otherwise modified in accordance with the terms of the Intercreditor Agreement.

Events of Default

      An Event of Default with respect to the New Secured Notes is defined in the New Secured Notes Indenture as being:

(a) default for 30 days in payment of any interest on the New Secured Notes;

(b) default in payment of principal of the New Secured Notes;

(c) material default in the performance, or material breach, of any covenant or obligation of the Company or any of its Restricted Subsidiaries in the New Secured Notes Indenture and continuance of such material default or breach for a period of 60 days after written notice is given to the Company by the New Secured Notes Trustee or to the Company and the New Secured Notes Trustee by the Holders of at least 33 1/3% in aggregate principal amount of the New Secured Notes;

(d) default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture, fiscal agency agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, of the Company or any of its Restricted Subsidiaries, other than as described in (a) and (b) above, which default for payment of principal is in an aggregate principal amount exceeding $50 million (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 10 Business Days and the time for payment of such amount has not been expressly extended; provided that the foregoing clause of this paragraph (d) shall not apply to secured Indebtedness permitted hereunder that becomes due prior to its stated maturity as a result of the voluntary sale or transfer as permitted hereunder of the property or assets securing such Indebtedness;

(e) the failure of the Company or any Significant Subsidiary (other than the California Entities) generally to pay its debts as they become due, or the admission of such person in writing of its inability to pay its debts generally, or its making a general assignment for the benefit of its creditors, or the taking of any action by the Company or any Significant Subsidiary (other than the California Entities) to authorize any of the actions set forth in this subparagraph (e);

(f) the institution of any proceeding by or against the Company or any Significant Subsidiary (other than any of the California Entities) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of it or its debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, fiscal agent, intervenor or other similar official for it or for any substantial part of its property, or the taking of any action by the Company or any Significant Subsidiary (other than the California Entities) to authorize any of the actions set forth in this subparagraph (f);

(g) failure by the Company or any of its Restricted Subsidiaries (other than the California Entities), to pay final and non-appealable judgments aggregating in excess of $50 million, which are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 60 days;

(h) the repudiation by the Company or any of its Restricted Subsidiaries of any of its obligations under any of the security documents or the unenforceability of any of the security documents against the Company or any of its Restricted Subsidiaries for any reason if such unenforceability shall be applicable to Collateral having an aggregate fair market value of $50 million or more;

(i) any Security Document or any Lien purported to be granted thereby on assets having a fair market value in excess of $50 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason within the control of the Company or any of its Restricted Subsidiaries (other than pursuant to a release that is delivered or becomes effective as set forth in the New Secured Notes Indenture) to be fully enforceable and perfected; or

(j) any Security Document shall cease to be in full force and effect (unless terminated in accordance its terms) or shall cease to give the Collateral Agent a valid lien on a material portion of the Collateral, prior to the rights of all third Persons, subject to Permitted Liens.

      If an Event of Default with respect to the New Secured Notes shall occur and be continuing, either the New Secured Notes Trustee or the Holders of at least 33 1/3% in aggregate principal amount of the New

Secured Notes may declare the principal amount of the New Secured Notes, and any interest accrued thereon, to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all Events of Default have been cured (other than the nonpayment of principal of the New Secured Notes which has become due solely by reason of such declaration of acceleration) then such declaration of acceleration shall be automatically annulled and rescinded.

      No Holder of the New Secured Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the New Secured Notes Indenture, or for the appointment of a receiver or New Secured Notes Trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the New Secured Notes Trustee of a continuing Event of Default with respect to the New Secured Notes; (ii) the Holders of not less than 33 1/3% in principal amount of the New Secured Notes shall have made written request to the New Secured Notes Trustee to institute proceedings in respect of such Event of Default in its own name as New Secured Notes Trustee; (iii) such Holder or Holders have offered the New Secured Notes Trustee indemnity satisfactory to the New Secured Notes Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the New Secured Notes Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the New Secured Notes Trustee during such 60 day period by the Holders of a majority in principal amount of the outstanding New Secured Notes.

Defeasance

      The Company, at its option, (a) will be discharged from any and all obligations in respect of the New Secured Notes (except in each case for the obligations to register the transfer or exchange of such New Secured Notes, replace stolen, lost or mutilated New Secured Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the New Secured Notes Indenture with respect to the New Secured Notes described under “Limitation on Consolidation, Merger, Conveyance, Sale or Lease”, and “Limitation on Liens” in each case, if the Company irrevocably deposits with the New Secured Notes Trustee, in trust, (i) money or (ii) in certain cases, (A) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount, or (B) a combination thereof, in each case sufficient to pay and discharge the principal and interest on the outstanding New Secured Notes on the dates such payments are due in accordance with the terms of such New Secured Notes (or if the Company has designated a redemption date pursuant to the final sentence of this paragraph, to and including the redemption date so designated by the Company), and no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the New Secured Notes shall have occurred and be continuing on the date of such deposit. To exercise any such option, the Company is required to deliver to the New Secured Notes Trustee (x) an opinion of counsel (who may be counsel to the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, which in the case of (a) must be based on a change in law or a ruling by the U.S. Internal Revenue Service, and (y) an Officers’ Certificate as to compliance with all conditions precedent provided for in the Fiscal Agency Agreement relating to the satisfaction and discharge of the New Secured Notes. If the Company shall wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of and interest, if any, on the outstanding New Secured Notes to and including the Redemption Date on which all of the outstanding New Secured Notes are to be redeemed, such Redemption Date shall be irrevocably designated by a Board Resolution delivered to the New Secured Notes Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board Resolution shall be accompanied by an irrevocable Company Request that the New Secured Notes Trustee give notice of such redemption in the name and at the expense of the Company not less than 15 nor more than 30 days prior to such Redemption Date in accordance with the New Secured Notes Indenture.

Modification or Waiver of Certain Covenants

      The Company may omit in any particular instance to comply with any term, provision or condition set forth in the New Secured Notes Indenture with respect to the New Secured Notes if before the time for such compliance the Holders of at least a majority in aggregate principal amount of the outstanding New Secured Notes shall, by Act of such Holders, either modify the covenant or waive such compliance in such instance or generally waive compliance with such term, provision or condition, provided that no such modification shall without the consent of each Holder of New Secured Notes (a) change the stated maturity upon which the principal of or the interest on the New Secured Notes is due and payable, (b) reduce the principal amount thereof or the rate of interest thereon, (c) reduce any amount payable on redemption thereof, (d) change any place of payment or the currency in which the New Secured Notes or any premium or the interest thereon is payable, (e) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after redemption date), (f) reduce the percentage in principal amount of the outstanding New Secured Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of the New Secured Notes Indenture or certain defaults thereunder and their consequences provided for in the New Secured Notes Indenture or (g) reduce the requirements contained in the New Secured Notes Indenture for quorum or voting with respect to the New Secured Notes. The Notes owned by the Company or any of its Affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Book-Entry, Delivery and Form

      We will initially issue the New Secured Notes in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or a nominee of DTC. You may hold your beneficial interests in a Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

      DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      The Company expects that pursuant to procedures established by DTC, upon the deposit of a Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of New Secured Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

      So long as DTC, or its nominee, is the registered holder and owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Notes for all purposes of such New Secured Notes and the New Secured Notes Indenture. Except as set forth below, as an owner of a beneficial interest in a Global Note, you will not be entitled to have the New Secured Notes represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      We will make payments of principal of, premium, if any, and interest on New Secured Notes represented by the Global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a Global Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the record relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any New Secured Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a Global Note owning through such participants.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the New Secured Notes Trustee nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

      A Global Note is exchangeable for New Secured Notes in registered certificated form if (i) DTC notifies the Company that it is unwilling or unable to continue as clearing agency for the Global Note or has ceased to be a clearing agency registered under the Exchange Act and the Company thereupon fails to appoint a successor clearing agency within 90 days, (ii) the Company in its sole discretion elects to cause the issuance of definitive certificated New Secured Notes or (iii) there has occurred and is continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the New Secured Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated New Secured Notes upon request but only upon at least 20 days, prior written notice given to the New Secured Notes Trustee by or on behalf of DTC in accordance with customary procedures. In all cases certificated New Secured Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in the authorized denominations requested by or on behalf of, the clearing agency (in accordance with its customary procedures).

Same-Day Payment

      The New Secured Notes Indenture requires us to make payments in respect of the applicable New Secured Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Concerning the New Secured Notes Trustee

      The Company will, prior to consummation of the Exchange Offer, appoint the New Secured Notes Trustee which shall be eligible for trusteeship under Section 310 of the Trust Indenture Act to act as New

Secured Notes Trustee under the New Secured Notes Indenture and as initial Security Registrar and Paying Agent with regard to the New Secured Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the New Secured Notes or the New Secured Notes Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the New Secured Notes by accepting a New Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Secured Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The New Secured Notes Indenture and the New Secured Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      ‘‘Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. No Person (other than MAG or any Subsidiary of MAG) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of MAG or any of its Subsidiaries solely by reason of such Investment.

      “Approved Project” means Bowline 3.

      “Asset Sale” means:

(1) the sale, transfer, conveyance or other disposition of any assets or rights; provided that the sale, transfer, conveyance or other disposition of all or substantially all of the assets of MAG and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of MAG’s Restricted Subsidiaries or the sale of Equity Interests in any of MAG’s Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than the greater of (a) $25 million in any fiscal year and (b) 1% of Consolidated Cash Flow;

(2) a sale or transfer of assets between or among MAG and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Restricted Subsidiary to MAG or to another Restricted Subsidiary;

(4) the sale or lease of equipment, products, services or accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in MAG’s or any of its Restricted Subsidiaries’ business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(7) the sale, lease, conveyance, disposition or other transfer of (a) the Capital Stock of or any Investment in any Unrestricted Subsidiary or (b) Permitted Investments made pursuant to clause (15) of the definition thereof;

(8) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9) the leasing or subleasing of assets, or licensing or sublicensing of property (including intellectual property), in each case in the ordinary course of business;

(10) granting of Liens not otherwise prohibited by the Indenture;

(11) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of MAG or any of its Restricted Subsidiaries;

(12) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of MAG entered into as part of a Qualified Receivables Transaction;

(13) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(14) the substantially contemporaneous sale and leaseback of an asset acquired after the date of the Indenture; provided that such sale and leaseback occurs within 365 days after the date of the acquisition of such asset by MAG and its Restricted Subsidiaries;

(15) any contraction or reduction of outstanding trading or hedging positions outstanding on or prior to the Issue Date, of MAG and its Subsidiaries (but specifically excluding any sale or other disposition of all or substantially all of such trading or hedging positions in a single transaction or series of related transactions);

(16) the sale or transfer of assets in connection with the formation of a Joint Venture;

(17) assets transferred in connection with any information-technology outsourcing transactions;

(18) the sale, lease, conveyance or other disposition of any Eligible Assets;

(19) disposition of assets required by a condemnation proceeding;

(20) the disposition or donation to an unaffiliated third party of an unimproved portion of any mortgaged real property that is no longer useful in the operation of such real property or in the operation of MAG or its Restricted Subsidiaries’ businesses; and

(21) or the liquidation of the Liquidation Subsidiaries.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a limited liability company, the Board of Managers of the limited liability company or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “California Entities” means Mirant Delta, LLC, Mirant Potrero, LLC, Mirant California Investments, Inc. and Mirant California, LLC.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, demand and time deposits, eurodollar time deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and maturing within one year from the date of acquisition thereof; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MAG and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of MAG;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MAG, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of MAG are not Continuing Directors.

      “Collateral” means the tangible and intangible property, assets and interests of certain of Mirant’s Subsidiaries that will be pledged to and for the benefit of the Secured Parties to secure repayment of the Secured Indebtedness, as such property, assets and interests are identified and as set forth in the Security Documents.

      “Collateral Agent” means the person appointed to act as collateral agent for the Secured Parties under the Security Documents.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss (or minus any extraordinary gain) and any net loss (or minus any net gain) realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the sale or other disposition of Eligible Assets or any securities or the extinguishment of any Indebtedness of such Person or its Restricted Subsidiaries, to the extent that such gains or losses were utilized in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses and items (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses and items were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (before dividends on Preferred Stock); provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) for the purposes of the covenant described above under the caption “— Restricted Payments —” only, the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) income or losses attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(5) all extraordinary gains and losses and, without duplication, non-recurring or unusual gains and losses and all restructuring charges shall be excluded;

(6) any non-cash impairment charges incurred after the Issue Date shall be excluded; and

(7) non-cash charges relating to employee benefit or other management compensation plans of MAG or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further that if MAG or any Restricted Subsidiary makes a cash payment in respect of such non-cash charge in any period, such cash payment shall (without duplication) be deducted from the Consolidated Net Income of MAG for such period.

      “Consolidated Net Tangible Assets” means total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on a consolidated balance sheet of MAG, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of MAG.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of MAG who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, dated as of July      , 2003, among Mirant Americas Generation, LLC, as Borrower, the other Credit Parties referred to therein, the Lenders referred to therein and                     as Administrative Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of MAG as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Preferred Stock” means Preferred Stock (not constituting Disqualified Stock) of MAG (excluding any Preferred Stock issued prior to the date of the Indenture and any Preferred Stock issued in exchange or substitution therefor) that is designated as Designated Preferred Stock on or after the date of issuance thereof pursuant to an Officers’ Certificate delivered to the New Secured Notes Trustee on the designation thereof, the cash proceeds of which are excluded from the calculation set forth in clause 3(b) of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the New Secured Notes mature (other than Capital Stock which, at the option of MAG, may be repaid upon such maturity or redemption with Capital Stock which is not Disqualified Stock). Notwithstanding the preceding sentence, (a) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require MAG to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that MAG may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments,” and (b) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of MAG or its Subsidiaries or by any such plan to such employees and may be required to be repurchased by MAG in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock. The amount of Disqualified Stock shall be its mandatory maximum redemption price or liquidation preference, as applicable, plus accrued dividends.

      “Eligible Asset” means any assets designated by the Board of Directors of MAG (or, in the case of assets with a fair market value below $25 million, the chief financial officer of MAG) so long as the cumulative amount of Net Proceeds received by MAG or any Restricted Subsidiary from the sale of such assets on or after the Closing Date does not exceed $600 million.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means a sale by MAG of shares of its Capital Stock (however designated and whether voting or non-voting) (other than Disqualified Stock) and any and all rights, warrants or options to acquire such Capital Stock.

      “Exchange Notes” means any of (i) the 5.75% Convertible Senior Notes due 2007 issued by Mirant, (ii) the 7.9% Senior Notes due July 2009 issued by Mirant, (iii) the 7.2% Senior Notes due 2008 issued by MAG and (iv) the 8.3% Senior Notes due 2011 issued by MAG.

      “Existing Indebtedness” means Indebtedness of MAG and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

      “fair market value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of Board of Directors of MAG (unless otherwise provided in the Indenture).

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and excluding amortization of deferred financing costs; plus

(2) any interest expense on Indebtedness of another Person (other than MAG or any of its Restricted Subsidiaries) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividends paid (whether or not in cash), on any series of Disqualified Stock or Designated Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MAG (other than Disqualified Stock) or to MAG or a Restricted Subsidiary of MAG, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal in each case, on a consolidated basis and, in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of MAG. The pro forma calculations may give effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the chief financial officer of MAG (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Securities and Exchange Commission).

      If any Indebtedness bears a floating rate of interest and is being give pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreements relating to Hedging Obligations applicable to such Indebtedness).

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

      “Indebtedness” means, without duplication with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent, (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof)(other than obligations with respect to letters of credit to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following payment on the letter of credit);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

(6) representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof in the case of all other Indebtedness; and

(3) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such asset at such date of determination, and

(b) the amount of such Indebtedness of such other Persons.

      “Intercompany Payments” means payments in respect of (i) cash payments among MAG and its Restricted Subsidiaries pursuant to capital contributions, intercompany notes and intercompany accounts payable/ receivable to fund the cash needs of such Restricted Subsidiaries, including to fund the payment of debt service, operating expenses, collateral requirements and working capital of our Restricted Subsidiaries, (ii) pursuant to that certain capital contribution agreement dated December 19th, 2000, between us and MIRMA (which we refer to as the “Contribution Agreement”), and (iii) pursuant to certain intercompany services contracts.

      “Investment Grade Rating” means BBB– or above by S&P or Baa3 by Moody’s.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation, payroll, entertainment and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MAG or any Subsidiary of MAG sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of MAG such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of MAG, MAG shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by MAG or any Subsidiary of MAG of a Person that holds an Investment in a third Person shall be deemed to be an Investment by MAG or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

      “Issue Date” means the date on which the New Secured Notes are originally issued.

      “Joint Venture” means any Person (other than a wholly-owned Subsidiary of MAG) in which an Equity Interest is, at the time any determination is made, owned or controlled by MAG or any of its domestic subsidiaries.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      “Liquidation Subsidiaries” means one or more direct or indirect Subsidiaries of MAG that contain no more than de minimis assets, which may be liquidated from time to time.

      “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; (b) the sale of disposition of Eligible Assets; or (c) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by MAG or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), or the sale or disposition of any Eligible Asset, net of the direct costs relating to such Asset Sale, sale or other disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, sale or other disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither MAG nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than the pledge of the stock of an Unrestricted Subsidiary; provided that such pledge otherwise constitutes Non-Recourse Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the New Secured Notes) of MAG or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business (i) which is the same, similar, ancillary or related to any of the businesses that MAG and its Restricted Subsidiaries are engaged in on the date of the Indenture or (ii) in the energy industry.

      “Permitted Investments” means:

(1) any Investment in (including Guarantees of the Permitted Debt of) MAG or a Restricted Subsidiary of MAG including, without limitation, Intercompany Payments;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by MAG or any Restricted Subsidiary of MAG in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of MAG; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MAG or a Restricted Subsidiary of MAG; or

(c) such Investments total in aggregate no more than $50 million in any fiscal year.

(4) any Investment made as a result of the receipt of non-cash consideration from (x) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or (y) the sale or other disposition of an Eligible Asset;

(5) any Investment in Joint Ventures permitted by the Credit Agreement;

(6) any acquisition of assets (including Capital Stock) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of MAG;

(7) investments represented by Hedging Obligations;

(8) loans and advances made to and guarantees provided for the benefit of officers and employees of MAG and its Restricted Subsidiaries in the ordinary course of business not to exceed $5 million in the aggregate at any one time outstanding;

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(11) obligations of one or more officers or other employees of MAG or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of common stock of MAG so long as no cash or other assets are paid by MAG or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(12) Investments in any of the New Secured Notes; or pari passu Indebtedness;

(13) Investments made as payments pursuant to any tax sharing agreement or to pay obligations of Subsidiaries;

(14) receivables owing to MAG or any Restricted Subsidiary created in the ordinary course of business;

(15) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by MAG or a Subsidiary of MAG in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions; and

(17) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17), that are at the time outstanding not to exceed an amount equal to the greater of (x) $100 million and (y) 3% of Total Assets;

      “Permitted Liens” means:

(1) Liens in existence on the date of original issue of the New Secured Notes;

(2) Liens on assets of MAG and its Restricted Subsidiaries securing (i) Indebtedness of MAG and its Restricted Subsidiaries permitted to be created under clause (1) of the definition of Permitted Debt or permitted to be refinanced under clause (5)(A) thereof, and (ii) the New Secured Notes on the date of original issue of the New Secured Notes;

(3) any Lien created or arising over any property which is acquired, constructed or created by a Person, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (B) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created;

(4) any Lien securing amounts incurred in the ordinary course of business and not for borrowed money that are not more than 90 days overdue or otherwise being contested in good faith;

(5) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of a Person or in connection with the issuance of letters of credit for the benefit of a Person; (ii) any Lien securing indebtedness of a Person for borrowed money incurred in connection with the financing of accounts receivable; (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like Liens and (B) any Liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) any Lien upon specific items of inventory or other goods and proceeds of a Person securing obligations of a Person in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) any Lien created by a Person under or in connection with or arising out of any pooling, netting and settlement agreements or arrangements, or any transactions or arrangements entered into in connection with the hedging or management of interest rate, currency, or commodity risks or risks relating to the electricity industry; (vii) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind; (viii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and (ix) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

(6) Liens in favor of MAG or any of its Restricted Subsidiaries;

(7) (i) Liens on any property or assets acquired from a corporation or other legal entity which is merged with or into a Person, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary of a Person and, in either such case, (A) is not created in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation), and (B) does not cover any property after the time such entity is merged into, or becomes a subsidiary of, such Person which was not covered immediately prior thereto; and (ii) any Lien on any property or assets existing at the time of acquisition thereof and which (A) is not created in anticipation of such acquisition (unless and to the extent such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets) and (B) does not cover any assets other than the asset acquired;

(8) Liens required by any contract or statute in order to permit a Person to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by a Person to such governmental unit pursuant to the provisions of any contract or statute; (ii) any Lien securing industrial revenue, development or similar bonds issued by or for the benefit of a Person, provided that such industrial revenue, development or similar bonds are nonrecourse to a Person; (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, or (iv) inchoate statutory Liens arising under ERISA;

(9) (i) any Lien which arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses; or (ii) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment Liens;

(10) Liens securing any Permitted Refinancing Indebtedness so long as the Lien securing such Permitted Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness; or incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose could secure) the obligations to which such Liens relate;

(11) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(12) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

(13) Liens securing Project Finance Indebtedness including, without limitation, Liens on the equity of the Person which owns the relevant assets or projects;

(14) Liens incurred in connection with a Qualified Receivables Transaction (which in the case of MAG and its Restricted Subsidiaries (other than Receivables Subsidiaries) shall be limited to receivables and related assets referred to in the definition of Qualified Receivables Transaction);

(15) Liens over any property, shares and/or stock so long as the aggregate amount of Indebtedness secured by all such Liens (excluding therefrom the amount of Indebtedness secured by Liens set forth in clauses (1) through (14), inclusive, above) does not exceed 10% of the Consolidated Net Tangible Assets of MAG and its Subsidiaries on a consolidated basis;

(16) step-in rights granted to counterparties under power purchase agreements; and

(17) rights of way, legal requirements, easements, restrictions (including zoning restrictions), covenants, consents, reservations, encroachments, variations, mineral reservations and rights, leases, licenses and other similar restrictions, charges, encumbrances (whether or not recorded) on any real property asset which (A) either (i) are shown in the applicable real property records on the Issue Date or (ii) which do not detract materially from the value or marketability of the applicable real property asset subject thereto, (B) do not interfere materially with the ordinary conduct of the business of MAG or any Restricted Subsidiary or any lessee under a lease or sublease, and (C) do not impair materially the use of, or access from and to, the applicable real property by MAG or any Restricted Subsidiary or any lessee under a lease;

(18) financing statements (including precautionary statements) filed in connection with a capital lease not prohibited under the Indenture or an operating lease; provided that no such financing statement extends to property or assets other than those which are subject to such capital lease or such operating lease;

(19) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(20) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any property or asset or interest therein which right of first refusal, option or contractual right is in connection with any Asset Sale permitted hereunder; and

(21) Liens granted by MAG or any Restricted Subsidiary on its rights under any insurance policy to the extent granted to the insurers under such insurance policies or any insurance premium finance company to secure the payment of the premiums and other amounts.

      “Permitted Refinancing Indebtedness” means any Indebtedness of MAG or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MAG or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith);

(2) either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the New Secured Notes; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Secured Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the New Secured Notes on terms at least as favorable to the Holders of New Secured Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, as reasonably determined by MAG or such Restricted Subsidiary.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Project Finance Indebtedness” shall mean Indebtedness of any Person (not exceeding the cost of the development, acquisition, construction or creation of the relevant asset or project) incurred in connection with the financing of any asset or project acquired after the Issue Date or any Approved Project, the repayment of which Indebtedness is to be made from the revenues arising out of, or other proceeds of, such Approved Project, with recourse to those revenues and proceeds and assets forming the subject matter of such asset or project or Approved Project (including, without limitation, insurance, contracts and shares or other rights of ownership in the Person which owns the relevant assets or project) and other assets ancillary thereto but without substantial recourse to any other asset or otherwise to such Person; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements or as the result of such Person granting a Lien on, or transferring to any other Person, the assets of an Approved Project.

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by MAG or any of its Subsidiaries pursuant to which MAG or any of its Subsidiaries sells, conveys or otherwise transfers to:

(1) a Receivables Subsidiary (in the case of a transfer by MAG or any of its Subsidiaries, which transfer may be effected through MAG or one or more Subsidiaries); and

(2) any other Person (in the case of a transfer by a Receivables Subsidiary),

or grants a security interest in, any accounts receivable, instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the “Receivables”) of MAG or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions of such type; provided that a Receivables Subsidiary participating in a Qualified Receivables Transaction shall meet the requirements set forth in the definition of “Receivables Subsidiary.”

      “Receivables Subsidiary” means a Subsidiary of MAG which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of MAG (as provided below) as a Receivables Subsidiary:

(a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1) is guaranteed by MAG or any Subsidiary of MAG (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(2) is recourse to or obligates MAG or any Subsidiary of MAG in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or

(3) subjects any property or asset of MAG or any Subsidiary of MAG (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities substantially similar to those in existence on the Issue Date or such as are customarily entered into in connection with a Qualified Receivables Transaction;

(b) with which neither MAG nor any Subsidiary of MAG has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to MAG or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MAG, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) with which neither MAG nor any Subsidiary of MAG has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of MAG will be evidenced to the New Secured Notes Trustee by filing with the New Secured Notes Trustee a certified copy of the resolution of the Board of Directors of MAG giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Refinancing Disqualified Stock” means any Disqualified Stock of MAG issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of MAG; provided that:

(1) the amount of such Refinancing Disqualified Stock does not exceed the amount of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith); and

(2) either (a) such Refinancing Disqualified Stock by its terms, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise at the option of the holder thereof, in whole or in part, on or later than the final maturity date of, or date that by its terms, or upon the happening of any event, matures, or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise at the option of the holder thereof, in whole or in part, of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded or (b) all scheduled payments on or in respect of such Refinancing Disqualified Stock (other than dividend payments) shall be at least 91 days following the final scheduled maturity of the New Secured Notes.

      “Refinancing Preferred Stock” means any Preferred Stock of MAG issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Preferred Stock of MAG provided that:

(1) the amount of such Refinancing Preferred Stock does not exceed the amount of the Preferred Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith); and

(2) such Refinancing Preferred Stock is not Disqualified Stock.

      “Refinancing Subsidiary Preferred Stock” means any Preferred Stock of any Restricted Subsidiary of MAG issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Preferred Stock of such Restricted Subsidiary; provided that:

           (1) the amount of such Refinancing Subsidiary Preferred Stock does not exceed the amount of the Preferred Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith); and

(2) such Refinancing Subsidiary Preferred Stock is not Disqualified Stock.

      “Remaining Old Notes” means those 7.4% Senior Notes due 2004 issued by Mirant and those 7.625% Senior Notes due May 2006 issued by MAG that are not exchanged for New Secured Notes pursuant to the exchange offer.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

      “Secured Indebtedness” means any Indebtedness with respect to which Liens on the Collateral have been granted pursuant to the Security Documents.

      “Secured Parties” means, the Persons that, from time to time, shall receive the benefit of Liens on the Collateral pursuant to the Security Documents.

      “Security Documents” means those stock pledge agreements, security agreements, mortgages and similar documents (including without limitation the Security Agreement) granting the Collateral Agent, Liens on the Collateral for the benefit of the Secured Parties.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Specified Junior Securities” means subordinated debt securities issued by MAG that:

(1) are subordinated in right of payment in full to the New Secured Notes;

(2) have a final maturity date occurring at least 91 days after the final maturity date of the New Secured Notes and have a Weighted Average Life to Maturity at least 91 days longer than the Weighted Average Life to Maturity of the New Secured Notes; and

(3) are not convertible into any other securities except Equity Interests of MAG (other than Disqualified Stock).

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Total Assets” means the total consolidated assets of MAG and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of MAG and its Restricted Subsidiaries.

      “Unrestricted Subsidiary” means any Subsidiary of MAG that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with MAG or any Restricted Subsidiary of MAG unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MAG or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MAG; and

(3) is a Person with respect to which neither MAG nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

except in the case of clause (3) or to the extent

(a) that MAG or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Debt) pursuant to “-Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock” above and

(b) the provision of such guarantee and the incurrence of such indebtedness otherwise would be permitted under “— Certain Covenants — Restricted Payments” above.

      Any designation of a Subsidiary of MAG as an Unrestricted Subsidiary shall be evidenced to the New Secured Notes Trustee by filing with the New Secured Notes Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of MAG as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” MAG shall be in default of such covenant. The Board of Directors of MAG may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MAG of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The Out-of-Court Alternative: Restructured Credit Facilities

      These Exchange Offers are subject to Mirant’s concurrent entry into the Mirant Secured Credit Facility, MAG’s concurrent entry into the MAG Secured Credit Facility and MAEM’s concurrent entry into the MAEM Credit Facility. The Mirant Secured Credit Facility will consist of (i) the Mirant Revolving Credit Facility, (ii) the Mirant Term A Loan Facility and (iii) the Mirant Term B Loan Facility. Concurrently, MAG will enter into the MAG Secured Credit Facility with the MAG Bank Lenders which will consist of a term loan facility of up to $300 million and will refinance MAG Bank Debt. The lenders under the Mirant Term A Facility, the Mirant Liquidity Facility and the MAG Secured Credit Facility, and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by first priority liens on the Collateral; provided that in no event will the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion. The lenders under the Mirant Revolving Facility and the Mirant Term B Facility, the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by second priority liens on the Collateral; provided that in no event will the aggregate amount of the indebtedness secured by a second lien exceed $4.1 billion.

      Mirant hopes to restructure the Bank Debt by means of entering into the Restructured Credit Facilities, but no agreement has yet been reached with any of the Bank Lenders. While Mirant expects to continue negotiations with the Bank Lenders, no assurance can be given that any agreement will be reached with the Bank Lenders prior to July 15, 2003, in which case Mirant may seek to effect the Restructuring Transactions by means of the In-Court Alternative. For a description of the essential terms of the Restructured Credit Facilities, see Annex A — Summary of Principal Terms and Conditions of the Restructured Credit Facilities.

Warrants

      Under the Out-of-Court Alternative, upon the effective date of the Mirant Secured Credit Facility, the MAG Secured Credit Facility and the MAEM Credit Facility, Mirant expects to grant to the Bank Lenders Warrants equal to 3% of the Mirant’s outstanding common stock upon such effective date. The Warrants will be exercisable for seven (7) years after the closing date at an exercise price equal to 120% of the daily average price of Mirant common stock as quoted on the New York Stock exchange for thirty (30) consecutive trading days ending six (6) months from the Closing Date. For more information regarding the rights, preferences and privileges associated with the Warrants, see section captioned “Description of the Warrants.”

MAEM Credit Facility

      MAEM will enter into the MAEM Credit Facility with the MAEM Lender which will consist of a term loan facility of up to $225 million and will refinance the Commodity Prepay Facility. The MAEM Credit Facility will be unsecured. In addition, Mirant will enter into the MAEM Secured Guaranty to guarantee the obligations of MAEM under the MAEM Credit Facility.

      The MAEM Secured Guaranty will be guaranteed by a secured guaranty issued by the Senior Guarantors and Limited Guarantors listed on Annex G and an unsecured, subordinated guaranty issued by the Subordinated Guarantors listed on Annex G. Upon the occurrence and continuance of an event of default under the MAEM Credit Facility, the MAEM Lender shall be entitled to exercise remedies against MAEM; provided that the MAEM Lender shall not enforce the MAEM Secured Guaranty until the earliest to occur of (x) the maturity date of the MAEM Credit Facility, (y) a payment default under the MAEM Credit Facility and (z) the acceleration of the obligations under the Mirant Credit Facility. The MAEM Credit Facility will mature on the fifth anniversary of the Closing Date.

The In-Court Alternative; Mirant Term Loan Facility, MAEM Credit Facility and MAG Secured Credit Facilities

      Under the In-Court Alternative, the existing Mirant Bank Lender would be repaid pursuant to a new credit facility which we refer to as the Mirant Term Loan Facility and as generally described below. In addition, MAEM Lenders would be repaid pursuant to the terms of the MAEM Credit Facility.

MAEM Credit Facility

      MAEM will enter into the MAEM Credit Facility with the MAEM Lender which will consist of a term loan facility of up to $225 million and will refinance the Commodity Prepay Facility. The MAEM Credit Facility will be unsecured. In addition, Mirant will enter into the MAEM Secured Guaranty to guarantee the obligations of MAEM under the MAEM Credit Facility.

      The MAEM Secured Guaranty will be guaranteed by a secured guaranty issued by the Senior Guarantors and Limited Guarantors listed on Annex E and an unsecured, subordinated guaranty issued by the Subordinated Guarantors listed on Annex E. Upon the occurrence and continuance of an event of default under the MAEM Credit Facility, the MAEM Lenders shall be entitled to exercise remedies against MAEM; provided that MAEM Lender shall not enforce the MAEM Secured Guaranty until the earliest to occur of (x) the maturity date of the MAEM Credit Facility, (y) a payment default under the MAEM Credit Facility and (z) the acceleration of the obligation under the Mirant Term Loan Facility. The MAEM Credit Facility will mature on the fifth anniversary of the closing date. Provisions with respect to interest rate, amortization and mandatory prepayments are described below under the caption “Loans, Interest, Prepayments.” The MAEM Credit Facility will contain a payment default and a cross-default to the Mirant Term Loan Facility.

Loans, Interest, Prepayments

      In the In-Court Alternative, Mirant will enter into a Term Loan Agreement, which we refer to as the Mirant Term Loan Facility, under which all funded amounts and drawn letters of credit under the Mirant Bank Debt, and the Turbine Facility (estimated, as of June 25, 2003, to be $2.549 billion will be converted into an equal amount of new term loans, consisting of two tranches, both having five year terms from the effective date of the Mirant Term Loan Facility. Amortization of $500 million will be due on the fourth anniversary of the closing date. Although the total commitments under the Mirant Bank Debt, are approximately $2,700,000,000, as of the date of this Offering Circular, approximately $1.03 billion of such commitments relate to outstanding but undrawn letters of credit issued by one or more of the Mirant Bank Lenders under the CSFB 4-year Revolver and/or the Citibank “C” Facility and are being used to support the operations of Mirant and certain of its subsidiaries’ business. To the extent that Mirant’s reimbursement obligations to these lenders remain contingent as of the Petition Date and at any time thereafter, such claims shall not comprise Allowed Mirant Bank Claims. If and to the extent that any such contingent reimbursement obligations become fixed upon the drawing of a letter of credit, such obligations shall then become an Allowed Mirant Bank Claim. We cannot, at this time, predict the number or amount of such outstanding letters of credit that will be drawn by the counterparties thereto and, as such, cannot accurately predict the total amount of the Mirant Term Loan Facility, which may increase over time as, if and to the extent that the reimbursement obligations become fixed as a result of such outstanding letters of credit being drawn.

Warrants

      Under the In-Court Alternative, if the Mirant Bank Lenders vote as a class in favor of the Plan of Reorganization, Mirant expects to also grant to the Mirant Bank Lenders and the MAEM Lender on the Distribution Date of the Plan of Reorganization Warrants to purchase 13,033,935 shares of Mirant’s outstanding common stock upon such Distribution Date. The strike price for such warrants (if granted) will be determined six months after the Distribution Date and will be equal to 120% of the average closing price of Mirant common stock as quoted on the New York Stock Exchange for thirty (30) consecutive trading days ending six (6) months from the Distribution Date. The Warrants will be exercisable for a period of seven years beginning six months from the date they are granted. For more information regarding the rights, preferences and privileges associated with the Warrants, please see section captioned “Description of the Warrants.”

     Loans

      In the In-Court Alternative, Mirant will enter into a Term Loan Agreement which we refer to as the Mirant Term Loan Facility, under which the Mirant Bank Debt and the Turbine Facility will be converted into up to $2,925,000,000 of new term loans, consisting of two tranches, both having five year terms from the effective date of the Mirant Term Loan Facility. Amortization of $500 million will be due on the fourth anniversary of the closing date. The amount is reduceable to the extent Mirant makes the full amount of any of the “Target Prepayments” described below under the caption “Target Prepayments” in an amount equal to 50% of the amount of such prepayments.

     Voluntary and Mandatory Prepayments

      The Mirant Term Loan Facility will allow Mirant to make voluntary prepayments of the loans on one (1) business day’s notice (for base rate loans) or five (5) business days’ notice (for LIBOR loans) in a minimum amount of $10 million or $1 million increments in excess thereof without penalty, subject to certain customary breakage cost gross-ups. In addition, Mirant will be required to prepay the loans with proceeds received from certain transactions, as follows:

•	no later than five (5) business days from receipt thereof, 100% of any net cash proceeds from certain asset sales described at (f) under “20. — Restrictions on Mergers and Sales of Assets” above the first $561,000,000 so received by Mirant or its Restricted Subsidiaries,

•	no later than five (5) business days from receipt thereof, 100% of any net cash proceeds from a condemnation event or from insurance payments (other than from business interruption insurance), in each case in excess of $20 million, received by Mirant or any Grantor Subsidiary (for a listing of the Grantor Subsidiaries, see Annex B) which, in the case of insurance proceeds, is not committed within 180 days of the loss event to repair or replace the insured property (such repair or restoration to be completed within 24 months thereof),

•	100% of the proceeds of certain additional permitted indebtedness described in subsections (c)(i) and (c)(ii) and (k) under the caption “— Limitations on Incurrence of Indebtedness” below, within six months of receipt thereof, if such proceeds are not applied towards repayment of the Remaining Old Notes (as defined in subsection (m) under the caption “— Limitations on Incurrence of Indebtedness” below),

•	50% of the proceeds of any preferred or preference securities, common equity securities, or warrants or options for the same, in each case issued for cash proceeds only (except for the conversion of any convertible security into our ordinary common stock) so long as any convertible securities are convertible only into our ordinary common stock (we refer to securities meeting such requirements as “Junior Securities”) within six (6) months after the receipt thereof; if such proceeds are not applied towards repayment of the Remaining Old Notes.

•	The lesser of (i) 50% of Mirant’s Excess Cash Flow or (ii) the positive difference between Available Liquidity and the Minimum Liquidity Level (determined at the end of each fiscal year) within 120 days after the end of Mirant’s fiscal year and

      “Available Liquidity” shall mean, for Mirant, for any fiscal year (x) cash and cash equivalents as set forth on the consolidated balance sheet of Mirant and its subsidiaries as of December 31 of such fiscal year, minus (y) the sum of (A) Restricted Cash as of December 31 of such fiscal year; (B) net cash proceeds required to be applied (but not yet applied) toward mandatory prepayments as of December 31 of such fiscal year pursuant to the first four bullets above and (C) net cash proceeds that Mirant and its subsidiaries are entitled to retain pursuant to the first, second and fourth bullets above.

      “Excess Cash Flow” shall mean, for Mirant, for the period beginning on January 1 of any applicable fiscal year, commencing January 1, 2004 and ending on December 31 of the applicable fiscal year: (x) the difference between (i) Available Liquidity for the applicable fiscal year and (ii) Available Liquidity for the prior fiscal year.

      “Restricted Cash” shall mean (i) cash and cash equivalents unavailable for distribution to Mirant or which are restricted from being so distributed due to debt service reserve requirements or applicable legal or contractual requirements; (ii) deposits made by Mirant or any of its subsidiaries to support letters of credit and deposits held by Mirant or any of its subsidiaries for the benefit of trading counterparties; and (iii) cost of repatriating funds to the United States.

      “Minimum Liquidity Level” means, as of December 31 of the fiscal years set forth below, the amount opposite such year:

2004	$800 million
2005	$600 million
2006	$600 million
2007	$500 million

      The proceeds of any mandatory prepayments described in the first two bullets above must be applied first to prepay outstanding loans under the MAG Secured Credit Facility in full, and then to prepay the loans under the Mirant Term Loan Facility. The proceeds of the latter three bullets will be applied pro rata between lenders under the MAG Secured Credit Facility and the Mirant Term Loan Facility and the holders of the MAEM Secured Guaranty. In all mandatory prepayments applied to the loans under the Mirant Term Loan Facility, the amortizing tranche of loans will be repaid in full before payment is made on the non-amortizing tranche of loans.

Target Prepayments

      Interest on the outstanding principal of the loans will be due quarterly in arrears. At Mirant’s option and subject to certain limitations, the interest rate on the loans will be either (a) the base rate plus 3.25% or (b) LIBOR plus 4.25%.

      Mirant may elect different rates for separate portions of the loans and may convert loans from one type of interest rate to another type, in each case subject to certain conditions so long as no more than ten (10) different loans of different interest types are outstanding at any time. If Mirant does not repay at least $200 million principal amount of the loans outstanding under the Mirant Term Loan Facility and the MAEM Credit Facility (whether through optional or mandatory prepayments) by the second anniversary of the closing date, each of these margins will increase by 0.5%. If Mirant does not repay at least $500,000,000 principal amount of the loans outstanding under the Mirant Term Loan Facility and the MAEM Credit Facility whether through optional or mandatory prepayments, but without including the “soft” amortization payment of $200 million made on or prior to the second anniversary of the closing date by the third anniversary of the closing date, each of these margins will increase by 0.5%. A penalty of 2% on top of the prevailing interest rate will be payable on the occurrence of a payment event of default.

      On the closing date, Mirant will pay a fee of 1% of the principal amount to the lenders under the Mirant Term Loan Facility. If Mirant does not repay at least $200 million principal amount of the loans outstanding under the Mirant Term Loan Facility and the MAEM Credit Facility (whether through optional or mandatory prepayments) by the second anniversary of the closing date, Mirant is required to pay an additional fee of 25 basis points on then-outstanding principal. If Mirant does not repay at least $500,000,000 principal amount of the loans outstanding under the Mirant Term Loan Facility and the MAEM Credit Facility whether through optional or mandatory prepayments, but without including the “soft” amortization payment of $200 million made on or prior to the second anniversary of the closing date by the third anniversary of the closing date, Mirant is required to pay an additional fee of 100 basis points on then-outstanding principal. Mirant will also pay certain fees to the Administrative Agent under a separate fee letter.

Conditions Precedent

      The effectiveness of the Mirant Term Loan Facility is conditioned upon, among other things:

•	delivery of duly executed copies of all relevant agreements;

•	certified copies of our and the Guarantor Subsidiaries’ organizational documents (for a listing of the Guarantor Subsidiaries, see Annex B);

•	delivery of legal opinions;

•	perfection of certain security interests being granted;

•	payment of then-due fees and expenses of the lenders;

•	termination of the facilities which are being refinanced by the Mirant Term Loan Facility;

•	either we and the required lenders under our existing credit facilities must have executed and delivered amendments to such credit facilities necessary to consummate the transactions contemplated by the Mirant Term Loan Facility, or our obligations under our existing credit facilities must have been paid in full simultaneously with the closing of the Mirant Term Loan Facility and the commitments of the lenders thereunder must have terminated simultaneously therewith;

•	confirmation by the bankruptcy court of the Plan of Reorganization; and

•	the issuance of warrants as contemplated by the Warrant Agreement (described herein under the caption “— Description of Warrants.” in the Mirant Offering Circular and Disclosure Statement).

Representations and Warranties

      Mirant and each of its Guarantor Subsidiaries will make customary representations regarding, among other things, their organization, due authorization of executed documents, no pending litigation (other than as disclosed in public filings), no material adverse change, financial statements, and compliance with applicable laws.

Covenants

      Mirant will be subject to the following covenants contained in the Mirant Term Loan Facility:

1. Financial Statements and Other Information

Mirant will furnish or cause to be furnished to the Administrative Agent and each lender under the Mirant Term Loan Facility:

(a) No later than 120 days from the end of each fiscal year: (i) Mirant’s audited consolidated balance sheet and the related audited consolidated statements of operations or income, stockholders’ equity, income and cash flows for Mirant and its consolidated subsidiaries and the corresponding figures at the end of, and for, the preceding fiscal year, accompanied by a report and opinion of an independent public accountant confirming such accounts have been prepaid in accordance with GAAP; and (ii) a comparison of Mirant’s actual performance and that of Mirant and its consolidated subsidiaries for such fiscal year to the corresponding figures for the prior fiscal year and to the projected performance for such fiscal year as per the business plan previously delivered to the lenders, together with an explanation of any material variances;

(b) No later than sixty days after the end of each of the first three fiscal quarters of any fiscal year (or 90 days in the case of the 2003 quarterly financial statements): (i) Mirant’s unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and cash flows for such fiscal quarter, and for the portion of the fiscal year ended as at the end of such fiscal quarter (other than consolidated statement of cash flow), for Mirant and its consolidated subsidiaries and the corresponding figures for the corresponding periods in the preceding fiscal year, together with a certificate signed by a financial officer to the effect that such financial statements reflect all adjustments necessary to present fairly in all material respects Mirant’s financial position and that of its consolidated subsidiaries at the end of the fiscal quarter and the results of operations for the fiscal quarter then ended in conformity with GAAP consistently applied, subject to the absence of footnotes and (ii) a comparison of Mirant’s actual performance and that of Mirant and its consolidated subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended to the projected performance for such fiscal quarter and for such portion of the year, respectively, as per the business plan previously delivered to the lenders, together with an explanation of any material variances;

(c) Within 120 days of the end of each fiscal year and 60 days from the end of each of Mirant’s first three fiscal quarters (or 90 days in the case of the 2003 quarterly financial statements), a certificate of a financial officer (i) stating whether or not such officer has knowledge of any condition or event which would constitute a default or event of default (as described in the section captioned “— Events of Default” below) and, if so, specifying in reasonable detail each such condition, the nature thereof and what action has or is being taken or is proposed with respect thereto; (ii) setting forth calculations of Mirant’s interest coverage ratio, leverage ratio, and capital expenditures for the periods covered thereby; (iii) at the end of Mirant’s fiscal year, attaching a certificate setting forth the calculation of Excess Cash Flow, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of Mirant’s most recent audited financial statements previously delivered, and specifying the effect of such change on Mirant’s financial statements;

(d) [Reserved]

(e) copies of any management letters submitted by Mirant’s independent public accountants to management in connection with their annual audit, together with copies of all written responses from management;

(f) copies (without duplication of any other required deliverables) of all financial statements, reports and other material written communications delivered under the Mirant Exit Facility;

(g) a report on some of Mirant’s trading activities within sixty days after the end of each fiscal quarter;

(h) copies of mailings to Mirant’s shareholders of financial statements, reports, proxy statements and other material written communications;

(i) Notices of any “reported events” under ERISA for Mirant or any of its affiliates;

(j) No later than five business days after receipt thereof, any material notice from any insurance company or agent relating to any loss by Mirant or any Guarantor Subsidiary of $20,000,000 or more in a single or related occurrence, along with copies of such notices and/or correspondence;

(k) From time to time, additional information regarding (i) Mirant’s or the Guarantor Subsidiaries’ financial condition, (ii) compliance with the terms of the Mirant Term Loan Facility or related documents or (iii) any of the collateral (including real property) securing the Mirant Term Loan Facility, as the Administrative Agent may reasonably request; and

(l) Within fifteen (15) days after the business plan for Mirant and its consolidated subsidiaries is approved by its Board of Directors, an updated version of such business plan, showing the projections and forecasts of the financial condition and operations for each fiscal quarter of the immediately succeeding fiscal year and for each annual period for the succeeding four fiscal years.

2. Existence; Compliance with Laws. Except in connection with a permitted merger, consolidation or the sale of all or Mirant’s properties or assets on the terms described under the caption “ – Merger, Sale of Assets, Etc.” below, Mirant will, and will cause each of its subsidiaries to (i) preserve and keep in full force and effect Mirant’s, or such subsidiaries’, existence, licenses, permits, authorizations, rights of way and the like unless failure to do so could not reasonably result in a material adverse effect; and (ii) to comply with applicable statutes, ordinances and laws, unless failure to do so could not reasonably be expected to result in a material adverse effect.

3. Maintenance of Properties. Mirant will, and will cause each of the Guarantor Subsidiaries to, keep and maintain tangible property in good repair, working order, and condition in accordance with prudent industry practices and make all necessary and proper repairs, renewals, replacements, additions and improvements to such tangible property, comply with the provisions of all laws, leases and other agreements to which Mirant or such subsidiaries are party so as to prevent any loss or forfeiture of such property or property interests, unless failure to do so could not reasonably expected to result in a material adverse effect.

4. Notice of Material Events. Promptly after Mirant, or any of the Guarantor Subsidiaries, obtain knowledge of (i) any default or event of default under the Mirant Term Loan Facility; (ii) any material adverse effect or any action, event, development, condition or circumstance which would reasonably be expected to have a material adverse effect; (iii) any other event which would reasonably be expected to decrease materially the value of the collateral securing the Mirant Term Loan Facility or the real property encumbered by the Security Agreement (see the section of this Offering Circular and Disclosure Statement captioned “Description of the Collateral and Intercreditor Arrangement — Security Agreement” for a description of the Security Agreement), taken as a whole; (iv) any person’s giving any notice or taking any other action to enforce remedies with respect to a claimed default due to non-payment of debts or entry of judgments as described below in the section of this Offering Circular captioned “Events of Default,” or (v) the fact that any material portion of the collateral (including real estate) securing the Mirant Term Loan Facility or encumbered by the Security Agreement is damaged or destroyed or subject to condemnation.

5. Insurance. Mirant will, and will cause each of the Guarantor Subsidiaries to, keep assets which are of an insurable character insured as is customary for companies similar to such persons. All such insurance will to the extent such provisions can be obtained in the commercial insurance market on commercially reasonable terms (i) contain a lender’s loss payable endorsement in favor of the collateral agent and a severability of interest clause, (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof, will be effective without thirty days’ written notice to the Administrative Agent and Collateral Agent, (iii) name the Collateral Agent as loss payee, with the right, if an event of default has occurred and is then continuing, to adjust losses and claims with respect to such property, as an additional insured, (iv) state that none of the secured parties will be responsible for premiums, commissions, assessments or advances and (v) contain a waiver of set-off or subrogation rights against the secured parties. Upon the request of the Administrative Agent or the Collateral Agent, Mirant will provide a schedule of all insurance maintained by Mirant and each of the Guarantor Subsidiaries and Mirant will furnish copies of the relevant policies or certificates to the Collateral Agent.

6. Books and Records. Mirant will, and will cause each of its subsidiaries to, maintain at all times, in accordance with GAAP (or, with respect to non-US subsidiaries, the applicable local generally accepted accounting standard), true and complete books and records of Mirant or its subsidiaries’ financial operations. Access to Mirant’s and any Significant Subsidiary’s books and records and relevant property or assets will be provided to the Administrative Agent upon reasonable notice. Significant Subsidiary is defined to mean each of the Grantor Subsidiaries, and any other subsidiary that owns (on an unconsolidated basis) in excess of 5% of the book value of Mirant and its consolidated subsidiaries’ consolidated assets. Mirant will permit the Administrative Agent to discuss Mirant’s or its Significant Subsidiaries’ affairs, finances and accounts with its officers and independent accountants, for the purpose of verifying any reports or documents related to the Mirant Term Loan Facility, or for otherwise ascertaining compliance with the Mirant Term Loan Facility.

7. Observance of Agreements. Mirant will, and will cause each of its subsidiaries (other than the California Subsidiaries, as defined under clause 8 below) to, duly observe and perform all the terms and conditions of any agreement to which Mirant or its subsidiaries are a party in a manner consistent with prudent business judgment, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a material adverse effect.

8. Taxes and Charges. Mirant will, and will cause each of its Guarantor Subsidiaries to, duly and timely pay all taxes and other governmental charges or claims for labor, materials, or supplies which if unpaid would become a lien upon any of Mirant’s property or that of any of the Guarantor Subsidiaries (other than permitted liens); provided, however, that any such tax, or governmental charge or claim for labor, materials or supplies need not be paid if the validity or amount thereof is being contested in good faith by appropriate proceedings, such contest effectively suspends collection of the contested obligation and the enforcement of any lien securing such obligation, and the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect; and provided, further, that such party will pay all such taxes or other governmental charges or claims for labor, materials or supplies upon the commencement, or during the pendency, of any unstayed or effectively enjoined proceedings to foreclose or enforce any lien which may have attached as security. This covenant will not apply to the California Subsidiaries.

      “California Subsidiaries” shall mean Mirant Delta, LLC, Mirant Potrero, LLC, Mirant California Investments, Inc. and Mirant California, LLC.

9. Further Assurances; Security Interests. Mirant will, and will cause its Guarantor Subsidiaries to, upon the request of the Administrative Agent and at Mirant’s expense, take any such further action as may be reasonably necessary or reasonably requested by the Administrative Agent to carry out the provisions and purposes of the Mirant Term Loan Facility and associated documents.

10. Environmental Laws. Mirant will promptly notify the Administrative Agent upon obtaining notice to Mirant or to any of its Guarantor Subsidiaries of any environmental violation or potential violation, which could reasonably be expected to have a material adverse effect. Mirant and its Guarantor Subsidiaries will conduct and complete all investigations and all remedial, removal and other actions required under all applicable environmental laws, except where failure to do so would not have a material adverse effect, and Mirant will indemnify and hold harmless the administrative agent and the lenders under the Mirant Term Loan Facility from and against any liability, expense and cost, arising out of or relating to any environmental liabilities or costs associated with the same.

11. Subsidiaries. Subject to certain exceptions, if any subsidiary is acquired by Mirant or by any Guarantor Subsidiary after the closing date of the Mirant Term Loan Facility, which subsidiary has assets with a book value in excess of $10,000,000 at any time, Mirant will notify the Administrative Agent and deliver to the Collateral Agent (for any such entity that is not a Foreign Subsidiary) an instrument of assumption and joinder of such entity to the Mirant Term Loan Facility; UCC-1 financing statements; organizational documents with respect to such subsidiary; legal opinions; appropriate mortgages or other security documents as may be reasonably requested by the Collateral Agent; and, if applicable, certificates or instruments representing 100% of the equity in such subsidiary together with an undated stock power executed in blank. For any such Foreign Subsidiary acquired that is a direct subsidiary of Mirant or any Guarantor Subsidiary, Mirant will arrange for the pledge by Mirant or its subsidiary (as applicable) of the equity of such Foreign Subsidiary, provided that no more than 65% of the total outstanding equity of such Foreign Subsidiary shall be required to be so pledged. “Foreign Subsidiary” shall mean any (a) subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia or (b) any subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia and whose assets (other than Equity Interests of one or more subsidiaries that are Foreign Subsidiaries within the meaning of clause (a) of this definition) constitute a de minimis amount of such subsidiary’s assets.

12. Real Property. Subject to certain exceptions, if, after the closing date of the Mirant Term Loan Facility, Mirant or any Guarantor Subsidiary acquires any real property having a fair market value of $10,000,000 or more, Mirant or such subsidiary will, unless the property is subject to a prior lien, cannot be attached, or can be attached only with restrictions, (i) promptly after such acquisition provide notice to the Administrative Agent and the Collateral Agent, providing sufficient detail for the filing of a mortgage thereon, a description of such property and an appraisal or good faith estimate of the current fair market value of such property and (ii) promptly deliver to the Collateral Agent a mortgage for the benefit of the secured parties and such other relevant documents as the Administrative Agent and Collateral Agent may reasonably request.

13. Use of Proceeds. No portion of the proceeds of the Mirant Term Loan Facility may be used by Mirant or any of its subsidiaries for the purpose of buying or carrying any “margin stock,” as defined by Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

14. Deposit Accounts; Securities Accounts. All cash, marketable securities or repurchase obligations thereof, deposit accounts, time deposits, commercial paper, investments in money market funds, and similar cash equivalents must be maintained in one or more deposit accounts or security accounts (as defined in the UCC) as described in the Security Agreement, now or hereafter held by Mirant or any Guarantor Subsidiary, subject to certain ordinary course, de minimis exceptions.

15. Margin Accounts. All customer margin accounts will be segregated from Mirant and the Guarantor Subsidiaries’ other funds and accounts.

16. Limitations on Incurrence of Indebtedness. Mirant will not create, incur, assume or permit to exist, or permit any of its subsidiaries (other than Mirant Grand Bahamas, Ltd., Grand Bahama Power Company Limited, Mirant Bahamas Investments Limited, ICD Utilities Limited, Mirant JPSCO (Barbados) SRL, or Jamaica Public Service Company Limited), who we refer to as our “Restricted Subsidiaries” to create, incur, assume or permit to exist, any indebtedness other than the following (which we refer to as Permitted Indebtedness):

(a) Indebtedness (i) under the Mirant Term Loan Facility, the MAEM Credit Facility, MAEM Secured Guaranty, the MAG Secured Credit Facility, and the Mirant Exit Facility and (ii) the New Mirant Notes and the New Secured Notes;

(b) Indebtedness existing on, or required to be incurred pursuant to any contractual obligation existing on, the date the Mirant Term Loan Facility is signed;

(c) Indebtedness

(i) incurred by Mirant to refinance any of the debt under the Mirant Term Loan Facility; or

(ii) issued by Mirant or any Guarantor Subsidiary which consists of subordinated debt (where the subordination provisions are at least as favorable to the lenders under the Mirant Term Loan Facility as those provisions appended to the Mirant Term Loan Facility, or are otherwise satisfactory to the Administrative Agent);

provided that the terms of any of the foregoing debt (including, in the case of refinancing indebtedness, any security therefor) require (for (c)(ii) only) no principal amortization prior to the Mirant Term Loan Facility’s maturity date, and (for (c)(i) only) provide for an amortization schedule equivalent to that provided under the Mirant Term Loan Facility, and in both cases provide for a final maturity no earlier than ninety (90) days after, the Mirant Term Loan Facility’s maturity date; will specify an interest rate no greater than the then applicable market rate for debt with comparable terms; will require that the net cash proceeds of such debt are applied in the manner described in the section titled “Loans, Interest, Prepayments” above; and with respect only to subsection (i) of this paragraph, will provide that Mirant is the direct obligor for such debt;

(d) debt incurred by Mirant or its Restricted Subsidiaries with respect to capital leases and other purchase money indebtedness to the extent permitted as described in subsection (e) below under the caption “Restrictions on Liens”;

(e) non-recourse project finance debt;

(f) Intercompany Payments (as defined below) constituting indebtedness;

(g) debt owing by Mirant or any Guarantor Subsidiary to either Mirant or any other Guarantor Subsidiary (other than Intercompany Payments constituting debt); debt owing from any Restricted Subsidiary that is not a Guarantor Subsidiary to another Restricted Subsidiary that is not a Guarantor Subsidiary, and debt owing from one of Mirant or its Guarantor Subsidiaries to any Restricted Subsidiary that is not a Guarantor Subsidiary so long as this last category of debt is subordinated on terms set forth in a schedule to the Mirant Term Loan Facility;

(h) debt incurred by Mirant or any of its Restricted Subsidiaries in connection with hedging agreements;

(i) debt of a person which becomes a subsidiary of Mirant or one of its Restricted Subsidiaries after the signing date of the Mirant Term Loan Facility; provided that such debt existed at the time the person became a subsidiary rather than in anticipation of its acquisition; no default or event of default has occurred and is continuing immediately after giving effect to the acquisition; and such debt is non-recourse to Mirant or any of its other Restricted Subsidiaries (other than such person and its subsidiaries to the extent such debt was recourse to such person at the time it became a subsidiary);

(j) debt secured by a pre-existing lien on any asset Mirant or any of its Restricted Subsidiaries acquire; provided that such debt existed at the time the relevant asset was acquired rather than in anticipation of its acquisition; is recourse only to the specific asset acquired and is otherwise non-recourse to Mirant or any of its Restricted Subsidiaries, and no default or event of default has occurred and is continuing immediately after giving effect to the acquisition;

(k) refinancings or renewals of permitted debt (other than debt permitted under clause (a)(i), (m) and (n)); provided that the refinancing of debt permitted by the exceptions described in paragraphs (a)(i), (b), (c)(i), (e), (i), (j) or (l) must be either in an amount equal to or less than the debt being refinanced or renewed, or the excess amount must be applied as a prepayment in accordance with the requirements described above in the section titled “Loans, Interest, Prepayments” above; and must have a final maturity date no earlier than the earlier of (A) ninety (90) days after the maturity date of the Mirant Term Loan Facility or the scheduled maturity date of the debt being so refinanced or renewed (and requiring no principal amortization prior to such date);

(l) (i) working capital debt of any of Mirant’s Canadian subsidiaries at any time outstanding up to Cdn $50,000,000 and (ii) debt incurred for general corporate purposes by Mirant Asia-Pacific Ventures, Inc. (“MAPV”) or any of its subsidiaries not to exceed $200 million at any time outstanding;

(m) refinancing indebtedness replacing, refunding or extending any Senior Notes, Convertible Debentures, or 7.625% Senior Notes (“Remaining Old Notes”) which are not exchanged for New Mirant Notes or New Secured Notes (as the case may be, “New Notes”) pursuant to the Mirant Exchange Offer or the Exchange Offer (each such term as defined in the section captioned “Description of Certain Other Indebtedness — Debt Securities”, below), provided, that principal and interest of such new debt will not exceed the Remaining Old Notes so refinanced; the obligor thereunder remains the same; such debt matures after the maturity date under the Mirant Term Loan Facility; the material terms taken as a whole of any instrument executed in connection with the refinancing are not materially more favorable to the lenders thereunder than the terms of any agreement or instrument governing the New Mirant Notes, and the applicable interest rate does not exceed the then applicable market interest rate for debt having similar terms;

(n) indebtedness issued in exchange for Mirant’s 5.75% Convertible Senior Notes due 2007 or its 7.9% Notes due July 2009, or our 7.2% Senior Notes due 2008 or our 8.3% Senior Notes due 2011 (for a description of each of the foregoing, see the section of this Offering Circular and Disclosure Statement captioned “Description of Certain Other Indebtedness — Debt Securities” below), which we will refer to as the “Exchange Notes”; provided that the aggregate principal amount of such new debt on the date of the exchange does not exceed the aggregate principal amount of the Exchange Notes so refinanced; such new debt matures no earlier than ninety (90) days after the maturity date of the Mirant Term Loan Facility; any dividend restrictions of such new debt are not more restrictive than the terms of the Mirant Term Loan Facility; the replacement debt creditors are the same parties as the existing Exchange Note lenders on the date of the exchange; and the annual interest payable in cash during any calendar year ending on or prior to December 31, 2008 will not be greater than the then applicable market rate of interest for debt having similar terms;

(o) letters of credit, surety bonds, guaranties, and performance bonds supporting obligations of Mirant’s subsidiaries, in each case in the ordinary course of business;

(p) in addition to the debt permitted by other paragraphs above, indebtedness in an aggregate outstanding principal amount for Mirant and its Restricted Subsidiaries will not exceed $50,000,000.

17. Restrictions on Liens. Mirant will not, and will not permit any Restricted Subsidiary to, create or have outstanding any lien on or over Mirant’s or its Restricted Subsidiaries’ assets, except for the following, which we refer to as permitted liens:

(a) pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, appeal, performance, completion or other similar bonds, and other obligations of a like nature incurred in the ordinary course of business;

(b) Liens for the benefit of carriers, warehousemen, suppliers of materials and equipment, mechanics and repairmen and other liens imposed by applicable law, securing obligations which are either no more than ninety (90) days past due or are being contested in good faith (provided the relevant person remains in compliance with the covenant regarding payment of taxes described above under the caption “— Covenants; — Taxes and Charges”;

(c) the liens of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents;

(d) liens existing on the closing date of the Mirant Term Loan Facility or required to be incurred pursuant to debt documents in existance on such closing date;

(e) liens limited to the particular assets being acquired or leased if the debt so secured does not exceed the cost of the relevant asset(s);

(f) liens arising out of or in connection with any judgment (i) to the extent no event of default results therefrom, any litigation being timely appealed in good faith, and provided that any related right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any of Mirant’s or its Restricted Subsidiaries’ property and assets has been and continues to be enjoined or effectively stayed;

(g) liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, provided the lien does not cause a violation of the covenant regarding taxes generally (described above under the caption “— Covenants; — Taxes and Charges”);

(h) financing statements (including precautionary statements) filed in connection with an operating lease or a capital lease that is not otherwise prohibited, provided that the financing statement does not extend to any property or assets other than the property subject to such capital or operating lease;

(i) rights of way, easements, restrictions (including zoning restrictions), covenants, consents, reservations, encroachments, variations, mineral reservations and rights, leases, licenses and other similar restrictions (whether or not recorded) on any real property asset which either are shown in the applicable real property records on the closing date or which do not detract materially from the value or marketability of the applicable real property asset, provided such lien does not interfere materially with the ordinary conduct of Mirant’s or its Restricted Subsidiaries’ business, or that of any lessee under a lease or sublease, and such lien does not impair materially the use of, or access from and to, the applicable real property;

(j) liens on the property or assets of a person which becomes a subsidiary of one of Mirant’s Restricted Subsidiaries after the closing date securing debt permitted as described in section 16(i) above; provided, that (i) such lien existed at the time such person became a subsidiary and was not created in anticipation of the acquisition of such person; (ii) any such lien does not cover any property after the time such person becomes a subsidiary which was not covered immediately prior thereto; and (iii) any such lien does not secure any debt other than debt existing immediately prior to such subsidiary’s acquisition;

(k) preexisting liens on an asset Mirant or its restricted subsidiaries acquire, provided the lien was not created in anticipation of the acquisition of such asset, the lien does not cover any assets other than the asset acquired, and does not secure any debt other than debt permitted pursuant to the covenant described at Section 16(j) above;

(l) statutory or common law liens such as banker’s liens, rights of setoff or similar rights, or ordinary course contractual rights of setoff or netting arrangements and similar rights with respect to deposit accounts, commodity accounts or securities accounts;

(m) liens running in favor of Mirant or the Guarantor Subsidiaries;

(n) ordinary course liens (i) on cash and short-term investments deposited in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or as collateral to a contract counterparty or issuer of surety bonds, to secure Mirant’s or its Restricted Subsidiaries’ obligations with respect to commercial and trading contracts, for the purchase, transmission, distribution, sale, lease or hedge of energy-related commodities or services, or interest rate, commodity price, or currency rate management contracts or derivatives, or (ii) on assets other than accounts or receivables but arising out of contracts relating to the generation, distribution or transmission of energy; in each case only if such liens relate to contracts which themselves were entered into in the ordinary course;

(o) liens incurred to secure obligations and owed to customers or trading or hedging counterparties in the ordinary course of Mirant’s or its subsidiaries’ trading business;

(p) liens incurred in the ordinary course securing Mirant’s or its Restricted Subsidiaries’ obligations to commercial trading counterparties under contracts with such persons that are subject to netting agreements (provided such liens do not secure obligations which are past due);

(q) inchoate statutory liens arising under ERISA;

(r) liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(s) rights of first refusal, options or other contractual rights or obligations to dispose of property or assets, which rights or options relate to asset dispositions otherwise permitted by the Mirant Term Loan Facility;

(t) liens securing indebtedness permitted under the exceptions described at (c)(i), (e), (h), (l), (m), or (q) under the heading “— Limitations on Incurrence of Indebtedness” above, or any refinancing of such debt permitted as described in (k) thereof (which liens, if granted in relation to project finance debt, shall also be permitted to extend to the capital stock of the entity that owns the relevant assets or project) ;

(u) certain liens or security interests to be granted in respect of specific assets listed on a schedule to the Mirant Term Loan Facility, and liens which do not secure debt but do encumber Mirant’s or its subsidiaries’ assets and which are permitted under certain specified contracts;

(v) liens on insurance policies granted by Mirant or its Restricted Subsidiaries to the relevant insurers or any insurance premium finance company to secure the payment of premiums and other related amounts;

(w) any other liens on Mirant’s or its Restricted Subsidiaries’ assets so long as the aggregate amount secured by all such liens under this exception does not at any time exceed $50,000,000; and

(x) Step-in rights granted to permitted off-takers.

18. Permitted Investments. Mirant agrees that it will not, and will not allow any Restricted Subsidiary to, make any investments other than:

(a) investments existing on the closing date of the Mirant Term Loan Facility or required to be incurred pursuant to any contractual obligation in existence on such closing date;

(b) cash and cash equivalents;

(c) loans and advances made to Mirant or its Restricted Subsidiaries’ directors, officers and employees in the ordinary course of business made after closing date and not to exceed at any time $5,000,000 in the aggregate;

(d) investments in joint ventures permitted as described in section 27 below;

(e) investments made (i) by Mirant or its Guarantor Subsidiaries in (A) Mirant or any Guarantor Subsidiary or (B) in any Restricted Subsidiaries who are not Guarantor Subsidiaries in an aggregate amount not to exceed $50,000,000 in any fiscal year; (ii) investments made by any Restricted Subsidiaries who are not Guarantor Subsidiaries in any other Restricted Subsidiaries who are not Guarantor Subsidiaries; or (iii) investments made by any Restricted Subsidiaries who are not Guarantor Subsidiaries in either Mirant or any Guarantor Subsidiary; provided that such investments are subordinated on terms set forth in a schedule to the Mirant Term Loan Facility;

(f) intercompany payments in respect of (i) cash payments among Mirant and its Restricted Subsidiaries pursuant to capital contributions, intercompany notes and intercompany accounts payable/ receivable to fund the cash needs of such Restricted Subsidiaries, including to fund the payment of debt service, operating expenses, collateral requirements and working capital of Mirant’s Restricted Subsidiaries, (ii) pursuant to that certain capital contribution agreement dated December 19th, 2000, between Mirant and MIRMA (which we refer to as the “Contribution Agreement”), and (iii) pursuant to certain intercompany services contracts (collectively, “Intercompany Payments”);

(g) restricted payments permitted as described below under the caption “— Restrictions on Dividends and Other Distributions”

(h) investments received in the ordinary course in connection with the bankruptcy or reorganization of, or in settlement of delinquent accounts or disputes with, customers, suppliers or co-investors,

(i) hedging agreements permitted as described in subsection (h) above under the caption “— Restrictions on Indebtedness”;

(j) investments obtained by virtue of receipt of non-cash consideration from an asset disposition otherwise permitted under the Mirant Term Loan Facility;

(k) guaranties constituting indebtedness permitted under the covenants described above under the caption “— Restrictions on Indebtedness”;

(l) investments made with the proceeds of excess cash flow or equity issuances not required to be mandatorily prepaid as described above under the last two bulleted item under the caption “— Loans, Interest, Prepayments” above, if such proceeds invested exceed $10,000,000 and the investment is directly or indirectly pledged to the Collateral Agent;

(m) investments made as payments under tax sharing agreements or to pay tax obligations of Mirant’s subsidiaries;

(n) reinvestment of funds or property generated by operations and reinvested in the generating party or its parent or subsidiaries, provided the proceeds of such investment are used to fund the operation, maintenance or working capital requirements necessary for the business of such party;

(o) capital expenditures permitted as described in the section captioned “— Capital Expenditures” below (including with respect to any capital expenditures required by emergency situations, changes in law, and other expenses excluded from the definition of “Capital Expenditures”);

(p) surety bonds, guaranties, letters of credit and performance bonds issued to support Mirant’s or its Restricted Subsidiaries’ operations and business, or the direct unsecured credit support or credit enhancement of, or the provision of collateral to support, the obligations of such persons; provided, that the obligations of such person supported by such investment is owed to unaffiliated third parties only and does not support any debt of such person;

(q) investments by any Restricted Subsidiary constituting subordinated intercompany debt;

(r) investments in inventory and other goods in the ordinary course of business;

(s) investments made in the energy supply business of Mirant’s subsidiary MAPV or its subsidiaries not to exceed an aggregate for such entities of $25 million in any fiscal year, and

(t) additional investments not included in the categories described above but not exceeding an aggregate for Mirant and all Restricted Subsidiaries of $50,000,000 during any fiscal year.

19. Restrictions on Dividends and other Distributions. Mirant will not, and will not permit any of its Restricted Subsidiaries to, pay, declare or make any dividend or other distribution except:

(a) the declaration and payment of dividends and/or distributions by any Restricted Subsidiary pro rata to the holders of its common equity interests;

(b) declaration and payment of stock splits or dividends payable solely in the common stock of Mirant or a Restricted Subsidiary;

(c) cash dividends and distributions on Mirant’s or its Restricted Subsidiaries’ preferred stock or trust preferred securities;

(d) Intercompany Payments;

(e) payments (in securities or other non-cash property) in exchange of shares (including through the repurchase of securities) in connection with any rights offering, and payments for the redemption of fractional shares in connection with any rights offering;

(f) dividends or distributions (including through the repurchase of securities) (i) in connection with severance arrangements and stock option and other employee benefit plans in effect from time to time;

(g) payments of regularly scheduled interest on (i) any subordinated debt (including subordinated intercompany indebtedness) and (ii) the Trust Preferred Securities described below under the caption “— Debt Securities;”

(h) the repurchase by Mirant of shares pursuant to an “odd lot” repurchase program; or

(i) the purchase by Mirant of fractional shares upon conversion of any convertible debt securities of Mirant into equity interests of Mirant.

20. Restrictions on Mergers and Sale of Assets. Mirant agrees that it will not, and will not permit its Restricted Subsidiaries to, wind up, liquidate or dissolve; merge or consolidate with any person, or permit certain Asset Sales (including any capital stock of any subsidiary), or agree to do or suffer any of the foregoing, except for:

(a) the merger of any Restricted Subsidiary that is not a Guarantor Subsidiary into Mirant or any Guarantor Subsidiary; provided (i) such merging party is solvent at the time of such merger and (ii) after such merger, no default or event of default exists;

(b) the merger or transfer of assets among any Restricted Subsidiaries who are not Guarantor Subsidiaries into another Restricted Subsidiary who is not a Guarantor Subsidiary;

(c) the transfer by any Restricted Subsidiary who is not a Guarantor Subsidiary of all of its assets to Mirant or a Guarantor Subsidiary; provided that after such transaction, no default or event of default exists;

(d) the liquidation of any specified Restricted Subsidiary listed on a schedule to the Mirant Term Loan Facility;

(e) transfers of assets or mergers between Mirant or any Guarantor Subsidiary to Mirant or any Guarantor Subsidiary;

(f) Asset Sales (including sales of certain eligible assets described on Part I of Annex F) by Mirant or its Guarantor Subsidiaries for no less than fair market value and for consideration paid at least ninety (90%) percent in cash (except those assets described on Part II of Annex F which indicate they may be sold for partially non-cash consideration). For purposes of determining what percent of the purchase price is payable in cash, any liabilities assumed or retained by the seller or its subsidiaries will be deducted from the cash consideration payable by the purchaser, and all liabilities assumed or retained by the purchaser will be treated as cash consideration paid by the purchaser. In addition, reasonable reserves for indemnity obligations, and purchase price adjustments funded in cash or held back by the purchaser, will constitute consideration paid in cash upon the consummation of such sale; and

(g) dispositions of assets for fair market value by any Restricted Subsidiary who is not a Guarantor Subsidiary to any third parties.

      “Asset Sale” shall mean any sale, assignment, conveyance or other disposition of all or any part of Mirant’s business or assets or the business or assets of Guarantor Subsidiaries, other than (i) any such sale, assignment, conveyance or other disposition of assets to customers or suppliers in the ordinary course of business, (ii) any such sale, assignment, conveyance or other disposition resulting from a condemnation event, (iii) leasing or subleasing of such assets or licensing or sub-licensing agreements entered into in the ordinary course of business, (iv) the granting of liens, as described under the caption “— Restrictions on Liens” above, (v) the sale, assignment, conveyance or other disposition of any of all or any part of such assets to the extent that such sale constitutes an investment described under the captions “— Permitted Investments” and “— Restrictions on Dividends and other Distributions” above, (vi) the transfer of such assets to a joint venture permitted under the caption “— Joint Ventures, Partnerships” below, (viii) any such sale, assignment, conveyance or other disposition that yields aggregate cash proceeds of $10,000,000 or less, on a cumulative basis, during any fiscal year, (ix) any contraction or reduction of outstanding trading or hedging positions (other than sales of substantially all such trading or hedging positions in one or more related transactions), (x) assets transferred in connection with any information technology outsourcing transactions, and (xi) ordinary course dispositions of assets (other than the mortgaged real property assets) if such assets are obsolete or no longer useful in the operation of Mirant’s or its Restricted Subsidiaries’ businesses; or (in the case of an unimproved portion of any mortgaged real property) the disposition or donation to an unaffiliated third party of any portion of such property no longer useful in the operation of Mirant’s Restricted Subsidiaries’ business.

           21.     Restrictions on Sale/ Leaseback Transactions. Mirant will not, and will not permit any Restricted Subsidiary to, enter into sale/leaseback transactions.

           22.     Financial Tests. Mirant agrees to maintain certain interest coverage and leverage ratios as follows:

                (a) Maintenance of Interest Coverage Ratio

Mirant agrees not to permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for the four fiscal quarters ended on the last day of each fiscal quarter as indicated below to be less than:

Fiscal Quarter	Ratio

Q4 2003	0.6
Q1 2004	0.6
Q2 2004	0.6
Q3 2004	0.7
Q4 2004	0.7
Q1 2005	0.8
Q2 2005	0.9
Q3 2005	1.0
Q4 2005	1.1
Q1 2006	1.1
Q2 2006	1.2
Q3 2006	1.2
Q4 2006	1.3
Q1 2007	1.4
Q2 2007	1.5
Q3 2007	1.6
Q4 2007	1.7
Q1 2008	1.8
Q2 2008	2.0

                (b) Maintenance of Leverage Ratio

On the last day of each fiscal quarter indicated below, Mirant agrees not to permit the ratio of Consolidated Total Debt on such date to Consolidated EBITDA for the four fiscal quarters then ended to exceed:

Fiscal Quarter	Ratio

Q4 2003	15.3
Q1 2004	15.3
Q2 2004	15.3
Q3 2004	15.3
Q4 2004	13.2
Q1 2005	12.5
Q2 2005	12.0
Q3 2005	11.0
Q4 2005	10.5
Q1 2006	9.0
Q2 2006	9.0
Q3 2006	9.0
Q4 2006	9.0
Q1 2007	7.0
Q2 2007	7.0
Q3 2007	7.0
Q4 2007	7.0
Q1 2008	5.0
Q2 2008	5.0

“Consolidated EBITDA” means, for Mirant or its Restricted Subsidiaries for any period determined on a consolidated basis in accordance with GAAP: operating income for such period as set forth on its consolidated income statement, plus, (a) to the extent deducted from operating income for such period: (i) depreciation, depletion, impairment, abandonment and amortization expense, plus (ii) impairment and restructuring charges, including goodwill impairment, plus (iii) losses on the disposition of assets not in the ordinary course of business; plus (b) unrealized mark-to-market losses, plus (c) cash dividends or distributions actually received during such period from any excluded subsidiary or subsidiary not otherwise consolidated with its other subsidiaries, plus (d) the operating lease expense associated with any operating leases included in the definition of Consolidated Total Debt below, minus (e) unrealized mark-to-market gains; provided, however, for purposes of this definition, (i) any other noncash charge or gain, (ii) gains on the disposition of assets not in the ordinary course of business to the extent included in operating income for such period, (iii) any extraordinary or other non-recurring item or expense, including severance costs, and (iv) any income or loss attributable to any investments in excluded or non-consolidated subsidiaries, will be excluded to the extent incurred or realized during such period in accordance with GAAP.

“Consolidated Interest Expense” means for Mirant and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) for any period: the total interest expense for such period as set forth on Mirant’s consolidated income statement, plus (a) the interest expense during such period attributable to (i) certificates related to the MIRMA Lease Financing (not including principal payments), and (ii) any cash capitalized interest paid during such period, plus (b) all cash dividends and distributions paid on preferred or preference stock, minus (c)(i) Mirant’s or its Restricted Subsidiaries total interest income including interest income from any escrow, trust or restricted account, but excluding interest income attributable to the settlement and collection of the California Receivables; (ii) in all cases whether expensed or amortized, any interest expense attributable to: (A) any make-whole or premium paid in connection with the repayment of any debt permitted hereunder, (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with any debt, including waivers, whether incurred prior or subsequent to the closing date, (C) any incentive fees or one-time fees payable in connection with any debt or fees payable for failure to reduce debt below certain levels, including any additional fee paid, (D) any upfront costs or non-cash amortization of permitted hedging agreements (excluding on-going cash settlement payments in connection with permitted hedging agreements), and (E) any of the Mirant Warrants (as described below under the caption “— Warrants”); (iii) the fees and yield paid in connection with, or other interest expense attributable to the settlement and collection of, the California Receivables, and (iv) all non-recurring interest expense with respect to items not constituting indebtedness.

“California Receivables” shall mean all amounts currently owing to Mirant or any of its Restricted Subsidiaries and withheld on the Closing Date in connection with amounts due on account of electricity sales through the California Power Exchange or the California Independent System Operators during late 2000 and through 2001 that have been unpaid due to the bankruptcies of the California Power Exchange and Pacific Gas & Electric and that are subject to refund proceedings before the Federal Energy Regulatory Commission.

“Consolidated Total Debt” means, as of any date of determination with respect to Mirant and its Restricted Subsidiaries, in accordance with GAAP, the total principal amount of all Mirant’s and its Restricted Subsidiaries’ Debt outstanding on such date less all cash and cash equivalents (other than broker, counterparty, and customer margin/collateral assets and deposits advanced to or held (by Mirant or its Restricted Subsidiaries) on behalf of such broker, counterparty or customer).

“Debt” means, on any date of determination with respect to Mirant or its Restricted Subsidiaries, without duplication, in accordance with GAAP the following: Mirant’s and its Restricted Subsidiaries’ (a) total amount of indebtedness and other obligations for borrowed money, including the unreimbursed amount of any drawings under letters of credit issued for the account of Mirant or any Restricted Subsidiary; (b) all obligations of under any Capital Lease; (c) the unpaid principal balance owed to the certificate holders under the MIRMA leveraged lease financing, less the principal amount of any certificates that Mirant or any Restricted Subsidiary has purchased; (d) net cash payment obligations with respect to any forward sale contract for a commodity with respect to which Mirant or any Restricted Subsidiary has received a cash prepayment by a counterparty thereto, including any related hedges, whether with the same or different counterparty; (provided, that in no event will “Debt” include forward sales contracts that are entered into in the ordinary course of Mirant’s or its Restricted Subsidiaries’ trading, hedging, and risk management activities and not intended to function as a borrowing of cash); (e) deferred payment obligations resulting from the adjudication or settlement of any litigation (excluding any portion of a deferred payment obligation that is covered by insurance or arising from any Excluded Judgment, as defined below); (f) the deferred purchase price of assets or services (other than goods and services obtained on normal commercial terms in the ordinary course of business or operations); (g) hire purchase, conditional sale or other form of title retention agreement, and any other form of financing, in each case which is recognized in Mirant’s or such Restricted Subsidiary’s financial statements as being in the nature of a borrowing; (h) all guaranties of payment or collection of any obligations described above; provided, however, that Debt will not include (s) any obligations or guaranties of performance of obligations under performance bonds, any undrawn amounts on issued letters of credit, or obligations to reimburse drawings under letters of credit, so long as such reimbursement obligations are paid in full within ten (10) Business Days after the date upon which such obligation arises, (t) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (u) trade accounts payable in the ordinary course of business, (v) customer advance payments and customer deposits arising in the ordinary course of business, (w) the liability of any Person as a general partner for debt of such partnership, if the partnership is not a subsidiary of such Person; (x) any indebtedness owing by any Restricted Party to any other Restricted Party; (y) any share capital, share premium account or capital prepayment reserve, and (z) any completion or performance guaranties (or similar guaranties that a project or a subsidiary perform as planned). In determining the outstanding amount of any Debt, (A) the amount of money borrowed will be the outstanding principal amount thereof, (B) the amount of all unreimbursed letters of credit will be the unreimbursed amount thereof, (C) the amount of any capital lease will be the principal amount thereof determined in accordance with GAAP, and (D) the amount of guaranties will be the amount of the guaranteed obligations determined as provided above in this sentence.

23. Restrictions on Capital Expenditures. Mirant will not, and will not permit any Restricted Subsidiary, to make Capital Expenditures, except:

(a) for the maintenance, operation or replacement (including expenditures to improve operating efficiency) of capital assets not to exceed an aggregate of $125 million expended by Mirant and its Restricted Subsidiaries on a consolidated basis for each fiscal year; provided that any amounts permitted in any fiscal year that are not used during such year may be carried forward and used in subsequent years, and any amount permitted in any fiscal year may be subtracted from the total amount permitted in such fiscal year and added to the permitted amount in the immediately preceding two fiscal years;

(b) using only that portion of Excess Cash Flow and proceeds of equity issuances that are not required to be mandatorily prepaid to complete certain “approved projects” described on Annex F hereto as “Bowline 3”, “Contra Costa”, “Wyandotte” or “Mint Farm”, and for prudent operation and maintenance of the same; and

(c) (i) in connection with investments described in paragraph (i) above under the caption
“— Restrictions on Investments”; (ii) from the proceeds of debt issued under exception (e) described above under the caption “— Restrictions on Indebtedness”; (iii) in connection with the energy supply business of MAPV or its subsidiaries not exceeding $25 million in any fiscal year; (iv) in connection with the Navotas Project in an aggregate amount not exceeding $15 million; and (v) for all other purposes in an aggregate amount for Mirant and all its Restricted Subsidiaries not exceeding $25,000,000 in any fiscal year.

“Capital Expenditures” means, with respect to any person for any period, the aggregate amount of all expenditures which, in accordance with GAAP, are or should be included in “additions to property, plant and equipment”, “capital expenditures” or similar items reflected in the statement of cash flows of such person for such period. The purchase price of equipment that is purchased simultaneous with the trade-in of existing equipment or with insurance or condemnation proceeds will be included in Capital Expenditures only to the extent of the gross amount of such purchase price, less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or condemnation proceeds, as the case may be. Capital Expenditures will specifically exclude (a) the amount of all expenditures made by any such person (i) for an emergency, disaster recovery, unplanned regulatory requirements, environmental requirements, or (ii) in order to comply with applicable law, (b) long-term service arrangements required by GAAP to be booked as “additions to property, plant and equipment”, “capital expenditures” or similar items reflected in the statement of cash flows of such person, and (c) capitalized interest.

“Navotas Project” means, that certain “build, own and operate” project located in the Philippines.

24. Restriction on Transactions with Affiliates. Mirant will not and will not permit its subsidiaries to enter into any transaction with, or make any payment to, any affiliate that is less favorable to Mirant or such subsidiary than would have been the case if such transaction had been effected on an arm’s-length basis, except for (a) permitted payments or permitted investments described above, (b) intercompany payments, (c) transactions existing on the closing date, (d) transactions between Mirant or its Restricted Subsidiaries in the ordinary course, and (e) certain transactions described on a schedule to the Mirant Term Loan Facility which scheduled transactions, if renewed or extended, must then be on arm’s length terms unless the contractual restrictions requiring the non arm’s-length terms therein remain in effect. For purposes hereof, in circumstances where “arm’s-length” terms cannot be determined, “arm’s-length”

is deemed to mean, at a minimum, the provision of such product or service contemplated thereunder for not less than the cost thereof plus ten percent (10%).

25. Restriction on Amendments to Material Documents. Mirant will not, and will not permit any Guarantor Subsidiary to, consent to any amendment, modification, supplement or waiver of (i) such person’s organizational documents, (ii) such person’s agreements governing indebtedness (other than the Mirant Term Loan Facility and related documents) or (iii) certain material agreements, in each case, in a manner which could reasonably be expected to have a material adverse effect.

26. Nature of Business, Changes to Business. Mirant will not, and will not permit any of its subsidiaries to, modify or alter in any material manner the fundamental business taken as a whole conducted by Mirant and its subsidiaries of providing services and products in the energy market. Mirant will not change or cease the conduct the businesses (taken as a whole) that constitute the primary business of Mirant and its subsidiaries as of the closing date.

27. Joint Ventures, Partnerships. After the closing date, Mirant will not, and will not permit Guarantor Subsidiaries to, enter into any joint venture (including by way of selling the capital stock or other equity interests of a subsidiary) unless such arrangement (a) has been consented to by the Administrative Agent; (b) any interest received by Mirant or its Guarantor Subsidiaries in such joint venture or partnership is pledged to the Collateral Agent (for the benefit of the Secured Parties); (c) is entered into by MAPV or its subsidiaries in connection with energy investments, provided the fair market value of the investment made or asset transferred to such joint venture does not exceed an aggregate of $40 million or (d) is in connection with the Toledo/Panay transaction described on Part II of Annex F hereto.

28. ERISA. Mirant will not, and will not permit any Guarantor Subsidiary to, engage in specified ERISA-prohibited transactions, if the occurrence of any of the specified events would result in a material adverse effect.

29. Hazardous Materials. Mirant will not, and will not permit any Guarantor Subsidiary to, cause or permit any of its properties or assets to be used to generate, manufacture, treat, store, handle, or dispose of hazardous materials, except in compliance with all applicable environmental laws; or release, discharge, dispose of any hazardous materials onto any such property or asset in violation of any environmental laws or in a manner that could result in liability under any environmental laws, except in each case, which could not reasonably be expected to have a material adverse effect.

30. Change in Fiscal Year. Mirant will not change its fiscal year from a fiscal year ending December 31, or change any of its fiscal quarters.

31. Deposit and Securities Accounts. Mirant will not, and will not permit any Guarantor Subsidiary to, establish any new deposit account, securities account or other similar account after the Closing Date, without prior written notice to the Administrative Agent.

32. Trading Activities. Mirant agrees that it will cause its senior management and risk oversight committee to recommend to Mirant’s Board of Directors that Mirant maintain its existing risk policies regarding maximum value at risk for Mirant and its domestic subsidiaries’ trading and hedging activities not qualifying for designation as a hedge under GAAP at $50 million. Mirant will be permitted to modify its risk policies to respond to external business conditions and accounting rules affecting companies with similar operations, as well as to allow for increased or decreased hedging activities in relation to prudent management of its commercial assets, however, Mirant will not engage in any activities that are inconsistent with its past practices. Mirant will promptly notify the Administrative Agent of any changes to these policies.

Events of Default

      The Mirant Term Loan Facility provides for principal plus accrued and unpaid interest on the loans to become immediately due and payable if:

•	any of Mirant’s Material Guarantor Subsidiaries (other than the California Subsidiaries) becomes unable to pay its debts when due, files a voluntary bankruptcy petition or takes any similar action; or

•	an involuntary bankruptcy petition or similar action is commenced against Mirant or one of its Material Guarantor Subsidiaries (other than the California Subsidiaries), and such action is not dismissed within 60 days or results in a final order against such person.

      “Material Guarantor Subsidiary” shall mean any of Mirant’s Guarantor Subsidiaries which either (x) owns collateral and/or mortgaged real property assets having an aggregate book value in excess of five percent (5%) of the total book value of assets of Mirant and all Guarantor Subsidiaries on a deconsolidated basis after giving effect to intercompany eliminations, or (y) has contributed during the most recently completed period of four (4) fiscal quarters for which financial statements are available, five percent (5%) or more of the Consolidated EBITDA for such period; and (iii) to the extent not a “Material Guarantor Subsidiary” pursuant to clause (ii) above, any other of Mirant’s subsidiaries which is the direct or indirect parent of a subsidiary that is a “Material Guarantor Subsidiary” pursuant to clause (ii) above.

      In addition, the Administrative Agent may declare principal plus accrued and unpaid interest on the loans due and payable in certain circumstances, including:

•	any representation made by Mirant or the Guarantor Subsidiaries in the Mirant Term Loan Facility, the Security Agreement, Intercreditor Agreement or Guaranty shall have been incorrect in a material respect when made;

•	Mirant defaults in the payment of principal, or in payment of interest or other amounts due (subject to a three day cure period), under the Mirant Term Loan Facility;

•	Mirant defaults in the observance or performance of certain covenants included in the Mirant Term Loan Facility (a 30 day cure period is afforded for breaches of certain affirmative covenants);

•	we, Mirant, or any Guarantor Subsidiary defaults under any debt instrument evidencing debts exceeding $50,000,000 (other than project finance debt);

•	judgments or settlements in the aggregate amount exceeding $50,000,000 are rendered against Mirant or any Guarantor Subsidiary (other than the California Subsidiaries) and not subsequently vacated, and such judgments or settlements are not discharged within 60 days of the date entered or the date payment thereon is due, or the relevant creditor has commenced enforcement actions thereon;

•	certain violations of ERISA or environmental laws;

•	the Mirant Term Loan Facility, Security Agreement, mortgages or other related documents cease to be in full force and effect or (in the case of any security document) cease to provide the liens, rights, powers and privileges granted thereby, including as a result of the Delaware Chancery Court Action, provided that no event of default shall occur if the aggregate value of the collateral decreased thereby is less than $50,000,000;

•	Mirant or any Restricted Subsidiary repudiates in writing material obligations under the credit documents; or

•	any person acquires control of more than 50% of Mirant’s voting stock, or a majority of the seats on Mirant’s board of directors are held by persons neither nominated by Mirant’s board of directors nor appointed by directors so nominated.

      In either case, such acceleration of the principal and interest on the loans is in addition to the other remedies available to the Administrative Agent, the Collateral Agent and the lenders under applicable law.

Assignments and Participations.

      Each lender under the Mirant Term Loan Facility may assign (with certain restrictions and under certain circumstances, with Mirant’s consent) all or a portion of its rights and obligations under the Mirant Term Loan Facility; provided that (i) each such assignment will be of a constant, and not a varying, percentage of all rights and obligations under the Mirant Term Loan Facility, (ii) except in the case of an assignment to a person that is already a lender under the Mirant Term Loan Facility or an assignment of all of such lender’s rights and obligations under the Mirant Term Loan Facility, the amount being assigned pursuant to each such assignment will be $10,000,000 or such larger amount in an integral multiple of $1,000,000, and (iii) the parties to each such assignment will deliver to the Administrative Agent an appropriate agreement subject to a customary processing fee (unless the relevant assignee is an affiliate of the assigning lender). The Administrative Agent will maintain a copy of each agreement executed by the assignor, the assignee and the other parties contemplated thereby or hereby delivered to and accepted by it and a register for the recordation of the names, addresses and principal amount owed to each Lender. Upon its receipt of an each agreement executed by the assignor, the assignee and the other parties contemplated thereby, together with any promissory notes subject to such assignment, the Administrative Agent will (i) accept such agreement of assignment, (ii) record the information contained therein in the register maintained by the Administrative Agent of such assignments and (iii) promptly give notice and a copy thereof to Mirant.

      Each lender may sell participations to one or more banks or other entities (subject to certain restrictions) in or to all or a portion of its rights and obligations under the Mirant Term Loan Facility; provided, however, that (i) such lender’s obligations under the Mirant Term Loan Facility will remain unchanged, (ii) such lender will remain solely responsible to the other parties thereto for the performance of such obligations, (iii) such lender will remain the holder of any promissory notes relating to their loan for all purposes of the Mirant Term Loan Facility, (iv) Mirant, the Administrative Agent and the other lenders will continue to deal solely and directly with such lender in connection with such lender’s rights and obligations under the Mirant Term Loan Facility, and (v) no participant under any such participation will have any right to approve any amendment or waiver of any provision of the Mirant Term Loan Facility or any promissory note, or any consent to any departure by us therefrom.

      Any lender may, in connection with any assignment or participation or proposed assignment or participation, disclose to the assignee or participant or proposed assignee or participant, any confidential information furnished by Mirant to any lender under the Mirant Term Loan Facility or derived by such lender therefrom.

MAG Debt Securities

Indenture, dated as of May 1, 2001, with Bankers Trust Company, as trustee

      Pursuant to an indenture dated as of May 1, 2001 (as supplemented, the “May 2001 Indenture”), between Mirant Americas Generation, LLC (formerly known as Mirant Americas Generation, Inc.), as issuer and Bankers Trust Company, as trustee, we provided for the issuance from time to time of senior notes in one or more series. Pursuant to the May 2001 Indenture, we issued five series of our notes: (a) the Existing Notes subject to this Exchange Offer; (b) 8.3% Senior Notes due 2011 (the “8.3% Senior Notes”) issued in principal amount of $850 million; (c) 9.125% Senior Notes due 2031 (the “9.125% Senior Notes”) issued in principal amount of $400 million; (d) 7.2% Senior Notes due 2008 (the “7.2% Senior Notes”) issued in principal amount of $300 million; and (e) 8.5% Senior Notes due 2021 (the 8.5% Senior Notes”) issued in principal amount of $450 million.

      The Existing Notes exchanged for the New Secured Notes pursuant to the terms of the Exchange Offer will no longer be governed by the May 2001 Indenture; instead, the New Secured Notes will be governed by the New Secured Notes Indenture. The 8.3% Senior Notes, the 9.125% Senior Notes, the 7.2% Senior Notes, and the 8.5% Senior Notes will not be directly affected by the Exchange Offer and will continue to be governed by the May 2001 Indenture.

Mirant Debt Securities

Fiscal Agency Agreement, dated as of July 26, 1999, with Bankers Trust Company, as fiscal agent

      Pursuant to the Fiscal Agency Agreement, dated as of July 26, 1999 (as supplemented, the “Fiscal Agency Agreement”), between Mirant Corporation (formerly known as Southern Energy, Inc.), as issuer and Deutsche Bank Trust Company Americas (as successor in interest to Bankers Trust Company), as trustee, Mirant issued two series of senior notes: (i) the 7.4% Senior Notes due 2004 (the “Senior Notes”) Senior Notes, of which $200 million in principal amount is currently outstanding, which are subject to the Mirant Exchange Offer; and (ii) its 7.9% Senior Notes Due 2009 (the “7.9% Notes”), of which $500 million in principal amount is currently outstanding.

      The Senior Notes exchanged for the New Mirant Notes pursuant to the terms of the Mirant Exchange Offers will not be governed by the Fiscal Agency Agreement; instead, the New Secured Notes will be governed by a new indenture to be entered into between Mirant and a trustee to be appointed by Mirant. The 7.9% Notes will not be affected by the Mirant Exchange Offers and will continue to be governed by the Fiscal Agency Agreement.

Indenture, dated as of October 1, 2000, with Bankers Trust Company, as trustee

      Pursuant to an indenture, dated as of October 1, 2000 (as supplemented, the “October 2000 Indenture”) between Mirant Corporation (formerly known as Southern Energy, Inc.), as issuer and Deutsche Bank Trust Company Americas (as successor in interest to Bankers Trust Company), as trustee, Mirant issued $355,670,150 aggregate principal amount of 6 1/4% Series A Junior Convertible Subordinated Notes due 2030 (the “6 1/4% Junior Convertible Subordinated Notes”) to Mirant Trust I (formerly known as SEI Trust I), a Delaware business trust. The 6 1/4% Junior Convertible Subordinated Notes are the sole assets of Mirant Trust I (the “Trust Property”). On October 2, 2000, Mirant Trust I issued an aggregate amount of 6,900,000 preferred securities having an aggregate liquidation preference of $345 million (the “Trust Preferred Securities”), representing undivided beneficial ownership interests in the Trust Property, of which $345 million in principal amount is currently outstanding.

      The 6 1/4% Junior Convertible Subordinated Notes and the Trust Preferred Securities will not be affected by the Mirant Exchange Offers and will continue to be governed by the October 2000 Indenture and the amended and restated trust agreement of Mirant Trust I, respectively.

Indenture, dated as of May 31, 2001, with Bankers Trust Company, as trustee

      Pursuant to an indenture dated as of May 31, 2001 (the “May 2001 Indenture”), between Mirant, as issuer, and Deutsche Bank Trust Company Americas (as successor in interest to Bankers Trust Company), as trustee, Mirant issued its Convertible Debentures. Mirant currently has $750 million in principal amount of the Convertible Debentures outstanding.

      Of the $750 million, approximately $400 million in principal amount of the Convertible Debentures are held as the underlying trust assets of the TIERS Fixed Rate Certificates Trust Series 2001-14 formed pursuant to the Base Trust Agreement, dated as of December 15, 2000, between Structured Products Corp., an indirect wholly-owned subsidiary and affiliate of Salomon Smith Barney Inc., as depositor, and U.S. Bank Trust National Association, as trustee, as supplemented by the Series MIR 2001-14 Supplement, dated as of June 18, 2001 (the “Series Supplement”). Mirant has no relationship with Structured Products Corp. On June 18, 2001, Structured Products Corp. issued TIERS Fixed Rate Certificates, which represent beneficial interests in the underlying trust assets. The TIERS Certificates mature on June 15, 2004.

      Mirant has proposed to the TIERS Trustee, Structured Products Corp. and Citibank that amendments be made to the Series Supplement and the Call Right Agreement to permit any TIERS holder who wishes to do so to exchange their TIERS for his or her pro rata share of the Convertible Debentures constituting trust assets, plus the amount of the “make-whole” payment as of the date of the exchange. After the commencement of the Exchange Offers, representatives of the TIERS Trustee, Structured Products Corp., Citibank, Mirant and several holders of TIERS representing approximately 75% of the outstanding TIERS engaged in discussions regarding the proposed amendment. Although the amendment has not as yet been effected, Mirant understands that Citibank has offered to agree to the amendment provided that holders of not less than 75% of the outstanding TIERS agree to elect to exchange their TIERS for Convertible Debentures and their pro rata share of the “make-whole” payment.

      At present the remaining $350 million in principal amount of the Convertible Debentures are the subject of the Convertible Debentures Exchange Offer under the Out-of-Court Alternative. If and when the proposed amendments are effected, all Convertible Debentures, including those in the TIERS trust, would be the subject of the Convertible Debentures Exchange Offer under the Out-of-Court Alternative, as well. If the Convertible Debentures Exchange Offer is consummated through the In-Court Alternative and the Plan of Reorganization, all Convertible Debentures, including those in the TIERS Trust, would be exchanged for the New Secured Notes.

      The Convertible Debentures exchanged for New Secured Notes pursuant to the terms of the Convertible Debentures Exchange Offer will not be governed by the May 2001 Indenture; instead, the New Secured Notes will be governed by the New Secured Notes Indenture.

Indenture dated as of July 8, 2002, with Deutsche Bank Trust Company Americas, as trustee

      Pursuant to an indenture dated as of July 8, 2002 (the “July 2002 Indenture”) between Deutsche Bank Trust Company Americas, as trustee and Mirant, as issuer, Mirant issued its 5.75% Convertible Senior Notes due 2007 (the “Convertible Notes”). Mirant currently has $370 million in principal amount of the Convertible Notes outstanding.

      The Convertible Notes will not be affected by the Mirant Exchange Offers and will continue to be governed by the July 2002 Indenture.

Mirant Americas Development Capital, LLC — Domestic Turbine Lease Facility

      Mirant Americas Development Capital, LLC (“MADC”) is party to a warehouse operating lease facility (the “Turbine Facility”). The Turbine Facility initially consisted of a $700 million “true-funding” tranche and a $1.1 billion “treasury-backed” tranche. Pursuant to the transaction, a trust (the “Lessor”) was established for the purpose of owning certain gas turbines, steam turbines, heat recovery generators and other equipment (the “Equipment”). The Turbine Facility provides that MADC may from time to time purchase the Equipment from the trust by making certain termination payments or upon completion of Equipment the Lessor will lease the Equipment to MADC under a master triple-net lease (the “Lease”). The transaction was structured to provide that Equipment would be added to the Lease on the date of its completion and delivery, and the lease term with respect to such Equipment would commence on such date and would expire 7 1/2 years from the closing. The Lease is intended to qualify as an operating lease for MADC under SFAS No. 13, as amended (including relevant FASB Technical Bulletins and Emerging Issues Task Force Issues).

      The Turbine Lease provided for the Lessor to fund the acquisition of the Equipment (i) by issuing Series A1 and A2 Notes (collectively, the “A-Notes”) and Series B1 and B2 Notes (collectively, the “B-Notes”) and (ii) by issuing Series C1 and C2 certificates (collectively, the “Certificates”) in respect of the investments in the Lessor (in an amount equal to approximately 3% of Equipment cost). The $700 million anticipated maximum draw is funded with Series A1 and B1 Notes and C1 Certificates. Series A2 Notes, Series B2 Notes and C2 Certificates were to be issued for all draws in excess of $700 million, to a maximum of $1.1 billion, and were to be collateralized by a posting of collateral in an amount of 105% of amounts outstanding thereunder in the form of cash or short-term United States treasury securities acceptable to the lessor and the holders thereof as and when drawn. The commitment to fund the “true-funding” tranche was reduced to $500 million on December 30, 2002 and further reduced to $231 million on May 29, 2003. The commitment to fund the “treasury-backed” tranche was terminated on April 18, 2003. The amounts outstanding under the Series A1 Notes, the Series B2 Notes and the Series C2 certificates were $213 million at June 26, 2003, of which approximately $191 million was recourse to Mirant pursuant to its guarantee of certain obligations of MADC. The covenants under such guarantee are substantially the same as the corresponding covenants under our credit facilities. In addition, the participation agreement for the lease includes events of default related to us as guarantor that are substantially the same as the corresponding events of default in Mirant’s credit facilities. The obligations under the guarantee are unsecured and exclusive obligations.

Mirant Americas Energy Marketing, LP — Commodity Prepay Facility

      MAEM and Scarlett Resource Merchant LLC, a Delaware limited liability company (“Scarlett”) entered into an agreement for the forward sale of natural gas. Pursuant to the agreement, MAEM received a prepayment of approximately $219 million in October 2001 in exchange for a series of cash payments based on the value of a set quantity of natural gas based on the market prices for natural gas at the time such payments are made (10% of the quantity in each of October 2002 and October 2003 and 80% for October 2004). Simultaneously with entering into the forward sale transaction, MAEM entered into a natural gas swap with HVB Risk Management Products Inc. (“HVB”) to fix the price of the natural gas on which the payments to Scarlett would be based, so that under the two transactions together, MAEM would make net payments of $25 million in each of October 2002 and October 2003 and $200 million in October 2004. The two facilities are collectively referred to as the “Commodity Prepay Debt.”

      Mirant has absolutely and unconditionally guaranteed the full and prompt payment and performance of all obligations, including indemnities, of MAEM under the transaction documents.

DESCRIPTION OF THE COLLATERAL AND INTERCREDITOR ARRANGEMENTS

      The following summary of Mirant, MAG and MAEM’s collateral and intercreditor arrangements is subject to and qualified in its entirety by reference to the detailed provisions of the Security Agreement, Guaranty, the mortgages and the Intercreditor Agreement. We urge you to read those agreements and the New Secured Notes Indenture, because they, and not this description, define your rights as holder of New Secured Notes. Copies of the Security Agreement, the mortgages and the Intercreditor Agreement are available upon request to us.

Security Agreement

      Under either the In-Court Alternative or the Out-of-Court Alternative, the Grantor Subsidiaries will enter into a security agreement (the “Security Agreement”) pursuant to which each Grantor Subsidiary will grant a lien to the Collateral Agent, for the benefit of the Secured Parties, in substantially all of such Grantor Subsidiary’s personal property. In the Out-Of-Court Alternative, the senior lien will be shared by the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the senior lien exceed $1.1 billion. The junior lien will be shared by the lenders under the Mirant Revolving Facility and the Mirant Term B Facility, the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the junior lien exceed $3.95 billion. In the In-Court Alternative, the senior lien will be shared by the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the senior lien exceed $1.1 billion. The junior lien will be shared by the lenders under the Mirant Term Loan Facility, the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the junior lien exceed $4.6 billion. The security interests will exclude the following property:

•	property in which such Grantor Subsidiary may not grant a security interest or lien because of an enforceable contractual or legal restriction on transfer or because such grant will result in breach, termination or default of a contract or in the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor Subsidiary in such property;

•	the outstanding capital stock of certain foreign subsidiaries or domestic subsidiaries whose assets consist primarily of the stock of foreign entities, in excess of 65% of the voting power of all classes of capital stock of such subsidiaries;

•	property that requires the consent of any third party to the creation of a lien on or security interest in such property;

•	the outstanding capital stock of subsidiaries in which Mirant does not directly or indirectly own at least 35% of the voting power of all classes of capital stock;

•	certain cash and cash equivalents furnished by or to third parties as deposits or as security for any obligation;

•	fixtures (other than those subject to the mortgages discussed below);

•	certain deposit accounts used for employee wages and benefits;

•	certain proceeds from dispositions of assets and from insurance policies;

•	property on which no lien may be granted pursuant to any judgment that may be entered in the Delaware Court of Chancery Action; and

•	certain other property set forth on a schedule to the Security Agreement.

      The Security Agreement will also include certain limitations that affect perfection of the security interests, including the following:

•	prior to an event of default under the relevant credit facilities, the security interests in chattel paper, commodities accounts and certain investment related property will be perfected solely by filing a financing statement;

•	the security interests in letter of credit rights will be perfected only to the extent such letter of credit rights constitute “supporting obligations” (as defined in the applicable Uniform Commercial Code);

•	the intellectual property will not be perfected by recording in foreign intellectual property registries;

•	the Grantor Subsidiaries will use commercially reasonable efforts to effect perfection of the security interests in the capital stock of first tier foreign subsidiaries before July 15, 2003 but will effect such perfection within ninety days after such date; and

•	the security interests in individual mobile goods (including motor vehicles) valued at $1,000,000 or less will not be effected by means other than filing a financing statement.

In addition, if the Collateral Agent determines that the cost of effecting perfection outweighs the benefits of perfection for any property or group of properties, perfection of the security interests in such property or group of properties will not be required.

      In certain situations, the security interests in the collateral may be released or terminated. When the Secured Parties have been paid in full, the security interests and the Security Agreement will terminate. If, in accordance with the Mirant Term Loan Facility, all of the capital stock of a Grantor Subsidiary is transferred or a Grantor Subsidiary is liquidated, such Grantor Subsidiary will be automatically released from its obligations under the Security Agreement and the security interests in its Collateral. Transfers of any Collateral in accordance with the Security Agreement or the Mirant Term Loan Facility, including proceeds from such transfers, may be free and clear of the security interests. In addition, if any judgment in the Delaware Court of Chancery action filed by senior MAG note holders (see “Recent Legal Proceedings” above) requires the release of the security interests in any Collateral, such Collateral shall be automatically released from the security interests.

      In connection with the execution, amendment and enforcement of the Security Agreement, the Collateral Agent may seek reimbursement of third-party out-of-pocket costs and expenses, subject to certain limitations, including appropriate documentation and reasonableness, from Mirant. Mirant will also agree to indemnify the Collateral Agent, the Secured Parties and their respective agents from certain expenses resulting from proceedings related to the Collateral, the Security Agreement and the other financing documents, unless such expenses result from the gross negligence or willful misconduct of the Collateral Agent, the Secured Party or the agent.

Guaranty

      Under either the In-Court Alternative or the Out-of-Court Alternative, certain of Mirant’s subsidiaries listed on Annex G hereto, who we refer to as the Guarantor Subsidiaries will guarantee the obligations of Mirant under the Mirant Secured Credit Facility (or the Mirant Term Loan Facility in the In-Court Alternative) and the Mirant Liquidity Facility (or the Mirant Exit Facility in the In-Court Alternative); MAG under the MAG Secured Credit Facility and Mirant under the MAEM Secured Guaranty. The Guaranty will be for the benefit of the Collateral Agent named under the Intercreditor Agreement (see the section of this Offering Circular and Disclosure Statement captioned “Description of the Collateral and Intercreditor Arrangements: — Intercreditor Agreement” for a description of the Intercreditor Agreement). Each of the Guarantor Subsidiaries will absolutely, unconditionally and irrevocably guarantee the performance of and the due and punctual payment by MAG and Mirant of Mirant’s respective obligations under each of the credit facilities and guarantys described above; provided that the guaranties provided by Mirant Potomac River, LLC and Mirant Chalk Point, LLC will be limited to payment by each of them of a maximum of fifty million dollars each, and the obligations of MIRMA, Mirant D.C. O&M, LLC, Mirant Piney Point, LLC, and

Mirant MD Ash Management under their guaranties will be subordinated in right of payment to MIRMA’s prior payment in full in cash of its obligations to pay its creditors under the Mirant Lease Financing.

      Enforcement by the Collateral Agent of the rights granted in the Guaranty are subject to the terms and provisions of the Intercreditor Agreement. All rights of any Guarantor Subsidiary for reimbursement from Mirant or MAG arising as a result of payments made by such guarantor under the Guaranty will be subordinated and junior in right of payment to Mirant and MAG’s primary obligation to repay the credit facilities described above. The Guaranty will remain in place for the duration of each of the credit facilities it supports, and the subsidiary guaranties will not terminate until all obligations under such credit facilities have been paid in full. If any Guarantor Subsidiary is sold or ceases to be a subsidiary in a manner permitted by Mirant’s credit facilities, such subsidiary will be released from the Guaranty.

Mortgages and Deeds of Trust

      Pursuant to the mortgages and deeds of trust to be entered into by the Grantor Subsidiaries, each Grantor Subsidiary will grant a first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties, over substantially all of such Grantor Subsidiary’s real property interests (including easements, rights of way, servitudes and licenses) owned or leased by such Grantor Subsidiary and all interests of such Grantor Subsidiary in the fixtures, equipment and improvements thereon. In the Out-of-Court Alternative, the senior lien will be shared by the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the senior lien exceed $1.1 billion. The junior lien will be shared by the lenders under the Mirant Revolving Facility, the Mirant Term B Facility, the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the junior lien exceed $3.95 billion. In the In-Court Alternative, the senior lien will be shared by the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the senior lien exceed $1.1 billion. The junior lien will be shared by the lenders under the Mirant Term Loan Facility, the holders of the MAEM Secured Guaranty, the Mirant Note Trustee, the MAG Note Trustee and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time; provided that in no event shall the aggregate amount of indebtedness secured by the junior lien exceed $4.6 billion. The liens will exclude the following property:

•	property on which such Grantor Subsidiary may not grant a lien because of an enforceable contractual or legal restriction on transfer or because such grant will result in breach, termination or default of a contract or in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor Subsidiary in such property;

•	property that requires the consent of any third party to the creation of a lien on such property; and

•	certain other property set forth on a schedule to the mortgages and/or deeds of trust.

      If the Collateral Agent determines that the cost of recording and the payment of mortgage recording tax outweighs the benefits of obtaining a lien on any property or group of properties, liens on such property or group of properties will not be required.

      In certain situations, liens on the mortgaged property may be released or terminated. When the Secured Parties have been paid in full, the liens of the mortgages and/or deeds of trust will be defeased. If, in accordance with the Mirant Term Loan Facility, all of the capital stock of a Grantor Subsidiary is transferred or a Grantor Subsidiary is liquidated, such Grantor Subsidiary will automatically be released from its obligations under the mortgages and/or deeds of trust. Transfers of any mortgaged property in accordance with the mortgages and/or deeds of trust or the Mirant Term Loan Facility, including proceeds from such transfers, may be free and clear of the liens. In addition, if any judgment in the Delaware Chancery Court

Action requires the release of the liens on any mortgaged property, such mortgaged property shall be automatically released from the liens created by the mortgages and deeds of trust.

      In connection with the execution, amendment and enforcement of the mortgages/deeds of trust, the Collateral Agent may seek reimbursement of third-party out-of-pocket costs and expenses, subject to certain limitations, including appropriate documentation and reasonableness, from Mirant. Mirant will also agree to indemnify the Collateral Agent, the Secured Parties and their respective agents from certain expenses resulting from proceedings related to the mortgaged property, the mortgages/deeds of trust and other financing documents, unless such expenses result from the gross negligence or willful misconduct of the Collateral Agent, the Secured Party or the agent.

Intercreditor Agreement

      Under the In-Court Alternative, we expect that we, MAEM and Mirant will enter into an Intercreditor Agreement with each agent or trustee acting for the lenders or other secured parties under the MAG Secured Credit Facility, Mirant Secured Credit Facility, Mirant Liquidity Facility, the MAEM Secured Guaranty, the holders of New Secured Notes or New Mirant Notes, and any other group of future secured creditors who accede thereto. Under the Out-of-Court Alternative, we expect that we, MAEM and Mirant will enter into an Intercreditor Agreement with each agent or trustee acting for the lenders or other secured parties under the MAG Secured Credit Facility, Mirant Term Loan Facility, Mirant Exit Facility, the MAEM Secured Guaranty, the holders of New Secured Notes or New Mirant Notes, and any other group of future secured creditors who accede thereto. In each case, such parties will enter into the Intercreditor Agreement to provide for the relative priority of the liens granted by the Grantor Subsidiaries pursuant to the Security Agreement and the Mortgages, and to establish certain sharing arrangements between all Secured Parties with respect to the Collateral and enforcement of the Guaranty. The Intercreditor Agreement would govern (i) the appointment of the Collateral Agent, (ii) the relative priority of the liens and rights in the Collateral among groups of Secured Parties, (iii) the preservation and administration of the Collateral by the Collateral Agent and (iv) the disposition of Collateral and application of Collateral proceeds upon acceleration and foreclosure. Each party to the Intercreditor Agreement will submit to the jurisdiction of the Chancery Court of Delaware for purposes of adjudication of any challenge to the validity of the liens granted, and the Collateral Agent will be irrevocably authorized and empowered on behalf of all Secured Parties to take any action required by an order of the Delaware Chancery Court, including release of any liens required to be released.

Priority

      In the Out-of-Court Alternative, the liens on the Collateral granted by the Grantor Subsidiaries to the Collateral Agent for the benefit of the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by first priority liens on the Collateral (which we refer to as the “Out-of-Court First-Priority Liens”) will be senior and prior to any lien on the Collateral securing obligations to lenders under the Mirant Revolving Facility, Mirant Term B Facility, the holders of the MAEM Secured Guaranty, the holders of the New Secured Notes and the New MAG Notes and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time (which we refer to as the “Out-of-Court Second-Priority Liens”). The aggregate amount of the indebtedness secured by the Out-of-Court First-Priority Liens shall not exceed $1.1 billion and the aggregate amount of the indebtedness secured by the Out-of Court Second-Priority Liens shall not exceed $3.95 billion.

      In the In-Court Alternative, the liens on the Collateral granted by the Grantor Subsidiaries to the Collateral Agent for the benefit of the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility, the holders of the MAEM Secured Guaranty and the holders of certain future indebtedness that Mirant or MAG may enter into from time to time will be secured by first priority liens on the Collateral (which we refer to as the “In-Court First-Priority Liens” and, together with the Out-of-Court First Priority Liens, the “First Priority Liens”) will be senior and prior to any lien on the Collateral securing obligations to lenders under the Mirant Term Loan Facility, the holders of the MAEM Secured Guaranty, the holders of the New Secured Notes and the New Mirant Notes and the holders of certain future indebtedness that Mirant or

MAG may enter into from time to time (which we also refer to as the “In-Court Second-Priority Liens” and, together with the Out-of-Court Second Priority Liens, the “Second Priority Liens”). Under the In-Court Alternative, the aggregate amount of the indebtedness secured by the In-Court First-Priority Liens shall not exceed $1.1 billion and the aggregate amount of the indebtedness secured by the In-Court Second-Priority Liens shall not exceed $4.6 billion.

      Under the Out-of-Court Alternative and the In-Court Alternative, the Second-Priority Liens will be subordinate and junior in all respects to the First-Priority Liens, including with respect to the enforcement of such Second-Priority Liens and the application of proceeds from the Collateral (except with respect to application of proceeds from certain asset sales or certain insurance and condemnation proceeds, which proceeds would not be shared with the holders of the New Secured Notes or New MAG Notes). In addition, the Secured Parties holding Second-Priority Liens will agree not to contest the priority, validity or enforceability of the First-Priority Liens.

Exercise of Remedies and Enforcement of Security Interests

      The Intercreditor Agreement will limit the actions that the Secured Parties may take individually with respect to the Collateral. Instead, the Collateral Agent, subject to certain limitations, must take direction from the Required Lenders (as defined below) in order to exercise remedies with respect to the Collateral, including delivering notices, making demands, enforcing the security documents (other than the Guaranty) and foreclosure upon the Collateral.

      In the Out-of-Court Alternative, until the secured obligations owed to the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and certain future indebtedness that Mirant or MAG may enter into from time to time, have been paid in full, the Required Lenders will be the lenders holding at least 50% of the outstanding loans under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and certain future indebtedness that Mirant or MAG may enter into from time to time. Thereafter, the Required Lenders will be the Secured Parties holding at least 50% of the obligations (including available commitments, if any) under the Mirant Revolving Facility, Mirant Term B Facility, the MAEM Secured Guaranty, the New Secured Notes and the New MAG Notes and certain future indebtedness that Mirant or MAG may enter into from time to time. With respect to the Guaranty, the Collateral Agent will take directions only from lenders holding at least 50% of the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and certain future credit facilities that Mirant or MAG may enter into from time to time or, once those secured obligations have been paid in full, at the direction of the lenders holding 50% of the Mirant Revolving Facility, Mirant Term B Facility, the MAEM Secured Guaranty and certain future credit facilities that Mirant or MAG may enter into from time to time.

      In the In-Court Alternative, until the secured obligations owed to the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility and certain future indebtedness that Mirant or MAG may enter into from time to time, have been paid in full, the Required Lenders will be the lenders holding at least 50% of the outstanding loans under the MAG Secured Credit Facility, the Mirant Exit Facility and certain future indebtedness that Mirant or MAG may enter into from time to time. Thereafter, the Required Lenders will be the Secured Parties holding at least 50% of the obligations (including available commitments, if any) under the Mirant Term Loan Facility, the MAEM Secured Guaranty, the New Secured Notes and the New Mirant Notes and certain future indebtedness that Mirant or MAG may enter into from time to time. With respect to the Guaranty, the Collateral Agent will take directions only from lenders holding at least 50% of the MAG Secured Credit Facility, the Mirant Exit Facility and certain future credit facilities that Mirant or MAG may enter into from time to time or, once those secured obligations have been paid in full, at the direction of the lenders holding 50% of the Mirant Term Loan Facility, the MAEM Secured Guaranty and certain future credit facilities that Mirant or MAG may enter into from time to time.

      If the Collateral Agent releases any First-Priority Liens on any part of the Collateral at the direction of the Required Lenders or the Delaware Chancery Court, the Second-Priority Liens on such Collateral will also be automatically released and the Secured Parties holding Second-Priority Liens on such Collateral will be deemed to have consented to such release.

Application of Collateral Proceeds and Turnover

      Under the Out-of-Court Alternative, upon a foreclosure or other exercise of remedies, the Collateral Agent will distribute the proceeds of any such foreclosure in the following order of priority:

•	first, to the payment of the Collateral Agent’s reasonable and documented out-of-pocket costs and expenses of such foreclosure;

•	second, to the payment of the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and certain future indebtedness that Mirant or MAG may enter into from time to time, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder, in an amount not exceeding the unpaid amount then due and payable under the MAG Secured Credit Facility, the Mirant Term A Facility, the Mirant Liquidity Facility and such future indebtedness, respectively;

•	third, to the payment of the lenders under the Mirant Term B Facility, the Mirant Revolving Facility, the MAEM Secured Guaranty, the New Secured Notes, the New MAG Notes and certain future indebtedness that Mirant or MAG may enter into from time to time, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder, in an amount not exceeding the unpaid amount then due and payable under the Mirant Term B Facility, the Mirant Revolving Facility, the MAEM Secured Guaranty, the New Secured Notes, the New Mirant Notes and such future indebtedness, respectively; and

•	fourth, any surplus to the applicable Grantor Subsidiary, any person lawfully entitled to such surplus or as directed by a court of competent jurisdiction;

provided, however, that net cash proceeds from (i) certain permitted asset sales above the first $561 million realized from such sales after the Closing Date and (ii) certain insurance or condemnation proceeds in excess of $20 million that (in the case of insurance proceeds) are not committed within 180 days of the relevant loss event to replacement of the insured property, shall be applied first, to the payment of the lenders under the MAG Secured Credit Facility, the Mirant Term A Facility and the Mirant Liquidity Facility, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder, and second to the payment of the lenders under the Mirant Revolving Facility, Mirant Term B Facility and the MAEM Secured Guaranty, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder.

      Under the In-Court Alternative, upon a foreclosure or other exercise of remedies, the Collateral Agent will distribute the proceeds of any such foreclosure in the following order of priority:

•	first, to the payment of the Collateral Agent’s reasonable and documented out-of-pocket costs and expenses of such foreclosure;

•	second, to the payment of the lenders under the MAG Secured Credit Facility, the Mirant Exit Facility and certain future indebtedness that Mirant or MAG may enter into from time to time, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder, in an amount not exceeding the unpaid amount then due and payable under the MAG Secured Credit Facility, the Mirant Exit Facility and such future indebtedness, respectively;

•	third, to the payment of the lenders under the Mirant Term Loan Facility, the MAEM Credit Facility, the New Secured Notes, the New Mirant Notes and certain future indebtedness that Mirant or MAG may enter into from time to time, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder, in an amount not exceeding the unpaid amount then due and payable under the Mirant Term Loan Facility, the MAEM Secured Guaranty Facility, the New Secured Notes, the New Mirant Notes and such future indebtedness, respectively; and

•	fourth, any surplus to the applicable Grantor Subsidiary, any person lawfully entitled to such surplus or as directed by a court of competent jurisdiction;

provided, however, that net cash proceeds from (i) certain permitted asset sales above the first $411 million realized from such sales after the Closing Date and (ii) certain insurance or condemnation proceeds in excess of $20 million that (in the case of insurance proceeds) are not committed within 180 days of the relevant loss event to replacement of the insured property, shall be applied first, to the payment of the lenders under the MAG Secured Credit Facility and the Mirant Exit Facility and second to the payment of the lenders under the Mirant Term Loan Facility and the MAEM Secured Guaranty, ratably determined in accordance with the aggregate principal amount of the indebtedness outstanding thereunder.

      If any beneficiary of the Second-Priority Liens receives proceeds of Collateral other than in accordance with the order of payments described above, it will promptly turn over such proceeds to the Collateral Agent for application as described above.

Indemnification of Collateral Agent

      The Intercreditor Agreement provides for indemnification of the Collateral Agent by the Secured Parties, ratably in accordance with the amount of the secured obligations held by each Secured Party, for any liabilities or expenses related to the secured obligations and enforcement thereof. The Collateral Agent’s right to indemnification by the Secured Parties is limited to liabilities and expenses that have not been reimbursed by Mirant, MAG, MAEM or the Grantor Subsidiaries or with the proceeds of Collateral and that do not arise from the Collateral Agent’s willful misconduct or gross negligence.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain United States federal income tax consequences of the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary is not a complete description of all of the consequences of the Exchange Offer and, in particular, does not address United States federal income tax considerations applicable to the holders of Existing Notes that are subject to special treatment under United States federal income tax law (including, for example, financial institutions, dealers in securities, insurance companies, tax-exempt entities (including private foundations), holders whose functional currency is not the United States dollar, holders that hold Existing Notes as part of a hedge, straddle or conversion transaction, or holders that are, or hold Existing Notes through, partnerships or other pass-through entities). No opinion of counsel or ruling of the Internal Revenue Service (the “IRS”) has been sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. In addition, no information is provided in this discussion regarding the consequences of the Exchange Offer with respect to foreign, state or local taxes or federal taxes other than income taxes. This discussion applies only to holders of Existing Notes that hold such Existing Notes as capital assets within the meaning of section 1221 of the Code. HOLDERS OF EXISTING NOTES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER.

      For purposes of this summary, a “U.S. holder” means a beneficial owner of an Existing Note that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state (or the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. A “non-U.S. holder” means any beneficial owner, other than an entity or arrangement classified as a partnership for United States federal income tax purposes, that is not a “U.S. holder.”

Tax Consequences of the Exchange Offer to U.S. Holders

      The Exchange. An exchange of Existing Notes for New Secured Notes and cash should generally be treated as a “recapitalization” that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, if both the Existing Note surrendered and the New Secured Note received are treated as “securities” for United States federal income tax purposes. The determination of whether a debt instrument is treated as a security depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years when issued are not considered securities, while corporate debt instruments with maturities of ten years or more when issued are considered securities. It is not clear whether the New Secured Notes or Existing Notes are “securities” for United States federal income tax purposes. Consequently, it is not clear whether the Exchange Offer will be treated as a recapitalization qualifying as a reorganization.”

      If the exchange of an Existing Note for a New Secured Note and cash is treated as a recapitalization qualifying as a reorganization, a U.S. holder should generally not recognize loss as a result of the Exchange Offer. A U.S. holder whose adjusted tax basis in the Existing Notes is less than the sum of (i) the cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest), and (ii) the issue price of the New Secured Notes received in the exchange should generally recognize such gain, but only to the extent of cash received in the exchange (other than cash attributable to accrued and unpaid interest). Subject to the discussion of “market discount” below, any such gain should generally be capital gain or loss and should be long term capital gain or loss if the U.S. holder’s holding period for Existing Notes surrendered is more than one year at the time of the exchange. A U.S. holder’s adjusted tax basis in the New Secured Notes should generally equal the U.S. holder’s adjusted tax basis in the Existing Notes surrendered, decreased by the amount of cash received (other than cash attributable to accrued and unpaid interest), and increased by the gain recognized. A U.S. holder’s holding period in the New Secured Notes should include the U.S. holder’s holding period in the Existing Notes surrendered.

      If the exchange of an Existing Note for a New Secured Note and cash is not treated as a recapitalization qualifying as a reorganization, a U.S. holder should generally recognize gain or loss in an amount equal to the difference between (i) the sum of the aggregate issue price of the New Secured Notes and the cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest), and (ii) the U.S. holder’s adjusted tax basis in the Existing Notes surrendered. Subject to the discussion of “market discount” below, any such gain or loss should generally be capital gain or loss and should be long term capital gain or loss if the U.S. holder’s holding period for Existing Notes surrendered is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. The U.S. holder’s aggregate tax basis in the New Secured Notes received should generally be equal to their aggregate issue price. The U.S. holder’s holding period for the New Secured Notes received should generally begin on the day after the exchange.

      Issue Price. The issue price of the New Secured Notes will depend upon whether either the Existing Notes or the New Secured Notes are “publicly traded” within the meaning of the Treasury regulations. If the Existing Notes are not, and the New Secured Notes will not be, “publicly traded,” the issue price of the New Secured Notes should generally equal their stated principal amount (i.e., their face amount). If the Existing Notes are treated as “publicly traded” but the New Secured Notes are not, the issue price of the New Secured Notes should generally equal the fair market value of the Existing Notes on the date of the exchange less the amount of cash received (other than cash attributable to accrued and unpaid interest). If the New Secured Notes are “publicly traded,” the issue price of the New Secured Notes should generally equal their fair market value on the date of the exchange. This may, among other things, require a U.S. holder to include original issue discount in income, as discussed below.

      Accrued But Unpaid Interest. If there is accrued but previously unpaid interest on the Existing Notes surrendered in the exchange and the U.S. holder has not already taken that interest into income, then the payment of that interest in connection with the exchange will not be considered part of the amount realized in the exchange, but will instead be taxable to the U.S. holder as ordinary interest income in the taxable year of the exchange.

      Market Discount. A U.S. holder who acquired an Existing Note after its original issuance at a market discount (generally defined as the amount, if any, by which a holder’s basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) should generally be required to treat any gain recognized pursuant to the exchange as ordinary income to the extent of the market discount accrued during the U.S. holder’s period of ownership, unless the U.S. holder elected to include the market discount in income as it accrued. If an exchange is treated as recapitalization qualifying as a reorganization, the amount of any remaining accrued market discount not recognized in the exchange should generally be treated as ordinary income upon a disposition of New Secured Notes received pursuant to the exchange. However, if the New Secured Notes are treated as issued with OID, an exchange of Existing Notes with market discount (which exchange is treated as a recapitalization qualifying as a reorganization) may cause some or all of that market discount to effectively convert into OID under the rules discussed above. If a U.S. holder acquired its Existing Notes with market discount and did not elect to include market discount in income as it accrued, interest that the U.S. holder was required to defer on debt incurred or maintained to purchase or carry its Existing Notes under the market discount provisions should become deductible at the time of the exchange, up to the amount of gain the U.S. holder recognizes in the exchange. The market discount rules are complex. Any U.S. holder whose Existing Notes have or may have market discount is especially urged to consult its own tax advisor as to the effects of these rules on such U.S. holder.

      Interest on New Secured Notes. A U.S. holder will be required to include stated interest on the New Secured Notes in income in accordance with the U.S. holder’s regular method of accounting. In addition, subject to a de minimisexception, a U.S. holder should generally be required to include any “original issue discount,” within the meaning of the Code (“OID”), in income over the period that such U.S. holder holds New Secured Notes, in accordance with a constant yield-to-maturity method, regardless of whether the U.S. holder is a cash or accrual method taxpayer, and regardless of whether and when the U.S. holder receives payments of interest on the New Secured Notes. Accordingly, a U.S. holder could be treated as receiving original issue discount income without a corresponding receipt of cash. A debt instrument generally has OID if its stated redemption price at maturity (which excludes certain interest including the stated interest on the New Secured Notes) exceeds its issue price by more than a de minimisamount. The New Secured Notes should generally not be treated as issued with OID, if neither the Existing Notes nor the New Secured Notes are “publicly traded” within the meaning of the Treasury regulations. However, if either the Existing Notes or the New Secured Notes are “publicly traded” within the meaning of the Treasury regulations, the New Secured Notes should generally be treated as issued with OID to the extent that the stated redemption price at maturity of the New Secured Notes exceeds their issue price (as long as such excess is greater than a de minimis amount). Any such OID that a U.S. holder includes in income will increase the adjusted tax basis of the U.S. holder in its New Secured Notes.

      Amortizable Bond Premium. New Secured Notes should generally be treated as having “amortizable bond premium” if a U.S. holder’s aggregate adjusted tax basis in its New Secured Notes exceeds the sum of all amounts payable under such New Secured Notes after the exchange (excluding stated interest). If a U.S. holder so elects, this excess may generally be amortized as deductions over the term of the New Secured Notes, but the U.S. holder must reduce its adjusted tax basis in its New Secured Notes by the amount of the premium deducted in each taxable year. An election to amortize bond premium applies to all taxable debt obligations that the U.S. holder then owns or thereafter acquires, and may be revoked only with the consent of the IRS. The rules regarding amortizable bond premium are complex. Any U.S. holder whose New Secured Notes have or may have amortizable bond premium is especially urged to consult its own tax advisor as to the effects of these rules on such U.S. holder.

      Acquisition Premium. Assuming that the exchange is treated as a recapitalization qualifying as a reorganization under the Code, a U.S. holder would be treated as having “acquisition premium” with respect to the New Secured Notes if the tax basis in the U.S. holder’s New Secured Notes (determined in the manner described above) is greater than the issue price of the New Secured Notes immediately after the exchange, but is less than or equal to the stated principal amount of the New Secured Notes. In this case, the amount of any OID includible in the U.S. holder’s gross income in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID on the New Secured Notes).

      Sale or Exchange of the New Secured Notes. Except as discussed below with respect to market discount, any gain or loss recognized by a U.S. holder on a sale, exchange, or other disposition of its New Secured Notes should generally be capital gain or loss in an amount equal to the difference, if any, between the amount realized and its adjusted tax basis in the New Secured Notes immediately before the sale, exchange or other disposition. Any such gain or loss should generally be long term if the U.S. holder’s holding period for its New Secured Notes is more than one year at that time. The deductibility of capital losses is subject to limitations. Any market discount accrued prior to the time of the sale, exchange or other disposition and not already included in income should generally be recognized as ordinary interest income at that time. Different rules may apply to the treatment of accrued market discount in tax-free exchanges. Any U.S. holder whose New Secured Notes have or may have amortizable bond premium is especially urged to consult its own tax advisor as to the effects of these rules on such U.S. holder.

      Treatment of Nontendering Holders of Existing Notes. There should generally be no United States federal income tax consequences from the Exchange Offer to holders of Existing Notes that do not tender their notes pursuant to the Exchange Offer.

Tax Consequences of the Exchange Offer to Non-U.S. Holders

      The Exchange Offer and Subsequent Dispositions. Non-U.S. holders should generally not be subject to United States federal income tax on any gain or loss recognized in the exchange or in a subsequent disposition of New Secured Notes received in the exchange, unless

•	the gain or loss is effectively connected with the conduct of a United States trade or business (and, in some circumstances, the gain is attributable to a United States permanent establishment under an applicable income tax treaty), or

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more during the taxable year (or otherwise has a “tax home” in the United States) and certain other conditions are met.

      Payments of Interest and Accrual of Original Issue Discount. Subject to the discussions of withholding and backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder should generally not be subject to United States federal income tax on payments of interest or on any accrual of OID on the Existing Notes surrendered in the exchange (including amounts received in respect of accrued but previously unpaid interest) or on the New Secured Notes, provided that

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Mirant stock entitled to vote,

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business,

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to Mirant (directly or indirectly) through stock ownership, and

•	certain certification requirements are met.

If the interest or OID is not “portfolio interest,” it should generally be subject to federal income and withholding tax at a rate of 30%, unless that tax is reduced or eliminated pursuant to an applicable income tax treaty or that interest or OID is effectively connected with the conduct of a United States trade or business and, in either case, the appropriate statement has been provided.

      If interest, OID, gain or income on an Existing Note surrendered in the exchange (including amounts received in respect of accrued but previously unpaid interest) or on the New Secured Notes held by a non-U.S. holder is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the non-U.S. holder should generally be subject to United States federal income tax on the interest, OID, gain or income at standard United States federal income tax rates. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its “effectively connected earnings and profits” within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

Reportable Transactions

      In certain circumstances, a holder of Existing Notes that exchanges such securities for New Secured Notes and cash and recognizes significant losses in excess of certain threshold amounts either upon such exchange or the later disposition of the New Secured Notes may be obligated to disclose its participation in such transaction in accordance with recently issued Treasury regulations governing so-called “tax shelters” and other potentially tax-motivated transactions. Holders of Existing Notes should consult their tax advisors concerning any possible disclosure obligation under such Treasury regulations with respect to the exchange of their Existing Notes or the disposition of New Secured Notes received in such exchange.

Information Reporting and Backup Withholding

      Payments of principal and interest, accruals of OID, and payments of proceeds from the sale, retirement or other disposition of a New Secured Note may be subject to “backup withholding” tax under Section 3406 of the Code if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s United States federal income tax, provided that appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding should generally not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

LEGAL MATTERS

      Certain legal matters as to the validity of the New Secured Notes to be issued in the Exchange Offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

      Copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Existing Notes and any other required documents should be sent by each holder or his broker, dealer, commercial bank, trust company or nominee to the Exchange Agent at the address set forth below:

The Exchange Agent for the Exchange Offer is:

Deutsche Bank Trust Company Americas

Delivery To: Deutsche Bank Trust Company Americas, Exchange Agent

By Regular or Certified Mail:	By Hand:	By Overnight Courier or Hand:
DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737 To Confirm by Telephone or for Information Call: (800) 735-7777	Deutsche Bank Trust Company Americas C/O The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeannete Park Entrance New York, NY 10041	DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Attention: Karl Shepard
By Facsimile
(Eligible Guarantor
Institutions Only):
(615) 835-3701

      Any questions or requests for assistance or additional copies of this Offering Circular or the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Banks and Brokers Call Collect: (212) 750-5833

or
All Others Call Toll Free: (877) 750-2689

ANNEX A

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF PROPOSED

RESTRUCTURED CREDIT FACILITIES

MIRANT CORPORATION

MIRANT AMERICAS GENERATION, LLC
MIRANT AMERICAS ENERGY MARKETING, LP

      This term sheet (the “Term Sheet”) sets forth the material terms for a restructuring of certain credit facilities of Mirant Corporation (“Mirant”), Mirant Americas Generating, LLC (“MAG”) and Mirant Americas Energy Marketing, LP (“MAEM”). This Term Sheet is not in any respect a commitment with respect to any transaction by any person, including, without limitation, any current or proposed lender, agent or issuer. No commitment or obligation shall arise or exist under or in connection with this Term Sheet or any negotiations, discussions, drafts of other communications pursuant to, or in connection with, this Term Sheet unless, until, and subject to, the execution and delivery by the affected lender, agent or issuer of written, definitive loan and credit agreement(s).

Facilities to be Restructured	The following facilities will be the subject of the restructuring contemplated herein:

Mirant $1.125 billion Four-Year Revolver due July 2005 (the “Four-Year Facility”).

Mirant $1.125 billion 364-Day Revolver due July 2003 (the “364-Day Facility”).

Mirant $450 million Facility C Credit Agreement due April 2004 (the “Mirant Facility C”).

The Equipment Warehouse Lease Financing Facility dated as of October 22, 2001 for Mirant Americas Development Capital LLC (the “Turbine Facility” and, together with the Four-Year Facility, 364-Day Facility and Mirant Facility C, the “Existing Mirant Facilities”).

The ISDA Master Agreements, dated October 11, 2001 between MAEM and HVB Risk Management Products Inc. and Scarlett Resource Merchants LLC, respectively, and the related swap documents (collectively, the “Commodity Prepay Facility”).

MAG $250 million Revolving Credit Facility B due October 2004 (the “MAG Facility B”) and MAG $50 million Revolving Credit Facility C due October 2004 (the “MAG Facility C”).

New Senior Notes	A portion of the $200mm 7.4% Senior Notes due 2004 issued by Mirant (the “Existing 2004 Senior Notes”) and the 2.5% Convertible Senior Debentures due 2021 issued by Mirant (the“Existing 2021 Convertible Debentures”) will be exchanged for 8.25% Senior Secured Notes due 2008 issued by Mirant (the “New Mirant Notes”). A portion of the 7.625% Senior Notes due 2006 issued by MAG (the “Existing MAG 2006 Senior Notes” and, together with the Existing 2004 Senior Notes and the Existing 2021 Convertible Debentures, the “Existing Public Debt”) will be exchanged for 8.25% Senior Secured Notes due 2008 issued by MAG (“New MAG Notes” and together with the New Mirant Notes, the “New Senior Notes”).

Parties:

Borrowers	With respect to the Mirant Secured Credit Facility, Mirant. With respect to the MAG Secured Credit Facility, MAG. With respect to the MAEM Credit Facility, MAEM.

Guarantors	The subsidiaries of Mirant that are listed on Part I of Schedule A are referred to as “Guarantors.” The obligations of certain of the Guarantors will be limited as described below under the caption “Guaranties.”

Administrative Agent	To be determined.

L/C Issuing Bank(s)	To be determined.

Lenders	With respect to the Mirant Secured Credit Facility, each financial institution or other institutional lender currently a party to the Existing Mirant Facilities (the “Lenders”). With respect to the MAG Secured Credit Facility, each financial institution or other institutional lender currently a party to MAG Facility B and MAG Facility C (the “MAG Lenders”). With respect to the MAEM Credit Facility, the lender currently party to the Commodity Prepay Facility (the “MAEM Lender”).

Closing Date	The closing date (the “Closing Date”) of the transactions contemplated herein will be on or before July 15, 2003.

Mirant Secured Credit Facility	The Existing Mirant Facilities will be replaced and refinanced by the “Mirant Secured Credit Facility”. The Mirant Secured Credit Facility will consist of:

• a revolving letter of credit and working capital facility of up to $1.1 billion (the “Mirant Revolving Facility”);

• a term loan facility of up to $650 million (the “Mirant Term A Facility”);

• a term loan facility of up to $1.175 billion (the “Mirant Term B Facility”).

Each lender under the Existing Mirant Facilities will initially be allocated a pro rata portion of each such facility based on the outstanding amount committed by, or owed to, such Existing Mirant Lender under the Existing Mirant Facilities.

The aggregate outstanding principal amount of the Mirant Secured Credit Facility shall not exceed $2.925 billion.

The term loans made under the Mirant Secured Credit Facility will herein be referred to as the “Term Loans.” The letters of credit issued under the Mirant Secured Credit Facility will herein be referred to as the “Letters of Credit.” The revolving loans made under the Mirant Secured Credit Facility will herein be referred to as the “Revolving Loans.”

MAG Secured Credit Facility	MAG Facility B and MAG Facility C will be replaced by the MAG Secured Credit Facility which will consist of a term loan facility of up to $300 million (the “MAG Secured Credit Facility”). Term Loans made under the MAG Secured Credit Facility shall be used to refinance MAG Facility B and MAG Facility C.

Loans under the MAG Secured Credit Facility will bear interest at a rate per annum equal to LIBOR plus 4.5%. An upfront fee of 1% shall be paid on the Closing Date to each MAG Lender on such MAG Lender’s commitment under the MAG Secured Credit Facility.

MAEM Credit Facility	The Commodity Prepay Facility will be replaced and refinanced by the MAEM Credit Facility which will consist of a term loan facility of up to $225 million (the “MAEM Credit Facility” and together with the Mirant Secured Credit Facility and the MAG Secured Credit Facility, the “Restructured Credit Facilities”). Mirant will issue a guaranty to secure the obligations of MAEM under the MAEM Credit Facility (the “MAEM Secured Guaranty”).

Mirant Liquidity Facility	The Mirant Liquidity Facility will consist of a new money revolving and/or term loan facility of up to $150 million (the “Mirant Liquidity Facility”). The proceeds from the Mirant Liquidity Facility will be used for general corporate and working capital purposes.

Warrants	Mirant will grant warrants to the Lenders, the MAG Lenders and the MAEM Lender on the Closing Date in an aggregate amount equal to 3% of Mirant’s outstanding common stock on the Closing Date. The warrants will be issued to the Lenders, MAG Lenders and the MAEM Lender under a form of warrant agreement between Mirant and a warrant agent to be appointed by Mirant. The warrants will be exercisable for seven (7) years from the Closing Date at an exercise price equal to 120% of the daily average closing price of Mirant common stock as quoted on the New York Stock Exchange for thirty (30) consecutive trading days ending six (6) months from the Closing Date.

Maturity Date	The Restructured Credit Facilities will mature on the fifth anniversary of the Closing Date.

If at least 85% in the aggregate of (x) to the extent not satisfied in equity, the principal amount of the Existing 2021 Convertible Debentures have not been refinanced or repaid (whether through an exchange offer or otherwise) on or prior to the first put date thereof, and (y) the Existing 2004 Senior Notes, have not been refinanced or repaid (whether through an exchange offer or otherwise) at least 30 days prior to the maturity date thereof, the outstanding amounts under the Restructured Credit Facilities will become due and payable on the latter of such put date or 30th day prior to maturity, all unused commitments shall terminate on such date and Mirant shall be obligated to cash collateralize in full all outstanding Letters of Credit.

If at least 85% of the principal amount of the Existing MAG 2006 Senior Notes have not been refinanced or repaid (whether through an exchange offer or otherwise) before the date that is 90 days prior to the maturity date thereof, the outstanding amounts under the Restructured Credit Facilities will become due and payable on such 90th day, all unused commitments shall terminate on such date and Mirant shall be obligated to cash collateralize in full all outstanding Letters of Credit.

Amortization	The aggregate outstanding principal amount of, and unused commitments under, the Mirant Term A Facility, the Mirant Term B Facility and the MAEM Credit Facility will be repaid or permanently reduced on or prior to the following dates (or the first business day immediately thereafter in the event such date is not a business day) in the amount indicated for each such date below:

On or prior to the fourth anniversary of the Closing Date: $500 million; provided that one-half of the First Target Payment and/or the Second Target Payment made on or prior to the fourth anniversary of the Closing Date will be credited towards the $500 million principal repayment required to be made on the 4th anniversary of the Closing Date.

Maturity Date: Balance

All such prepayment amounts shall be applied, first to repay on a ratable basis all amounts outstanding under the Mirant Term A Facility, second, after all amounts outstanding under the Mirant Term A Facility shall have been repaid in full, to repay on a ratable basis amounts outstanding under the Mirant Term B Facility and the MAEM Credit Facility.

Guaranties	The obligations of Mirant under the Mirant Secured Credit Facility, the Mirant Liquidity Facility and the MAEM Secured Guaranty, and MAG under the MAG Secured Credit Facility shall be unconditionally guaranteed by the Guarantors; provided that the guaranties provided by Mirant Mid-Atlantic LLC (“MIRMA”) and any of its Subsidiaries (other than Mirant Chalk Point, LLC (“Chalk Point”)) will be subordinated on the terms required under the Participation Agreements for the secured lease obligation bond financing (the “MIRMA Lease”); provided further that the guaranties of Chalk Point and Mirant Potomac River, LLC (“Potomac River”) will be limited to $50 million each.

Collateral	The subsidiaries of Mirant that are listed on Part II of Schedule A are referred to as “Grantors.”

Subject to certain limitations, the “Collateral” will consist of substantially all of the assets of each Grantor; provided that debt secured by Chalk Point and Potomac River shall be limited to $50 million each in aggregate principal amount), including, without limitation: (a) all equity interests and indebtedness owned directly by any of the Grantors (which pledge, in the case of voting equity interests issued by certain subsidiaries, will be limited to 65% of such voting equity interests), and (b) substantially all other tangible and certain intangible assets of each Grantor, including, without limitation, real property rights (including leaseholds), accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property, cash and bank accounts and all proceeds and products of the foregoing. For an additional description of the Collateral, see “Description of the

Collateral and Intercreditor Arrangements — Security Agreement.”

Priority/ Intercreditor Arrangements	The lenders under the MAG Secured Credit Facility, the Mirant Term A Facility and the Mirant Liquidity Facility and holders of certain future indebtedness that Mirant or MAG may enter into from time to time will receive a first priority lien on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a first lien exceed $1.1 billion.

The lenders under the Mirant Revolving Facility and the Mirant Term B Facility, the holders of the MAEM Secured Guaranty, the holders of new secured notes (the “New Notes”) issued in exchange for, or to refinance prior to its respective maturity, Existing Public Debt, and holders of certain future indebtedness that Mirant or MAG may enter into from time to time will receive a second priority lien on the Collateral; provided that in no event shall the aggregate amount of the indebtedness secured by a second lien exceed $3.95 billion.

The New Notes (including the New Senior Notes) will have maturities on or after the Maturity Date and no amortization or mandatory prepayments prior thereto. For an additional description of the Intercreditor Agreement, see “Description of the Collateral and Intercreditor Arrangements — Intercreditor Agreement.”

Purpose and Availability	Letters of Credit and Revolving Loans under the Mirant Revolving Facility will be available on and after the Closing Date at any time before the Maturity Date. Letters of Credit terminated and Letter of Credit drawn amounts repaid, in each case, under the Mirant Revolving Facility, may be used for future Letters of Credit. Revolving Loans that are repaid or prepaid may be reborrowed.

Use of Proceeds	Letters of Credit issued under the Mirant Revolving Facility and Revolving Loans made pursuant to the Mirant Revolving Facility may be used by Mirant for general corporate and working capital purposes.

Term Loans made under the Mirant Secured Credit Facility shall be used to refinance the Existing Mirant Facilities.

Interest	Term Loans and Revolving Loans under the Mirant Secured Credit Facility will bear interest at a rate per annum equal to, LIBOR plus 4.5%; provided that if on or prior to the second anniversary of the Closing Date, the aggregate outstanding principal amount of, and unused commitments under, the Mirant Term A Facility, the Mirant Term B Facility and the MAEM Credit Facility are not repaid or reduced by $200 million in the aggregate (whether through optional or mandatory prepayments) since the Closing Date (such payment, the “First Target Payment”), Term Loans and Revolving Loans under the Mirant Credit Facility and the term loan under the MAEM Credit Facility will bear interest at a rate per annum equal to LIBOR plus 5%; provided further that if on or prior to the third anniversary of the Closing Date, the aggregate outstanding principal amount of, and unused commitments under, the Mirant

Term A Facility, the Mirant Term B Facility and the MAEM Credit Facility are not repaid or reduced by $500 million in the aggregate (whether through optional or mandatory prepayments but without including the First Target Payment) since the Closing Date (such payment, the “Second Target Payment”), Term Loans and Revolving Loans under the Mirant Secured Credit Facility and the term loan under the MAEM Credit Facility will bear interest at a rate per annum equal to 0.5% in excess of the then applicable interest rate.

In addition, Mirant will grant warrants to the Lenders and the MAEM Lender in an aggregate amount equal to 2% of Mirant’s outstanding common stock on the second anniversary and/or the third anniversary of the Closing Date in the event that Mirant fails to make the First Target Payment and/or Second Target Payment on such dates. The warrants will be exercisable for seven (7) years from the date of such grant at an exercise price equal to 120% of the daily average closing price of Mirant common stock as quoted on the New York Stock Exchange thirty (30) consecutive trading days ending on the date of such grant.

During the continuance of any payment default under any Restructured Credit Facility, the interest rate payable on all overdue obligations owing under such Restructured Credit Facility shall increase by 2% per annum above the rate required to be paid absent the occurrence of such payment default.

Interest will be payable in arrears at the end of the applicable interest period, which, at Mirant’s option, shall be one, two, three or six months.

Fees	The following fees will be payable to the Lenders:

Outstanding Letters of Credit will bear interest at a percentage per annum equal to 4.5%; provided that if on or prior to the second anniversary of the Closing Date, Mirant fails to make the First Target Payment, outstanding Letters of Credit will bear interest at a rate per annum equal to 5%; provided further that if on or prior to the third anniversary of the Closing Date, Mirant fails to make the Second Target Payment, outstanding Letters of Credit will bear interest at a rate per annum equal to 0.5% in excess of the then applicable interest rate, in each case, on the face amount of such Letter of Credit; payable monthly in arrears with respect to each Letter of Credit.

Fronting fees shall be paid to each L/C Issuing Bank as agreed from time to time between the relevant L/C Issuing Bank and Mirant. In addition, each L/ C Issuing Bank shall be paid such other fees that are customarily charged by such L/ C Issuing Bank.

An upfront fee of 1% shall be paid on the Closing Date to each Lender on such Lender’s commitment under the Mirant Secured Credit Facility and the MAEM Credit Facility. An additional fee of 0.25% shall be paid on the second anniversary of the Closing Date to each Lender on such Lender’s outstanding loans and unused commitments under the Mirant Secured Credit Facility and the MAEM Credit Facility at such time if on or prior to the second anniversary of the Closing Date, Mirant fails to make the First Target Payment. An additional fee of 1% shall be paid on the third anniversary of the Closing Date to each Lender on such Lender’s outstanding and unused commitments under the Mirant Secured Credit Facility and the MAEM Credit Facility at such time if on or prior to the third anniversary of the Closing Date, Mirant fails to make the Second Target Payment.

An unused commitment fee of 50 basis points per annum shall be payable on the unused portion of each Lender’s share of the Mirant Revolving Facility, such fee to be payable monthly and on the date of termination or expiration of the commitments.

Optional Commitment Reduction	Mirant may, upon at least five business days’ notice, terminate or cancel, in whole or in part, the unused portion of the Mirant Revolving Facility; provided, however, that each partial reduction shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

Optional Prepayments	Mirant, MAG or MAEM, as the case may be, may, upon at least five business days’ notice, prepay, in full or in part, amounts outstanding under the applicable Restructured Credit Facilities; provided that each partial prepayment shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

Mandatory Prepayments	Net cash proceeds from the following sources (such prepayments, “Mandatory Prepayments”) shall be applied toward amounts outstanding under the Restructured Credit Facilities and the Mirant Liquidity Facility:

• 100% of the net cash proceeds of all asset sales or other dispositions of property of Mirant or any of its subsidiaries above $561 million,

• 100% of the net cash proceeds of insurance proceeds from casualty events to the extent such insurance proceeds were not used to restore or replace the assets which suffered the casualty in accordance with the terms of the Mirant Secured Credit Facility,

• 100% of the net cash proceeds from any issuance of certain additional debt by Mirant or any of its subsidiaries or 50% of the net cash proceeds from any issuance of equity by Mirant permitted under the Mirant Secured Credit Facility, in each case, other than any such proceeds used to retire or repurchase any of the Existing Public Debt within six months of the issuance of such additional debt or equity (such proceeds, the “Refinancing Proceeds”), and

• the lesser of (x) 50% of Excess Cash Flow for any fiscal year commencing 2004 and (y) the positive difference (if any) between Available Liquidity at the end of such fiscal year and the Minimum Liquidity Level at the end of such fiscal year.

Application of Prepayments	The Refinancing Proceeds shall be applied in the following manner:

The MAG Refinancing Pro Rata Share to repay the MAG Lender, the MAEM Refinancing Pro Rata Share to repay the MAEM Lenders and the Mirant Refinancing Pro Rata Share, first, to repay lenders under the Mirant Term B Facility, second, to repay lenders under the Revolver Facility and third, to repay lenders under the Mirant Term A Facility.

“MAG Refinancing Pro Rata Share” shall mean, at any time, the aggregate principal amount of loans outstanding under the MAG Secured Credit Facility at such time divided by the Aggregate Outstanding Amount at such time.

“MAEM Refinancing Pro Rata Share” shall mean, at any time, the aggregate principal amount of loans outstanding under the MAEM Credit Facility at such time divided by the Aggregate Outstanding Amount at such time.

“Mirant Refinancing Pro Rata Share” shall mean, at any time, the aggregate principal amount of loans outstanding under the Mirant Secured Credit Facility at such time divided by the Aggregate Outstanding Amount at such time.

“Aggregate Outstanding Amount” shall mean, at any time, the sum of the aggregate principal amount of loans outstanding under the MAG Secured Credit Facility at such time, the aggregate principal amount of loans outstanding under the MAEM Credit Facility at such time and the aggregate principal amount of loans outstanding under the Mirant Secured Credit Facility at such time.

All prepayments (mandatory or optional) other than Refinancing Proceeds shall be applied first pro rata to repay the outstanding loans under the Restructured Credit Facilities (other than the Mirant Revolving Facility) and the Mirant Liquidity Facility determined in accordance with the aggregate outstanding principal amount of the loans outstanding under the respective Restructured Credit Facilities (other than the Mirant Revolving Facility) and the Mirant Liquidity Facility and second to repay the Revolving Loans and/or cash collateralize the Letters of Credit; provided that prepayments from net cash proceeds of asset sales or other dispositions of property of Mirant or any of its subsidiaries in excess of $561 million and insurance proceeds shall be applied, first to repay the outstanding loans under the MAG Secured Credit Facility, second, after all amounts outstanding under the MAG Secured Credit Facility shall have been paid in full, to repay on a pro rata basis the lenders under the Mirant Liquidity Facility (if the Mirant Liquidity Facility is a bank facility) and the lenders under the Mirant Term A Facility (provided that the lenders under the Mirant Term A Facility may elect to apply such proceeds to repay the loans outstanding under the Mirant Term B Facility), determined in accordance with the aggregate outstanding principal amount of the Mirant Liquidity Facility and the Mirant Term A Facility, third, after all amounts outstanding under the Mirant Term A Facility and the Mirant Liquidity Facility (if the Mirant

Liquidity Facility is a bank facility) shall have been repaid in full, pro rata to repay the outstanding loans under the MAEM Credit Facility and the Mirant Term B Facility, determined in accordance with the aggregate outstanding principal amount of the MAEM Credit Facility and the Mirant Term B Facility, fourth, after all amounts outstanding under the MAEM Credit Facility and the Mirant Term B Facility shall have been repaid in full, to repay the Revolving Loans and/or cash collateralize the Letters of Credit.

Annual Agency Fees	As agreed between the Administrative Agent and Mirant from time to time.

Conditions Precedent to Closing Date and Initial Borrowing/ Letter of Credit Issuance	Substantially similar to those described in the Mirant Term Loan Facility (as defined in the Offering Circular to which this Term Sheet is attached as Annex A).

Conditions Precedent to Subsequent Letter of Credit Issuances	There shall exist no default under the Mirant Secured Credit Facility, and the representations and warranties of each Guarantor, Mirant and its subsidiaries therein shall be true and correct in all material respects immediately prior to, and after giving effect to such issuance, including representations as to no material adverse change and litigation representations.

Representations and Warranties	Substantially similar to those described in the Mirant Term Loan Facility.

Affirmative Covenants	Substantially similar to those described in the Mirant Term Loan Facility.

Negative Covenants	Substantially similar to those described in the Mirant Term Loan Facility.

Financial Covenants	Substantially similar to those described in the Mirant Term Loan Facility.

Events of Default	Substantially similar to those described in the Mirant Term Loan Facility, including an Event of Default resulting from any termination of material liens or other material adverse effect on the Collateral resulting from the litigation commenced by certain MAG bondholders.

Assignments and Participations	Assignments must be in a minimum amount of $10 million, other than in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entirety of a Lender’s interest in the Mirant Secured Credit Facility. Assignments need not be pro rata as to each tranche of the Mirant Secured Credit Facility. Assignments of the Mirant Revolving Facility shall require consent of the Issuing Bank (not to be unreasonably withheld). All assignments require Mirant’s consent and the Administrative Agent’s consent (not to be unreasonably withheld). No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Miscellaneous	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions.

Governing Law	New York

SCHEDULE A

Part I

Guarantors

Mirant Services, LLC

Mirant Mid-Atlantic Services, LLC
Mirant Potomac River, LLC
Mirant Americas, Inc.
Mirant Special Procurement, Inc.
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Bay Area Procurement, LLC*
Mirant Delta, LLC
Mirant Potrero, LLC
Mirant New England, Inc.
Mirant Canal, LLC
Mirant Kendall, LLC
Mirant Texas Investments, Inc.
Mirant Central Texas, LP
Mirant Texas, LP
Mirant Parker, LLC
MLW Development, LLC
Mirant Texas Management, Inc.
Mirant New York, Inc.
Mirant Bowline, LLC
Mirant Lovett, LLC
Mirant NY-Gen, LLC
Mirant Wisconsin Investments, Inc.*
Mirant Mid-Atlantic, LLC
Mirant Chalk Point LLC
Mirant D.C. O&M, LLC
Mirant Piney Point, LLC
Mirant MD Ash Management, LLC
Shady Hills Power Company, L.L.C.
Mirant Americas Procurement, Inc.
Mirant Dickerson Development, LLC
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Americas Energy Marketing Investments,
     Inc.
Mirant Americas Production Company*
Mirant South Louisiana Fee, LLC*
Mirant South Louisiana Production, LLC*
Mirant Americas Energy Capital, LP
Mirant Energy Trading, LLC
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing X1, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Development, Inc.
Mirant Americas Development Capital, LLC
Mirant Wrightsville Management, Inc.
Mirant Wrightsville Investments, Inc.
Mirant Construction Holdings, LLC*
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Sugar Creek Holdings, Inc.
Mint Farm Generation, LLC
Mirant Birchwood, Inc.
Mirant Portage County, LLC
Mirant Michigan Investments, Inc.
Mirant Zeeland, LLC
Mirant Wyandotte, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls, LP
Mirant Wichita Falls Management, Inc.
Mirant Perryville Investments, Inc.*
Mirant Gastonia, LLC
Mirant Las Vegas, LLC
Mirant Nevada Wellcom, LLC
Mirant Oregon, LLC
Mirant Intellectual Asset Management and
     Marketing, LLC
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant International Investments, Inc.
Mirant Caribbean Services, LLC
Mirant JPSCO Development Services, LLC
Mirant Investments Germany, Inc.*
Mirant Holdings Germany, Inc.*
Mirant Asia-Pacific (Guam) Investments, Inc.
Mirant Hong Kong Membership, Inc.

Part II

Grantors

Mirant Services, LLC

Mirant Mid-Atlantic Services, LLC
Mirant Potomac River, LLC
Mirant Americas, Inc.
Mirant Special Procurement, Inc.
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Bay Area Procurement, LLC*
Mirant Delta, LLC
Mirant Potrero, LLC
Mirant New England, Inc.
Mirant Canal, LLC
Mirant Kendall, LLC
Mirant Texas Investments, Inc.
Mirant Central Texas, LP
Mirant Texas, LP
Mirant Parker, LLC
MLW Development, LLC
Mirant Texas Management, Inc.
Mirant New York, Inc.
Mirant Bowline, LLC
Mirant Lovett, LLC
Mirant NY-Gen, LLC
Mirant Wisconsin Investments, Inc.*
Mirant Chalk Point LLC
Shady Hills Power Company, L.L.C.
Mirant Americas Procurement, Inc.
Mirant Dickerson Development, LLC
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Americas Energy Marketing Investments,
     Inc.
Mirant Americas Production Company*
Mirant South Louisiana Fee, LLC*
Mirant South Louisiana Production, LLC*
Mirant Americas Energy Capital, LP
Mirant Energy Trading, LLC
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing X1, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Development, Inc.
Mirant Americas Development Capital, LLC
Mirant Wrightsville Management, Inc.
Mirant Wrightsville Investments, Inc.
Mirant Construction Holdings, LLC*
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Sugar Creek Holdings, Inc.
Mint Farm Generation, LLC
Mirant Portage County, LLC
Mirant Michigan Investments, Inc.
Mirant Zeeland, LLC
Mirant Wyandotte, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls, LP
Mirant Wichita Falls Management, Inc.
Mirant Perryville Investments, Inc.*
Mirant Gastonia, LLC
Mirant Las Vegas, LLC
Mirant Nevada Wellcom, LLC
Mirant Oregon, LLC
Mirant Intellectual Asset Management and
     Marketing, LLC
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant International Investments, Inc.
Mirant Caribbean Services, LLC
Mirant JPSCO Development Services, LLC
Mirant Investments Germany, Inc.*
Mirant Holdings Germany, Inc.*
Mirant Asia-Pacific (Guam) Investments, Inc.
Mirant Hong Kong Membership, Inc.

(1)	Entities marked by an * may be dissolved as a result of organizational simplification.

(2)	Entities marked in italics are permitted to pledge their assets, however they are prohibited under the Existing MAG Credit Facilities from becoming guarantors.

(3)	Entities marked in bold are only permitted to enter into subordinated guarantees.

(4)	Entities marked in bold and italics i.e. Mirant Potomac River, LLC and Mirant Chalk Point, LLC will provide guarantees and secure debt in an amount not exceeding $50 million each.

(5)	The ownership interests of the following entities are not permitted to be pledged: West Georgia Generating Company; Wrightsville Development Funding, LLC; Birchwood Power Partners, L.P.; Greenhost, Inc.; Mirant Americas Retail Energy Marketing, LP; Wellcom, LLC; CEMIG Investments, LLC; Coyote Springs 2, LLC and Mirant Americas Energy Capital Assets, LLC.

ANNEX B

GRANTOR SUBSIDIARIES

Mirant Services, LLC

Mirant Mid-Atlantic Services, LLC
Mirant Potomac River, LLC
Mirant Americas, Inc.
Mirant Special Procurement, Inc.
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Bay Area Procurement, LLC*
Mirant Delta, LLC
Mirant Potrero, LLC
Mirant New England, Inc.
Mirant Canal, LLC
Mirant Kendall, LLC
Mirant Texas Investments, Inc.
Mirant Central Texas, LP
Mirant Texas, LP
Mirant Parker, LLC*
MLW Development, LLC
Mirant Texas Management, Inc.
Mirant New York, Inc.
Mirant Bowline, LLC
Mirant Lovett, LLC
Mirant NY-Gen, LLC
Mirant Wisconsin Investments, Inc.*
Mirant Chalk Point LLC
Shady Hills Power Company, L.L.C.
Mirant Americas Procurement, Inc.
Mirant Dickerson Development, LLC
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Production Company*
Mirant South Louisiana Fee, LLC*
Mirant South Louisiana Production, LLC*
Mirant Americas Energy Capital, LP
Mirant Energy Trading, LLC
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC

B-1

Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Development, Inc.
Mirant Americas Development Capital, LLC
Mirant Wrightsville Management, Inc.
Mirant Wrightsville Investments, Inc.
Mirant Construction Holdings, LLC*
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Sugar Creek Holdings, Inc.
Mint Farm Generation, LLC
Mirant Portage County, LLC
Mirant Michigan Investments, Inc.
Mirant Zeeland, LLC
Mirant Wyandotte, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls, LP
Mirant Wichita Falls Management, Inc.
Mirant Perryville Investments, Inc.*
Mirant Gastonia, LLC
Mirant Las Vegas, LLC
Mirant Nevada Wellcom, LLC
Mirant Oregon, LLC
Mirant Intellectual Asset Management and Marketing, LLC
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant International Investments, Inc.
Mirant Caribbean Services, LLC
Mirant JPSCO Development Services, LLC
Mirant Investments Germany, Inc.*
Mirant Holdings Germany, Inc.*
Mirant Asia-Pacific (Guam) Investments, Inc.
Mirant Hong Kong Membership, Inc.

1.	Entities marked by an * may be dissolved as a result of organizational simplification.

2.	Entities marked in bold and italics, i.e., Mirant Potomac River, LLC and Mirant Chalk Point, LLC, will secure debt in an amount not exceeding $50 million each.

3.	The ownership interests of the following entities are not permitted to be pledged: West Georgia Generating Company; Wrightsville Development Funding LLC; Mirant Americas Retail Energy Marketing, LP; Wellcom, LLC; CEMIG Investments, LLC; Coyote Springs 2, LLC and Mirant Americas Energy Capital Assets, LLC.

B-2

ANNEX C

FIVE-YEAR PROJECTIONS

      The following projections (the “Five-Year Projections”) were prepared by Mirant based upon, among other things, the anticipated future financial condition and results of operations of Mirant.

      Although the forecasts represent the best estimates of Mirant, as of the date of their preparations, the projected results of operations and financial position of Mirant after giving effect to the Exchange of the Exchange Offer Securities, the refinancing of Mirant’s existing credit facility with the Mirant Secured Credit Facility, the refinancing of certain indebtedness of MAEM with the MAEM Credit Facility, the entry by MAG into the MAG Secured Credit Facility and the consummation of the MAG Exchange Offer collectively, the “Global Restructuring Transactions”, they are only estimates, and actual results may vary considerably from forecasts. Consequently, the inclusion of the forecast information herein should not be regarded as a representation by Mirant, Mirant’s advisors or any other person that the forecast results will be achieved.

      Mirant does not generally publish its business plans and strategies or make external projections of its anticipated financial position or results of operations. Accordingly, after the Effective Date (as defined below), Mirant does not intend to update or otherwise revise the Five-Year Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events. Furthermore, Mirant does not intend to update or revise the Five-Year Projections to reflect changes in general economic or industry conditions. However, management notes that Mirant’s liquidity as of June 30, 2003, and its most recent thirteen week liquidity forecast, are different from those anticipated by or reflected in the Five-Year Projections as discussed in “Risk Factors — Risks Related to Our Business — We may not achieve the earnings or liquidity set forth in the Five-Year Projections.”

      The Five-Year Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Global Restructuring Transactions. Accordingly, the Five-Year Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with Rule 11-03 of Regulation S-X of the SEC. In addition Mirant’s independent auditors have neither examined nor compiled the Five-Year Projections and accordingly assume no responsibility for them. Reference should be made to this Offering Circular and Disclosure Statement. See “Risk Factors — Risks Related to Our Business” for a discussion of the risks related to the Five-Year Projections.

      The Five-Year Projections assume that the Global Restructuring Transactions are completed on July 31, 2003 (the “Effective Date”). Mirant believes that the projections will not change materially even if the Effective Date does not occur on the assumed Effective Date. Projected unaudited consolidated financial statements for Mirant are included for the five months ended December 31, 2003 and each twelve-month period ending December 31, 2004, 2005, 2006, 2007 and 2008.

      Additional information relating to the principal assumptions used in preparing the Five-Year Projections is set forth below.

Effective Date and Refinancing Terms

      The Five-Year Projections assume that the Global Restructuring Transactions will be consummated in accordance with its terms, and that all transactions contemplated by the Global Restructuring Transactions will be consummated by the assumed Effective Date.

Domestic Generation

      The generating plants owned or controlled by us are under two categories: those with market-dependent gross margins and those with contractually fixed gross margins. For the Five-Year Projections we have relied on financial models of the contracts for the latter category, while market models were used for the former. In general, we use both short-term and long-term market models. The projections do not incorporate impacts which may result from our accounting for commodity financial instruments at fair value through earnings, rather than as cash flow hedges. See Note 3 of Notes to Consolidated Financial Statements in our 2002 Annual Report on Form 10-K.

      The short-term model assumes a relationship among electricity demand, weather, a generation supply curve, certain market conditions, distributions of fuel prices observed by the supply curve, transmission constraints, and other operating constraints of our units. This model produces a distribution of power prices which, in combination with underlying fuel prices used by our units and operating characteristics of our units, is used to project expected cash flows and recommend forward power and fuel hedges for each generating asset.

      The long-term model is a production cost-based model that incorporates the fundamentals of power supply and demand through a simulation of weather, business cycles, hydro supply, unit failures, and fuel prices. Using these sets of demand and supply curves, we project hourly market prices and calculate the gross margins and other operating characteristics for different generating units.

      In the short to medium term, regions across the United States are either over-built or under-built. In the long-term, once an equilibrium reserve margin is reached (assumed to be 12% to 15%, depending on the region), power prices are expected to provide a return sufficient to solicit market entry of new units, but to not be so high as to attract too many units. The Five-Year Projections assume supply-demand equilibrium is achieved between 2007 and 2011, depending on the region.

      With regard to plant-level operating costs, we estimate annual costs based on historic levels, anticipated run profiles, and a forward view of inflation and prices. These costs include maintenance expenditures under Long-term Services Agreements (“LTSA”) where applicable.

Domestic Market Assumptions

      The tables below reflect market assumptions underlying the projected gross margin and revenue assumptions in the financial forecast.

On-Peak Power Prices ($/ MWh)

	2003	2004	2005	2006	2007	2008

New York (NY Zone G)	$50	$50	$46	$48	$52	$53
New England (NEPOOL Seller’s Choice)	40	39	41	44	46	48
Mid-Atlantic (PJM West)	38	38	44	47	52	55
California (NP-15)	46	47	42	44	45	50

Capacity Prices ($/kW-YR)

	2003	2004	2005	2006	2007	2008

New York (outside city)	$16	$16	$27	$41	$62	$61
New England (NEPOOL)	10	9	10	13	15	18
Mid-Atlantic (PJM)	8	7	10	13	16	19

Regional Natural Gas Prices ($/mmbtu)

	2003	2004	2005	2006	2007	2008

Henry Hub	$4.00	$3.90	$3.80	$3.70	$3.70	$3.70
New York (Algonquin CG)	4.60	4.50	4.40	4.30	4.30	4.40
New England (Algonquin CG)	4.60	4.50	4.40	4.30	4.30	4.40
Mid-Atlantic (Transco Z6 non-NY)	4.50	4.40	4.40	4.30	4.30	4.40
California (PG&E CG)	4.10	4.00	4.00	3.90	3.90	4.00

Oil & Coal Prices ($/mmbtu)

	2003	2004	2005	2006	2007	2008

Residual Oil 0.3% Sulfur (NY Harbor)	$3.90	$3.50	$3.60	$3.70	$3.70	$3.80
Average PJM delivered Coal(1)	1.70	1.60	1.40	1.40	1.40	1.50

Notes:

Power prices are rounded to the nearest $1.00, and gas prices are rounded to the nearest $0.10.

Gas prices are for regional trading hubs and do not include LDC charges and taxes.

2003 and 2004 numbers are based on forward-market prices. 2005 to 2008 are based on fundamental modeling.

Curve date for New York, New England, and California is October 31, 2002. Henry Hub Gas price assumption shown here was for that date.

Curve date for Mid-Atlantic is November 15, 2002. Henry Hub gas price assumption used for Pennsylvania, New Jersey and Maryland was $3.9 in 2003 and $3.8 in 2004 (rest unchanged).

(1)	Reflects Mirant’s existing coal contracts.

Commercial Assumptions

      The strategy going forward will focus on improving the capital efficiency of commercial operations, while reducing collateral requirements. Power and gas operations will focus on regions with a critical mass of assets. Staff and cost reductions will be made in line with the refocused scope of the business.

      The Five-Year Projections assume that contributions from marketing and asset optimization and discretionary trading increase over the 2003 to 2008 period. Multilateral clearing functions are expected to allow us to realize further efficiencies in collateral required to support its commercial activities. New entrants are expected to continue to enter into the business, providing additional liquidity.

      Gross margins from marketing, asset optimization and trading activities are expected to grow by an average of 12% per year based on specific opportunities in each of our target markets. We expect continued market evolution to give us access to increased opportunity every year as new sections of the value chain open, creating additional sources of revenue. We intend to remain in markets that are evolving towards fair competition for all participants.

Corporate Operating Expenses

      We launched two phases of cost cutting in 2002 that are expected to result in annualized 2004 cost reductions of $275 million compared to 2001 levels, split 40% internationally and 60% domestically. Cost savings include headcount reductions, elimination of vacancies, consolidation of overhead functions, office closings and greater efficiency. Labor costs are anticipated to decline as well through a combination of asset sales, lay offs, office closings and attrition. These measures are consistent with our revised plan to become stronger, more flexible and more focused in our target markets.

Capital Expenditures

      The capital expenditures in the Five-Year Projections relate primarily to safety, reliability, environmental compliance and contract obligations. Expenditures include completion of certain construction programs, required environmental investments, maintenance costs through LTSAs and limited funding for preservation of suspended project opportunities.

      The figures in the tables below reflect the capital expenditure budget for 2003.

Capital Expenditures by Type of Expenditure

	2003	2004	2005	2006	2007	2008

Maintenance	$105	$100	$125	$120	$150	$140
Environmental	45	45	70	150	145	60
Construction	175	—	—	—	—	—
Discretionary	—	30	35	35	55	45

Total	$325	$175	$230	$305	$350	$245

International Operations

      In Asia, our operations are characterized primarily by long-term contracts with the Philippine government-owned National Power Corporation.

      In the Caribbean, we have ownership in electric utilities, power plants and transmission facilities in four countries. In Jamaica, electricity demand growth is expected to be approximately 4.5%. In Trinidad and Tobago, this rate is 3%. In Grand Bahama, we expect 3% per year increases from the Port Authority, based on historical experience. In Curacao, the majority of revenue is derived from capacity payments and is not affected by growth of energy consumption.

Asset Sales

      We anticipate approximately $825 million of net proceeds from additional asset sales in 2003 and 2004 of which $275 million has already been achieved. These divestitures could include assets in the southeast United States and Texas, as well as smaller, ancillary investments.

Taxes

      The Five-Year Projections incorporate U.S. federal, foreign, state and local taxes as applicable. The existing and projected U.S. federal net operating losses have resulted in no U.S. federal income taxes being provided in this model. Deferred taxes have not been included as part of these projections. The assumptions in the projections do not consider utilization of available net operating loss.

Capital Structure

      The Five-Year Projections assume that we implement the Restructuring Transactions on July 31, 2003, in accordance with the terms described in this Offering Circular and Disclosure Statement and that debt instruments affected by the Global Restructuring Transactions receive the indicated consideration. The Five-Year Projections assume that 100% of our existing credit facilities and 85% of the Exchange Offer Securities are refinanced and exchanged, respectively and that the dividend payment of the 6 1/4 Convertible Trust Preferred Securities, Series A issued by Mirant Trust I, formerly SEI Trust I, is deferred pursuant to the terms of the First Supplemental Indenture among Southern Energy Inc. and Bankers Trust Company, as trustee indenture over the time period covered by the projections.

Impacts of Chapter 11 Filing

      As set forth in the Offering Circular and Disclosure Statement, under certain circumstances the Company may seek to implement the Restructuring Transactions by commencing cases under Chapter 11 of the Bankruptcy Code with respect to Mirant and certain of its subsidiaries, including, without limitation, MAEM, and seeking an order from the Bankruptcy Court confirming the Plan of Reorganization. In connection with the development of the In-Court Alternative, the Company and its advisors have carefully considered the possible effects the commencement of Chapter 11 cases may have on the Company, its financial affairs and its business operations. This analysis focused principally on the identification and assessment of potential direct and indirect consequences that may flow from the exercise by counterparties to the Company’s energy trading contracts of rights and remedies that may be available as a consequence of the commencement of the Chapter 11 cases, and certain other potential impacts the pendency of the Chapter 11 cases may have on the Company’s ongoing energy trading activities, including the ability of the Company to engage in risk management activities with respect to its operating assets, hedging activities and discretionary trading. The Company has reviewed and considered information it considers to be relevant, including, without limitation, available precedent from other businesses with commodities trading operations that have commenced cases under Chapter 11 of the Bankruptcy Code, numerous alternative possible scenarios and sensitivities, and ranges of potential results with respect to many different aspects of the Company’s operations.

      Based on the foregoing and strictly for purposes of assisting our stakeholders in assessing the Plan of Reorganization, the Company has developed a set of core, material assumptions as set forth below, which may produce certain concomitant changes to the Company’s cash flow and liquidity as otherwise estimated under the Business Plan (also as set forth below). SUCH ASSUMPTIONS AND POTENTIAL RESULTS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, FINANCIAL AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. AS SUCH, NO ASSURANCES ARE, OR CAN BE MADE, AS TO THE ACCURACY OF THE IN-COURT ALTERNATIVE ASSUMPTIONS OR RESULTING PROJECTED IMPACTS TO CASH FLOW AND LIQUIDITY, OR THE ABILITY OF THE COMPANY TO ACHIEVE SUCH PROJECTED RESULTS. CERTAIN ASSUMPTIONS, INEVITABLY, WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE HEREOF MAY (AND LIKELY WILL) BE MATERIALLY DIFFERENT FROM THOSE ASSUMED. FOR MORE INFORMATION REGARDING THIS, PLEASE SEE “RISK FACTORS – RISKS RELATED TO OUR BUSINESS – THE COMMENCEMENT OF A CHAPTER 11 CASE OF MIRANT AND/OR MIRANT AMERICAS ENERGY MARKETING, L.P. (“MAEM”) FOR THE PURPOSE OF IMPLEMENTING A PREPACKAGED PLAN OF REORGANIZATION MAY RESULT IN A NUMBER OF ADVERSE CONSEQUENCES.”

Cash Flow Adjustments

1)	Contract Termination — Hedging and Discretionary Trading Positions

      The majority of the Company’s energy trading contracts contain provisions that allow counterparties to terminate them upon, among other things, the commencement by Mirant or MAEM of a case under Chapter 11 of the Bankruptcy Code. If such contracts constitute “commodities contracts,” “forward contracts,” “repurchase agreements” or “swap agreements,” as each term is defined in the Bankruptcy Code, the termination or liquidation of such contracts because of the bankruptcy of Mirant or MAEM may be excluded from the provisions of the Bankruptcy Code that ordinarily prohibit the enforcement of such contractual rights (i.e., the automatic stay). In an attempt to mitigate the potential adverse impacts of such unrestricted terminations, the Company has commenced negotiations with certain of its counterparties regarding potential alternative arrangements. Unable to predict the success or failure of this initiative at this time, the Company has assumed that all or substantially all energy trading contracts are terminated or liquidated shortly after commencement of the Chapter 11 cases. As a consequence, under the In-Court Alterative projections, it is assumed that the Company does not collect or pay in the ordinary course on in-the-

money or out-of-the money positions, respectively. Instead, it has been assumed that the Company settles its positions with counterparties and collects (or pays, as applicable) the net value of the positions after application of any existing collateral, as permitted under the contracts and applicable laws (see Note 3 below).

2)	Future Gross Margin Generation — Hedging, Asset Optimization and Discretionary Trading

      Due to the assumed termination of existing energy trading contracts and the potential difficulties associated with inducing counterparties to enter into new transactions during the pendency of the chapter 11 cases, the Company has assumed that no gross revenues are generated from new hedging, asset optimization and discretionary trading activities during the six-month period following the Petition Date. The Company has further assumed that asset optimization and discretionary trading activities resume in the first quarter of 2004, after certain anticipated collateral requirements are met (see Note 6 and Note 8 below).

      Once these activities are resumed, the analysis assumes that new gross margin is generated as follows:

•	Hedging transactions are executed “at-the-money,” and thus no additional gross margin is generated from these transactions (this assumption is consistent with the Out-of-Court Alternative projections);

•	Asset optimization gross margins resume as if the Company had not filed for bankruptcy (this is consistent with the Out-of-Court Alternative projections); and

•	Discretionary trading gross margins return to the levels achieved prior to the commencement of the Chapter 11 cases.

3)	Collection/Payment of Current Portfolio of “Mark-to-Market” Assets and Liabilities

      As discussed in Note 1 above, it is assumed that the Company’s hedging and discretionary energy trading contracts terminate upon commencement of the Chapter 11 cases, and that the Company must settle and collect on the value of such contracts from counterparties. However, as part of the settlement process, several adjustments are made to the value of the positions:

•	In accordance with the terms of the energy trading contracts, the Company has assumed that the termination value of each position is determined based on the market prices applied by the counterparty. It is assumed that this will cause a reduction in asset values and an increase in liability values.

•	The gross values of the trading assets and liabilities are then significantly reduced based on certain netting conventions, which vary by counterparty and agreement, including:

        — Counterparty netting across common contracts;

        — Counterparty netting within a given commodity;

        — Counterparty netting across all commodities;

        — Counterparty netting across entities; and

        — Other identified netting requirements

•	The resulting balances are then compared with the collateral that the Company holds from counterparties in the form of letters of credit and cash, and the collateral that the Company has posted to counterparties in the form of letters of credit and cash. It is then assumed that both the Company and its trading counterparties draw letters of credit and apply the cash held as collateral that support the trading positions.

      After these adjustments, the Company must seek to collect from counterparties (i) the remaining value of its “in-the-money” positions; and/or (ii) any excess collateral held by counterparties in respect of “out-of-the-money” positions. Similarly, it is assumed that the Company must pay to its counterparties the net value of “out-of-the-money” positions and/or excess collateral that the Company holds in respect of “in-the-money” positions.

      The resulting cash flow impacts to the Company are as follows:

•	At the Petition Date, certain letters of credit provided by the Company to counterparties are drawn in respect of “out-of-the-money” positions.

•	On the Petition Date, the Company draws certain letters of credit that support the Company’s “in-the-money” positions.

•	At emergence from Chapter 11, the Company returns certain excess cash collateral to counterparties.

•	The Company retrieves certain excess cash collateral and “in-the-money” position value from counterparties. However, it is assumed that such recoveries are made at a point in time after the Petition Date due to expected delays of settlement discussions and/or litigation.

4) Delayed Receipt of Power Receivables

      In the normal course of business, power transactions consummated during any month are settled on the 20th of the following month. It has been assumed that on the first settlement day taking place after the Petition Date certain customers may refuse to pay amounts owing for prepetition power sales, in violation of contractual provisions. As a result, the Company may experience delays in collecting certain prepetition power receivables. It has been assumed that the Company will collect these amounts at a point in time following the Petition Date.

5) Return of Collateral from LCs Drawn Against Assets

      It is assumed that certain counterparties draw letters credit prior to the Company’s emergence from Chapter 11. As a result, such counterparties will hold cash to support collateral requirements. However, certain collateral requirements are projected to decrease over the course of time. Such decreasing collateral requirements include, among other things:

•	Debt service reserve requirements (which decrease as debt is paid down)

•	Collateral requirements to support asset-related operations

      These requirements may be reduced if the related obligations are eliminated, or if the assets are sold, enabling the Company to receive cash collateral.

Liquidity Adjustments

6) Additional Collateral — NYMEX

      In order to resume asset optimization and discretionary trading activities post-emergence, it is expected that NYMEX (an over-the-counter energy trading exchange) will require the Company to post new collateral. The analysis assumes that the Company posts this initial cash collateral with NYMEX at the emergence date.

7) Additional Foreign Withholding Taxes

      Over the forecast period, there are periods where the Company must, for corporate liquidity proposes, rely on operating cash flow generated by foreign subsidiaries. As a result, the analysis reflects foreign withholding taxes in the event that foreign cash is repatriated. The amounts contained in the analysis are based on the difference between the assumed dividends in the base case forecast, and those implied under a hypothetical full-repatriation scenario.

8) Seed Collateral — New Discretionary Trading

      Because these projections assume that the Company ceases to engage in discretionary trading activities during the bankruptcy period, the Company may need to post new collateral with counterparties to re-start this aspect of its business.

	Five Months
	2003	2004	2005	2006	2007	2008

Cumulative Cash Adjustments, Chapter 11 Pre-pack:
Asset Optimization, Discretionary Trading, and Hedging(1)(2)	(154)	(290)	(311)	(337)	(368)	(406)
Draw on 3rd Party LCs(3)	190	190	190	190	190	190
Payment of excess collateral to trading counterparties(3)	(43)	(43)	(43)	(43)	(43)	(43)
Delayed collection of Trading Receivables/Excess Collateral(3)	—	97	97	97	97	97
Delayed Receipt of Power Receivables(4)	(99)	—	—	—	—	—
Return of Collateral from LCs drawn against assets(5)	73	73	73	73	73	73

Total Cash Adjustments	(33)	27	6	(20)	(51)	(89)
Cumulative Liquidity Adjustments, Chapter 11 Pre-pack:
Additional Collateral — NYMEX(6)	(50)	(50)	(50)	(50)	(50)	(50)
Additional Foreign Withholding Taxes(7)	(20)	(21)	(13)	(20)	(26)	(35)
Seed Collateral — Discretionary Trading(8)	—	(150)	(150)	(150)	(150)	(150)

Total Liquidity Adjustments	(70)	(221)	(213)	(220)	(226)	(235)

Total Liquidity Adjustments, Pre-Pack scenario	(103)	(194)	(207)	(240)	(277)	(324)

Financial Projections Under Out-of-Court Alternative

      Each of the following tables summarizes our projections for several distinct periods including the five months ended December 31, 2003 and each of the twelve months ending December 31, 2004, 2005, 2006, 2007 and 2008. The projections include Projected Consolidated Summary Statement of Income Data, Projected Consolidated Summary Balance Sheet Data and Projected Consolidated Summary Statement of Cash Flow Data, as well as Projected Pro Forma Consolidated Balance Sheet Adjustments for July 31, 2003.

PROJECTED CONSOLIDATED SUMMARY BALANCE SHEET DATA

	July	December	December	December	December	December	December
	2003	2003	2004	2005	2006	2007	2008

	($ in millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$810	$1,031	$677	$272	$349	$288	$1,049
Restricted Cash and Deposits	324	416	397	347	148	138	129
Other	4,744	4,468	4,757	5,191	5,809	6,835	7,016

Total Current Assets	5,878	5,915	5,831	5,810	6,306	7,261	8,194
Property, Plant & Equipment, Net	8,394	7,421	7,098	7,055	7,086	7,153	7,114
Non-Current Assets	4,794	4,239	4,225	4,222	4,227	4,228	4,229

Total Assets	$19,066	$17,575	$17,154	$17,087	$17,619	$18,642	$19,537

PROJECTED CONSOLIDATED SUMMARY BALANCE SHEET DATA (CONTINUED)

	July	December	December	December	December	December	December
	2003	2003	2004	2005	2006	2007	2008

	($ in millions)
LIABILITIES
Current Liabilities:
Payables	$3,043	$2,701	$2,862	$3,177	$3,733	$4,722	$4,849
Obligations Under Energy Commitments	572	427	67	15	16	17	17
Other Current Liabilities	1,578	1,613	1,603	1,608	1,598	1,583	1,579

Total Current Liabilities	5,193	4,741	4,532	4,800	5,347	6,322	6,445
Non Current Liabilities:
MAG Bank Debt	300	300	300	300	300	300	300
MAG Notes	2,500	2,500	2,500	2,500	2,425	2,425	2,425
Corporate Bank Debt	1,772	1,772	1,772	1,572	1,572	1,172	1,172
MAEM Debt	225	225	225	225	225	225	225
Corporate — Notes and Convertible Debentures	1,737	1,737	1,595	1,595	1,595	1,225	1,225
Other MAI Debt	475	23	—	—	—	—	—
International Debt	1,382	1,373	1,174	982	793	671	577
Obligations Under Energy Delivery Commitments	484	348	281	266	250	233	216
Other Long-Term Liabilities	1,646	1,656	1,679	1,703	1,727	1,750	1,774

Total Non-Current Liabilities	10,521	9,934	9,526	9,143	8,887	8,001	7,914

Total Liabilities	15,714	14,675	14,058	13,943	14,234	14,323	14,359
Mandatorily Redeemable Securities	350	356	379	403	429	456	485
Minority Interest	203	131	136	82	90	98	105
Stockholders’ Equity	2,799	2,413	2,581	2,659	2,866	3,765	4,588

Total Liabilities & Stockholders’ Equity	$19,066	$17,575	$17,154	$17,087	$17,619	$18,642	$19,537

Liquidity
Corporate Credit Facility	$2,921	$2,921	$2,921	$2,721	$2,721	$2,321	$2,321
New Money Facility(1)	—	150	150	150	150	150	150

Total Commitments	2,921	3,071	3,071	2,871	2,871	2,471	2,471
Less: Corporate Facility Drawn Amounts	(1,772)	(1,772)	(1,772)	(1,572)	(1,572)	(1,172)	(1,172)
Less: New Money Borrowings	—	—	—	—	—	—	—
Less: LCs Outstanding	(1,026)	(773)	(773)	(773)	(773)	(773)	(773)

Total Availability Under Facilities	123	526	526	526	526	526	526
Plus: Available Cash	810	1,031	677	272	349	288	1,049

Total Liquidity	$933	$1,557	$1,203	$798	$875	$814	$1,575

(1)	Assumes Company secured a new $150 million secured credit facility as part of the New Money first lien basket.

PROJECTED CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA

		Annual
	August - December
	2003	2004	2005	2006	2007	2008

	($ in millions)
Revenues	$2,599	$5,629	$5,274	$5,697	$6,452	$6,768
Fuel and Power Expenses	1,636	3,421	3,076	3,203	3,632	3,666

Gross Margin	963	2,208	2,198	2,494	2,820	3,102
Maintenance	63	143	149	155	157	158
Other Operating Costs	166	389	385	391	397	408
Depreciation	116	271	272	272	273	299
Amortization	8	22	21	20	20	20
SG&A	183	405	428	423	438	452
Restructuring Charges	15	18	10	4	4	5
Write-down of Assets	97	—	—	—	—	—
Other	50	126	129	128	129	132

Total Operating Expenses	698	1,374	1,394	1,393	1,418	1,474
Operating Income (Loss)	265	834	804	1,101	1,402	1,628
Other Income/(Expense)
Interest Income	8	28	27	13	17	14
Interest Expense	(290)	(697)	(677)	(676)	(633)	(597)
Gain/(Loss) on Sale of Assets	(440)	(52)	—	—	—	—
Professional/Restructuring Fees	(9)	—	—	(33)	—	—
Equity in Income of Affiliates	11	26	29	31	28	29
Other, Net	100	4	4	4	3	5

Total Other Income/(Expense)	(620)	(691)	(617)	(661)	(585)	(549)
Income before Min. Int & Taxes	(355)	143	187	440	817	1,079
Cash Taxes	36	92	125	247	301	268

Income from Continuing Operations	(391)	51	62	193	516	811
Income from Discontinued Operations.	—	—	—	—	—	—

Net Income/(Loss)	$(391)	$51	$62	$193	$516	$811

PROJECTED CONSOLIDATED SUMMARY STATEMENT OF CASH FLOW DATA

		Annual
	August - December
	2003	2004	2005	2006	2007	2008

	($ in millions)
Operating Activities:
Net Income (Loss)	$(391)	$51	$62	$195	$516	$811
Depreciation and Amortization	124	293	293	292	293	319
Obligations under Energy Delivery Commitments	(261)	(427)	(67)	(15)	(16)	(17)
Write-down of Assets	97	—	—	—	—	—
Loss on Sale of Assets	440	52	—	—	—	—
Other	17	33	23	10	10	15
Change in Working Capital Accounts:	—	—	—	—	—	—
RMR Refund	(105)	(119)	(89)	—	—	—
Other	127	24	(2)	(42)	(10)	(43)

Net Cash Provided by (Used in) Operating Activities	48	(93)	220	440	793	1,085
Investing Activities:
Capital Expenditures	(75)	(171)	(229)	(305)	(349)	(246)
Proceeds from Sale of Investments	512	152	—	—	—	—
Cash paid for Acquisitions	—	—	(61)	—	—	—

Net Cash Provided by (Used In) Investing Activities	437	(19)	(290)	(305)	(349)	(246)
Financing Activities:
Net Dividends from / (to) Minority Interests	—	5	7	8	8	6
Borrowings / (Payment) of Long-Term Debt	(172)	(365)	(392)	(263)	(893)	(93)
Proceeds from Issuance of Equity	—	100	—	—	370	—
Change in Restricted Cash / Debt Service Reserve	(92)	18	50	197	10	9

Net Cash Provided by (Used In) Financing Activities	(264)	(242)	(335)	(58)	(505)	(78)

Net Change in Cash	$221	$(354)	$(405)	$77	$(61)	$761

Cash, Beginning of Period	810	1,031	677	272	349	288
Cash, End of Period	1,031	677	272	349	288	1,049

PROJECTED PRO FORMA CONSOLIDATED

BALANCE SHEET ADJUSTMENTS

	Pre-Restructuring	Reorganization	Post-Restructuring
	July 2003	Adjustments	July 2003

	($ in millions)
ASSETS
Current Assets:
Cash and Cash Equivalents	$810	$—	$810
Restricted Cash and Deposits	324	—	324
Other	4,744	—	4,744

Total Current Assets	5,878	—	5,878
Property, Plant & Equipment, Net	8,394	—	8,394
Non-Current Assets	4,845	(51)	4,794

Total Assets	$19,117	$(51)	$19,066

PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS — (Continued)

	Pre-Restructuring	Reorganization	Post-Restructuring
	July 2003	Adjustments	July 2003

	($ in millions)
LIABILITIES AND EQUITY
Current Liabilities:
Payables	$3,043	$—	$3,043
Obligations Under Energy Delivery Commitments	572	—	572
Other Current Liabilities	1,578	—	1,578

Total Current Liabilities	5,193	—	5,193
Non Current Liabilities:
New MAG Secured Bank Debt	—	300	300
New MAG Secured Bond Debt	—	425	425
New Corp Secured Bank Debt	—	1,772	1,772
New Corp Secured Notes	—	725	725
New MAEM Facility	—	225	225
MAG Bank Debt	300	(300)	—
MAG Notes	2,500	(425)	2,075
Corporate Bank Debt	1,551	(1,551)	—
Corporate — Notes and Convertible Debentures	1,820	(808)	1,012
MAEM Gas Prepay Facility	225	(225)	—
Other MAI Debt	696	(221)	475
International Debt	1,382	—	1,382
Obl. Under Energy Delivery	484	—	484
Other Long-Term Liabilities	1,646	—	1,646

Total Non-Current Liabilities	10,604	(83)	10,521

Total Liabilities	15,797	(83)	15,714
Mandatorily Redeemable Securities	350	—	350
Minority Interest	203	—	203
Stockholders’ Equity	2,767	32	2,799

Total Liabilities & Stockholders’ Equity	$19,117	$(51)	$19,066

ANNEX D

Part I — Mirant Bank Lenders

Banc of America Securities LLC

Bank Hapoalim B.M.
The Bank of Nova Scotia
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch
Bank One, NA
Barclays Capital
Bayerische Hypo-und Vereinsbank AG, New York Branch
Bayerische Landesbank Girozentrale, Cayman Islands Branch
CIBC Inc.
Citibank, N.A.
Commerzbank AG, New York and Cayman Islands Branch
Credit Lyonnais New York Branch
Credit Suisse First Boston
Deutsche Bank AG New York and/or Cayman Islands Branch
Dexia Credit Local
Dresdner Keinwort Wasserstein
Deutsche Zentral-Genossenschaftsbank
Export Development Corporation
Fleet National Bank
JPMorgan Chase Bank
KBC Bank, N.V.
Kredit Anstalt Fuer Wiederanfbau
Landesbank Rheinland-Phalz Girozentrale
Lloyds TSB Bank plc
Mizuho Corporate Bank
Norddeutshce Landesbank Girozentrale New York Branch
The Royal Bank of Scotland plc
Société Générale
Sumitomo Mitsui Banking Corporation
SunTrust, N.A.
TD Securities (USA) Inc.
UBS AG, Stamford Branch
Wachovia Securities
Westdeutsche Landesbank Girozentrale, New York Branch

Part II — MAG Bank Lenders

Banc of America Securities LLC

The Bank of Nova Scotia
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch
Bank One, NA
Barclay Capital
Bayerische Hypo-und Vereinsbank AG, New York Branch
Bayerische Landesbank Girozentrale, Cayman Islands Branch
Citibank, N.A.
Commerzbank AG, New York and Cayman Islands Branch
Den Danske Bank
Dresdner Keinwort Wasserstein
ING Capital
JPMorgan Chase Bank
KBC Bank, N.V.

D-1

Lehman Commercial Paper Inc.
Mizuho Corporate Bank
The Royal Bank of Scotland plc
San Paolo Bank
Sumitono Mitsui Banking Corporation
UBS AG, Stamford Branch
Wachovia Securities

Part III — MAEM Lender

Bayerische Hypo-und Vereinsbank AG, New York Branch

D-2

ANNEX E

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM, ISLINGTON PARTNERS, L.P., THE LIVERPOOL LIMITED PARTNERSHIP, THE MAINSTAY FUNDS ON BEHALF OF ITS HIGH YIELD CORPORATE BOND FUND SERIES, THE MAINSTAY VP SERIES FUND, INC. ON BEHALF OF ITS HIGH YIELD CORPORATE BOND PORTFOLIO, ARTIS INVESTORS LLC, CLASS A AND CLASS B, DEBELLO INVESTORS LLC, WEXFORD SPECTRUM INVESTORS LLC, WI SOFTWARE INVESTORS LLC AND SOLITAIR CORP.,

                                          Plaintiffs,

-against-

MIRANT CORPORATION, MIRANT AMERICAS, INC., MIRANT AMERICAS GENERATION, LLC, S. MARCE FULLER, HARVEY A. WAGNER, RICHARD J. PERSHING, RAYMOND D. HILL, GARY J. MORSCHES, RANDALL E. HARRISON, J. WILLIAM HOLDEN III, EDWIN H. ADAMS, DAVID J. LESAR, RAY M. ROBINSON, A.W. DAHLBERG, STUART EIZENSTAT, ROBERT F. MACCULLOUGH, A.D. CORRELL, CARLOS GHOSN, WILLIAM M. HJERPE AND JAMES F. MCDONALD,

                                          Defendants.

Civil Action No. 20359-NC

COMPLAINT

      Plaintiffs California Public Employees’ Retirement System, Islington Partners, L.P., The Liverpool Limited Partnership, The Mainstay Funds on Behalf of Its High Yield Corporate Bond Fund Series, The Mainstay VP Series Fund, Inc. on Behalf of Its High Yield Corporate Bond Portfolio, Artis Investors LLC, Class A and Class B, Debello Investors LLC, Wexford Spectrum Investors LLC, WI Software Investors LLC and Solitair Corp., by and through their undersigned attorneys, Richards, Layton & Finger PA and Cadwalader, Wickersham & Taft LLP, as and for their complaint against Defendants Mirant Corporation, Mirant Americas, Inc., Mirant Americas Generation, LLC, S. Marce Fuller, Harvey A. Wagner, Richard Pershing, Raymond D. Hill, Randall E. Harrison, Gary J. Morsches, J. William Holden III, Edwin H. Adams, David J. Lesar, Ray M. Robinson, A.W. Dahlberg, Stuart Eizenstat, Robert F. MacCullough, A.D. Correll, Carlos Ghosn, William M. Hjerpe and James F. McDonald, allege upon knowledge as to themselves and their own actions, and otherwise upon information and belief, as follows:

NATURE OF THE ACTION

      1.     Plaintiffs are creditors of Mirant Americas Generation, LLC (“MAGI”). Plaintiffs’ loans to MAGI are evidenced by senior note obligations maturing from time-to-time between 2006 and 2031.

      2.     The defendants are (a) MAGI; (b) MAGI’s ultimate parent company, Mirant Corporation (“Mirant”); (c) Mirant Americas, Inc. (“Mirant Americas”) a wholly-owned subsidiary of Mirant that functions as a holding company of MAGI’s equity; and (d) the individuals who presently function, or who have functioned at times relevant hereto, as MAGI’s Board of Managers and Mirant’s Board of Directors.

      3.     Plaintiffs bring this action to enjoin and restrain Defendants from further depleting and raiding the assets of MAGI, and to recover billions of dollars of damages already sustained by Plaintiffs as a result of Defendants’ breaches of fiduciary duty and tortious conduct. As set forth in detail herein, Defendants have engaged and continue to engage in a deliberate, systematic scheme to transfer to, or for the benefit of Mirant, substantially all of the value of MAGI while the company is insolvent. Defendants already have fraudulently transferred over $1 billion in the value of MAGI to Mirant by the payment of illegal dividends. Now, Defendants have proposed exchange offers for certain of MAGI’s outstanding debt which contemplate the transfer of additional billions of dollars of value from MAGI to Mirant through the granting of first liens on the assets of MAGI and its wholly-owned subsidiaries for the benefit of Mirant’s creditors. As detailed herein, these exchange offers are the product of breaches of fiduciary duty and the evasion of federal securities laws and should therefore be enjoined.

      4.     Sadly, this case represents yet another example of corporate executives failing to act independently and conflicted in the exercise of their fiduciary duty. Here, Mirant’s looting of MAGI has been achieved at the direction of Mirant’s Board of Directors, and with the full cooperation and complicity of MAGI’s Board of Managers. Lacking any independent managers and without the benefit of independent financial or legal advisors, the MAGI board has chosen to proceed with these debt exchange offers even though they will cause substantial and irreparable harm to Plaintiffs and other MAGI creditors. The MAGI managers have acted in complete disregard for the duties of care, loyalty and candor required of corporate fiduciaries. The MAGI managers’ conflicting allegiances are illustrated by the fact that no director or manager at MAGI has sought to prevent the stripping of MAGI’s assets, or if they were unable to stop the scheme, to promptly resign rather than participate in a fraud upon creditors. Instead of exercising their fiduciary duties, however, the MAGI managers are promoting transactions that will place on MAGI and its assets the entire risk of Mirant’s debt restructuring while MAGI receives none of the benefits.

      5.     MAGI is insolvent. Plaintiffs estimate that the reasonable value of MAGI’s consolidated assets is substantially less than the approximately $4.6 billion in total claims against those assets. But, if the transactions being promoted by Mirant and MAGI’s managers are allowed to proceed, the value of MAGI’s assets will remain the same while its liabilities will balloon to over $9 billion, rendering the company hopelessly insolvent. Given that MAGI presently is insolvent as a result of this complete abandonment of fiduciary obligations, there can be no question that the fiduciary duties owed to MAGI’s creditors have been and are continuing to be violated by the Defendants’ actions.

THE PARTIES

      6.     Each plaintiff is a holder of unsecured notes issued by MAGI pursuant to an Indenture (the “MAGI Indenture”), dated as of May 1, 2001, by and between MAGI and Bankers Trust Company as Indenture Trustee, as supplemented from time to time (the “MAGI Notes”). As of June 5, 2003 Bankers Trust Company resigned as Indenture Trustee under the MAGI Indenture and Wells Fargo Bank Minnesota National Associations has been named as successor trustee thereunder.

      7.     The face amount of MAGI Notes outstanding is $2.5 billion.

      8.     Plaintiff, California Public Employees’ Retirement System is a division of the State of California with its principal place of business in Sacramento, California.

      9.     Plaintiffs, Artis Investors LLC, Class A and Class B, Debello Investors LLC, Wexford Spectrum Investors LLC and WI Software Investors LLC are Delaware limited liability companies with their principal place of business in Greenwich, Connecticut.

      10.     Plaintiff, Islington Partners, L.P., is a Cayman Islands limited partnership with its principal place of business in Grand Cayman, Cayman Islands.

      11.     Plaintiff, The Liverpool Limited Partnership, is a Bermuda limited partnership with its principal place of business in Hamilton, Bermuda.

      12.     Plaintiff, The Mainstay Funds, on Behalf of Its High Yield Corporate Bond Fund Series, is a Massachusetts trust with its principal place of business in Parsippany, New Jersey.

      13.     Plaintiff, The Mainstay VP Series Fund, Inc., on Behalf of Its High Yield Corporate Bond Portfolio, is a Maryland corporation with its principal place of business in New York, New York.

      14.     Plaintiff, Solitair Corp., is a Delaware corporation with its principal place of business in Greenwich, Connecticut.

      15.     Plaintiffs in the aggregate hold approximately $300 million in face amount of MAGI Notes.

      16.     Defendant Mirant Corp. (“Mirant”) is a Delaware corporation with its principal place of business in Atlanta, Georgia. Mirant, directly on its own, and indirectly through its subsidiaries, dominates and controls MAGI.

      17.     Defendant Mirant Americas, Inc. (“Mirant Americas”) is a Delaware corporation with its principal place of business in Atlanta, Georgia. Mirant Americas is a wholly-owned subsidiary of Mirant. It is the sole member in MAGI’s limited liability company, and as such, holds MAGI’s equity for the benefit of Mirant.

      18.     Defendant Mirant Americas Generation, LLC (“MAGI”) is a Delaware limited liability company with its principal place of business in Atlanta, Georgia. MAGI is the issuer of the MAGI Notes.

      19.     Defendants Fuller, Wagner and Pershing comprise the current Board of Managers of MAGI. Defendant Fuller is also a member of Mirant’s Board of Directors.

      20.     At times relevant to hereto, each of defendants Hill, Harrison, Morsches, Holden and Adams were members of MAGI Board of Managers and senior officers of Mirant (collectively, the “MAGI Managers”).

      21.     At times relevant hereto, defendants Lesar, Robinson, Dahlberg, Eizenstat, MacCullough, Correll, Ghosn, Hjerpe and McDonald were members of Mirant’s board of directors (collectively, the “Mirant Directors”).

FACTS

A.     The MAGI Corporate Debt Structure

      22.     MAGI is a Delaware limited liability company and an independent power producer that owns and controls approximately 12,000 megawatts of electric generation capacity in the United States. MAGI owns over twenty-five subsidiary companies, which together operate twenty-two power generation plants serving customers near major metropolitan areas in New York, Maryland, Virginia, California, Massachusetts and Texas. MAGI is a holding company, which earns income and is funded by the dividends from its power-generating subsidiaries.

      23.     The MAGI Notes were issued pursuant to the MAGI Indenture and a series of supplements thereto. Under the terms of the MAGI Indenture, MAGI agreed to pay principal and interest to holders of the MAGI Notes.

      24.     Mirant, through its wholly-owned subsidiary Mirant Americas, is the indirect parent to MAGI. Mirant is an international energy company that produces and sells electricity in the United States, the Philippines and the Caribbean. Mirant is also a substantial energy and commodity trader, both for hedging its operations and for proprietary trading. According to public filings, Mirant currently has outstanding recourse debt of approximately $4.4 billion.

      25.     Plaintiffs are entitled to have their debts satisfied in full from the value of MAGI and its subsidiaries before any value is transferred to satisfy the claims of Mirant creditors. Defendants’ proposed exchange offers, detailed below, would reverse the structural subordination of Mirant creditors, and put them in priority over MAGI creditors.

B.     Mirant Is In Extremis

      26.     Commencing in late 2001 and continuing through 2002 up to the present, Mirant experienced a dramatic decline in its financial condition and performance caused by a combination of factors, including, the development and construction of thousands of megawatts of new power generation capacity that has resulted in significant excess supply positions throughout the United States, the bankruptcy of several significant energy sector companies, a reduction in energy trading and restriction of capital available to energy companies, Mirant reported in its filings with the Securities and Exchange Commission (the “SEC”) restated net income in theamount of $409 million, and restated retained earnings in the amount of $594 million for the fiscal year ending December 31, 2001. For the fiscal year ending December 31, 2002, Mirant reported in its filings with the SEC a net loss in the amount of $2.4 billion and an accumulated deficit in retained earnings in the amount of $1.8 billion.

      27.     The industry and liquidity challenges confronting Mirant have placed it under enormous financial pressure. It has no credit with trading counterparties and is required to post cash collateral for billions of dollars of open commodity positions. It has breached the financial covenants of its bank facility and is currently surviving under a waiver granted to it by its bank lenders that expires on July 14, 2003. Thereafter, absent an extension and upon the expiration of certain grace periods, Mirant will default on approximately $3.6 billion in debt and likely a significant number of trading positions, including those entered into with respect to MAGI’s power generating facilities.

      28.     On April 29, 2003, KPMG, Mirant’s auditors, warned in their opinion included in Mirant’s Form 10-K filed with the SEC that “[t]he Company had a loss from continuing operations of $2.4 billion for the year ended December 31, 2002 and sold significant assets to generate additional liquidity. Furthermore, the Company has $1.8 billion in scheduled debt maturities during 2003 and does not project it will have sufficient liquidity to repay such debt maturities as they become due. Therefore, the Company anticipates that it will be required to refinance significant debt obligations during 2003 in order to maintain continuing operations. All of those conditions raise substantial doubt about the Company’s ability to continue as a going concern.”

      29.     In fact, Mirant has not been a viable entity for over 18 months, and has survived only by financial trickery and manipulation of its wholly-owned subsidiaries in order to maintain the fiction that it is able to pay its debts when due.

C.	Mirant Has Abused Its Control Over MAGI and Its Subsidiary Companies to MAGI’s Detriment

      30.     MAGI has been either insolvent or in the zone of insolvency since at least January 2002. MAGI’s revenues declined over 50% in fiscal year 2002 compared to 2001, and its earnings before interest, taxes, depreciation and amortization (“EBITDA”) also declined by almost 50% during the same time period. Further, MAGI’s free cash flow declined by almost 85% from 2001 to 2002. The actions of the Defendants have deepened MAGI’s insolvency, and have caused its auditors to question MAGI’s ability to survive as a going concern as well.

      31.     Mirant’s abuse of its control over MAGI is manifest. In its form 10-K for the period ending December 31, 2002 filed with the SEC, MAGI acknowledges “Mirant controls us,” and further states that there can be no assurance that “Mirant would not exercise its power to control us in a manner that would benefit Mirant to the detriment of [MAGI creditors].” As set forth herein, Mirant has abused this control by dominating MAGI’s sole member and its managers, in complete disregard of MAGI as a separate company, and the reliance placed thereon by MAGI’s creditors. Mirant and the Mirant Directors have viewed and used MAGI and its subsidiaries as if they were Mirant’s own cash piggy bank in contravention of their fiduciary duties to the Plaintiffs.

      32.     An initial step in Defendants’ scheme to totally dominate and control MAGI was to convert MAGI’s form from a Delaware corporation to a Delaware limited liability company. At the time of the issuance of the MAGI Notes, MAGI was a corporation formed under Delaware law. Effective November 1, 2001, MAGI converted from a Delaware corporation into a limited liability company, with defendant Mirant Americas as its sole member. MAGI is controlled by a Board of Managers, and its corporate governance is controlled by a limited liability company agreement between MAGI and Mirant Americas. At all times relevant hereto, each of the members of MAGI’s Board of Managers also were or are either executives at Mirant, or members of the Board of Directors of Mirant.

      33.     MAGI’s change in corporate governance, purportedly done for tax reasons, was intended to provide MAGI’s Board of Managers with greater protection from liability with respect to the transactions MAGI was about to undertake, and to remove MAGI from the oversight of a MAGI Board of Directors.

      34.     At all times since the conversion, MAGI has not had any independent corporate governance and oversight, but has been controlled directly and indirectly by Mirant. MAGI’s current Board of Managers has only three members, Defendants Fuller, Wagner and Pershing. MAGI has no independent oversight or management protecting its interests exclusively, nor does it have financial advisors or counsel that are independent from Mirant. All of MAGI’s Managers have conflicting roles in Mirant. Defendant Fuller is also President, Chief Executive Officer and a director of Mirant. Defendant Pershing is also an executive of Mirant, Mirant Americas and Mirant Mid-Atlantic, LLC. Defendant Wagner is also executive vice president and Chief Financial Officer of Mirant.

      35.     With its control in place, Mirant began to utilize its wholly-owned and dominated subsidiary Mirant Americas to undertake a systematic campaign of looting all available cash from MAGI, in complete contravention of Mirant and Mirant Americas’ duties as sole managing member and dominant equity holder. At the direction of Mirant and Mirant’s board, MAGI made “dividend” payments to Mirant in the amount of $134 million during the first quarter of 2002, $453 million during the second quarter, and an additional $209 million in the third quarter of 2002. In total, MAGI transferred nearly $1 billion of its cash to the benefit of Mirant since January 2002. MAGI received nothing of value in exchange for these transfers.

      36.     The amount of payments in 2002 dwarfed MAGI’s dividends in prior years, and were made at a time when MAGI’s own revenues and free cash flow were dramatically declining. MAGI’s dividends for the entire fiscal year 2001 totaled only $221 million, and in year 2000 totaled only $181 million. Upon information and belief, MAGI continues to pay substantial dividends to its parent companies during 2003.

      37.     The extraordinary cash payments to Mirant were plainly contrary to the best interests of MAGI. MAGI’s free cash flow dropped over 85% from 2001 compared to 2002, while the amount of dividends paid by MAGI increased over 350% in the same period. MAGI’s cash flow after debt service decreased from $64 million in fiscal 2000 to negative $133 million in fiscal year 2002. With its cash being diverted to prop up Mirant, MAGI’s own cash balances declined from $212 million at December 31, 2002, to only $70 million as of April 25, 2003.

      38.     The effect of these large transfers of cash was to leave MAGI with capital in an amount that is not reasonable to conduct its business or to enable it to pay its obligations as they come due. As a consequence, MAGI is insolvent or, at minimum, in the zone of insolvency. The payment of these purported dividends to Mirant only exacerbated MAGI’s existing financial distress.

      39.     A substantial portion of dividends to Mirant were paid by manipulating and inflating the revenue earned by MAGI’s wholly-owned subsidiary, Mirant Mid-Atlantic LLC (“Mirant Mid-Atlantic”). Mirant Mid-Atlantic’s financing agreements prohibit the payment of dividends by Mirant Mid-Atlantic unless the company is in compliance with a fixed charge coverage ratio. During 2002, Mirant Mid-Atlantic did not generate sufficient funds to comply with this ratio and, accordingly, was required to retain its cash. In an effort to circumvent this restriction, Mirant, through its subsidiaries, made additional “revenue” payments to Mirant Mid-Atlantic to inflate its revenue. The effect of this scheme was to artificially and fraudulently create the appearance that Mirant Mid-Atlantic was in compliance with its dividend restrictions. Mirant and the Mirant

Directors developed this scheme, in order to transfer as much cash as was available from Mirant Mid-Atlantic, with no regard to the effects upon Mirant Mid-Atlantic’s business or MAGI’s interest in Mirant Mid-Atlantic.

      40.     The scheme was effective. Prior to implementation of the plan, Mirant Mid-Atlantic paid $46 million in dividends to Mirant during the first nine months of 2001. After the scheme was put in place in August 2001, it paid $95 million to the benefit of Mirant in the fourth quarter of 2001. As Mirant’s liquidity continued to deteriorate, the scheme accelerated and Mirant Mid-Atlantic paid $312 million in dividends to the benefit of Mirant in 2002. Upon information and belief, Mirant discontinued the practice only when its auditors refused to certify their report on Mirant’s 2002 financial statements.

      41.     Defendant’s looting of MAGI, including the manipulation of Mirant Mid-Atlantic, has jeopardized MAGI’s economic viability. In their opinion on MAGI’s financial statement for the period ending December 31, 2002 filed with the SEC, KPMG warned that there is “substantial doubt about [MAGI’s] ability to continue as a going concern.”

D.     The Looting of MAGI Continues

      42.     Despite the transfer and conversion of over $1 billion dollars of MAGI assets in the last 18 months, Mirant still is not a viable entity. On June 2, 2003, Mirant released an Offering Circular and Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization (the “Mirant Exchange Offer”).

      43.     Through the Mirant Exchange Offer, Mirant proposes to exchange approximately $1.3 billion of its outstanding senior and convertible bond debt for new notes (the “New Mirant Notes”) that will be secured on a first-priority basis by a lien on substantially all of the tangible and intangible assets of MAGI and its subsidiaries, as well as the assets of other Mirant direct and indirect subsidiaries. As part of the Mirant Exchange Offer, Mirant also is asking holders of the old Mirant notes to vote on approving a “fast-track” pre-packaged bankruptcy plan of reorganization. Mirant has stated that this bankruptcy plan would be pursued in the event that an insufficient number of Mirant creditors agree with its out-of-court restructuring proposals, including the Mirant Exchange Offer.

      44.     Incredibly, Mirant and the other Defendants are undertaking these coercive and illegal actions even though there can be no issue that the proposed transfers will occur while MAGI is clearly insolvent. Concurrent with the Mirant Exchange Offer, Defendants have required MAGI to make its own exchange offer to acquire all of its $500 million in currently outstanding 7.625% Senior Notes due 2006 in exchange for new 7.5% Senior Secured Notes due 2008 (the “New MAGI Notes”) to be issued by MAGI (the “MAGI Exchange Offer”). The New MAGI Notes are to be secured by first priority liens on substantially all of the tangible and intangible assets of MAGI’s subsidiaries, along with the New Mirant Notes. The MAGI Exchange Offer specifically provides that it is subject to the consummation of the Mirant Exchange Offer (together, the “Exchange Offers”). Defendants are coercing holders of the existing Mirant and MAGI Notes to exchange their debt by June 27, 2003, or face the prospect of remaining unsecured while similarly situated noteholders collateralize their debt.

      45.     The Exchange Offers are part of Mirant’s overall restructuring plan that contemplates the negotiation of new Mirant bank credit facilities with the company’s existing lenders, which also will be secured by first-priority liens on the assets of certain direct and indirect subsidiaries of Mirant, including the assets of MAGI’s subsidiaries. Thus, if left unrestrained, Mirant creditors holding obligations of over $4.5 billion will receive a first priority lien on the assets of MAGI’s subsidiaries, thereby decimating the value of MAGI’s equity interests in those subsidiaries and stripping the value out of MAGI. As a result, MAGI creditors holding direct obligations of MAGI in the amount of at least $2 billion will remain unsecured creditors of MAGI.

      46.     The Exchange Offers are an illegal “asset-grab” by Mirant, in violation of federal securities laws and the Defendants’ fiduciary duties. Mirant has exercised its control over MAGI in order to proceed with the Exchange Offers so that Mirant can gain all of the benefits thereof while MAGI receives nothing in return. Mirant creditors are not creditors of MAGI, and have no right or entitlement to have their obligations owed by

Mirant satisfied from MAGI’s assets while MAGI is insolvent. Nevertheless, Mirant’s proposed restructuring scheme essentially will subordinate MAGI creditors, who presently have a senior position, to newly secured Mirant creditors, in complete contravention of the legitimate expectations of the MAGI Noteholders.

      47.     This subordination of MAGI creditors will shift the risk of Mirant’s default on its obligations from Mirant’s creditors to MAGI’s creditors. At present, upon a default by Mirant with respect to any of its many debt obligations, Mirant creditors are entitled to a recovery solely from the value of Mirant and the equity value of MAGI, if any, after its creditors claims are satisfied. On the other hand, under the existing capital structure, MAGI creditors have the sole right to be paid from the assets of MAGI before any such value is paid to Mirant or Mirant’s creditors. If Defendants are allowed to proceed with the Mirant and MAGI Exchange Offers, Mirant creditors will jump ahead of MAGI’s unsecured creditors holding debt obligations in the amount of $2 billion.

      48.     The liens contemplated in the Mirant Exchange Offer will add billions of dollars of secured debt upon MAGI’s assets, and thus, by any reasonable measure, the value of MAGI’s liabilities will far exceed the value of its assets. The Mirant Exchange Offer’s lien scheme provides no benefit whatsoever to MAGI and its creditors, and could only have been authorized by a Board of Managers acting in complete disregard of the interests of its creditors.

      49.     The MAGI Managers, as corporate fiduciaries, owe the duties of care, loyalty and candor to the Plaintiffs because MAGI is insolvent. The MAGI Managers, however, have failed to obtain any solvency or fairness opinion with respect to these purported restructuring transactions from any independent party. Indeed, MAGI and Mirant state in their respective Exchange Offers that each company has retained The Blackstone Group L.P. (“Blackstone”) as its financial advisor, but that “Blackstone was not retained to and is not soliciting acceptances of the Exchange Offer or making any recommendation with respect thereto.” Further, Mirant’s Exchange Offer states that “Blackstone was not retained to and has not delivered any opinion relating to the fairness of the Restructuring Transactions nor the solvency of Mirant or any of its subsidiaries.” Defendants’ failure to obtain expert opinions standard and customary in connection with the transactions contemplated by the Exchange Offers is a breach of their fiduciary duty. Upon information and belief, Defendants failed to obtain these opinions because Blackstone was unable to render such opinions in a form that would not have revealed MAGI’s insolvency and the unfairness of the transactions.

      50.     Further, the Exchange Offers are coercive, in that holders of the MAGI Notes due in 2006 either exchange their notes and share the value of MAGI with $4.5 billion of Mirant debt and $300 million of MAGI bank debt, or retain their notes and be completely subordinated to $4.5 billion of Mirant debt and $300 million of MAGI bank debt. Defendants created this Hobson’s choice to force holders of the MAGI Notes due in 2006 to capitulate to the scheme even though it is against their economic self-interest to do so.

      51.     The Exchange Offers also are an illegal sale of unregistered securities and as such, constitute an ultra vires act by MAGI and the MAGI Managers. The Exchange Offers are purportedly made under the exemption from registration provided pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

      52.     However, the Exchange Offers are not within the exception from registration provided by Section 3(a)(9) because Mirant is exchanging its securities for new securities providing liens on MAGI and its subsidiaries’ assets, which requires Defendants to file a registration statement for the security providing all relevant information about MAGI’s subsidiaries, including current financial statements. Defendants are attempting to manipulate the exchange of Mirant debt under the guise of Section 3(a)(9) because MAGI and its subsidiaries have not published any current financial information for fiscal year 2003. Mirant, MAGI and all of their subsidiaries have restated their financials for fiscal year 2002 and this has delayed the provision of any current financial information for 2003. Without this current financial information, MAGI and its subsidiaries cannot file a registration statement. Defendants’ attempts to proceed with the MAGI Exchange Offer are therefore unlawful and ultra vires.

      53.     Mirant’s asset encumbrance scheme will irreparably harm MAGI and the MAGI Noteholders, including Plaintiffs. Mirant’s control over MAGI has enabled it to force MAGI to grant liens on substantially all of MAGI’s unencumbered assets, with no benefit to MAGI or its creditors. Unless the Mirant restructuring scheme is enjoined, Plaintiffs will be subordinated to debt in the amount of $5.3 billion, thereby significantly impairing the value of their investment in MAGI. Plaintiffs’ remedy at law with respect to the Defendants’ actions is inadequate because Mirant and MAGI are insolvent and are not able to satisfy a judgment in amount of the damages suffered by Plaintiffs. Mirant, by its own admission, likely will be the subject of bankruptcy proceedings, which would leave the Plaintiffs with an unsecured claim and an uncertain recovery, if any. Thus, Plaintiffs and other MAGI Noteholders will be irreparably and permanently harmed if Mirant is allowed to proceed with the Exchange Offers.

FIRST CLAIM FOR RELIEF

(Injunctive Relief as against All Defendants)

      54.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 53 as if fully set forth herein.

      55.     Through the Exchange Offers, Mirant’s proposal to grant liens on the assets and value of MAGI and its subsidiaries, together with the looting of MAGI’s cash by Mirant, has and will cause injury to the Plaintiffs for which there is no adequate remedy at law.

      56.     In order to prevent Plaintiffs and other MAGI Noteholders from sustaining additional permanent harm, Defendants should be temporarily, preliminarily and permanently enjoined and restrained from facilitating, authorizing or effectuating the Exchange Offers and the transfer of any value of MAGI to the benefit of Mirant and its creditors, including the transfer of cash and granting of liens on the assets of MAGI and its subsidiaries.

      57.     Plaintiffs do not have an adequate remedy at law.

SECOND CLAIM FOR RELIEF

(Breach of Fiduciary Duty as against the MAGI Managers)

      58.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 57 as if fully set forth herein.

      59.     At all times relevant to this action, the MAGI Managers had a fiduciary duty to the company and its creditors. In their capacity as fiduciaries, these Defendants have the obligation to exercise independent judgment on behalf of the company and its constituents, including Plaintiffs.

      60.     The fiduciary duty owned to the Plaintiffs includes the duty to take any and all appropriate steps to preserve MAGI’s assets for the benefit of its creditors, and the duty to ensure that MAGI receives equivalent value in exchange for all transfers of assets.

      61.     The MAGI Managers breached their fiduciary duties. In violation of their fiduciary duties under Delaware law, the MAGI Managers authorized the systematic transfer of MAGI’s cash to the benefit of Defendant Mirant.

      62.     In further disregard of their fiduciary duty to Plaintiffs, the MAGI Managers have required MAGI and its subsidiaries to proceed with the Exchange Offers, including the granting of first liens on the assets of MAGI and its subsidiaries to secure Mirant indebtedness in exchange for no consideration. As a result, billions of dollars of value of MAGI will be transferred to Mirant and its creditors to the detriment of MAGI’s creditors.

      63.     At all times relevant hereto, MAGI either was within the zone of insolvency or insolvent.

      64.     As a direct and proximate result of Defendants’ breach, the Plaintiffs have been damaged in an amount to be determined at trial, but in excess of $1 billion, plus interest and costs. Accordingly, Plaintiffs are entitled to the entry of a judgment against each of the MAGI Managers, jointly and severally, in an amount in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs.

THIRD CLAIM FOR RELIEF

(Breach of Fiduciary Duty as against Mirant and Mirant Americas)

      65.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 though 64 as if fully set forth herein.

      66.     Mirant Americas is a wholly-owned subsidiary of Mirant and the sole member of MAGI, and as such, holds MAGI’s equity for the benefit of Mirant.

      67.     At all times relevant hereto, MAGI either was within the zone of insolvency or insolvent. Accordingly, Mirant and Mirant Americas owe fiduciary duties to MAGI’s creditors, including Plaintiffs.

      68.     The fiduciary duty owed to the Plaintiffs includes the duty to take any and all appropriate steps to preserve MAGI’s assets for the benefit of its creditors, and the duty to ensure that MAGI receives equivalent value in exchange for all transfers of assets.

      69.     Mirant and Mirant Americas breached their fiduciary duties by authorizing the systemic transfer of MAGI’s cash to the benefit of Defendant Mirant.

      70.     In further disregard of their fiduciary duty to Plaintiffs, Mirant and Mirant Americas have authorized MAGI and its subsidiaries to propose granting first liens of the assets of MAGI and its subsidiaries to secure Mirant indebtedness in exchange for no consideration. As a result, billions of dollars of value of MAGI will be transferred to Mirant and its creditors to the detriment of MAGI’s creditors.

      71.     As a direct and proximate result of Defendants’ breach, the Plaintiffs have been damaged in an amount to be determined at trial, but in excess of $1 billion, plus interest and costs. Accordingly, Plaintiffs are entitled to the entry of a judgment against each of Defendants Mirant and Mirant Americas, jointly and severally, in an amount in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs.

FOURTH CLAIM FOR RELIEF

(Illegal Distributions as against Mirant Americas and Mirant)

      72.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 71 as if fully set forth herein.

      73.     From the commencement of the year 2002 to the date hereof, MAGI has paid to Defendant Mirant Americas at least $1 billion in dividends. The dividend payments made by MAGI to Mirant Americas were solely for the benefit of Mirant, and were subsequently transferred to Mirant by Mirant Americas.

      74.     At the time of each of the dividend payments made by MAGI to Mirant Americas for the benefit of Mirant, the amount of MAGI’s liabilities exceeded the fair value of the company’s assets.

      75.     At the time of each of the dividend payments, Mirant Americas and Mirant had actual knowledge that such payments constituted illegal distributions in violation of Delaware Code Ann. tit. 6 § 18-607 and should not have been authorized.

      76.     MAGI has been damaged in an amount to be determined at trial, but in excess of $1 billion, plus interest and costs. Accordingly, Plaintiffs are entitled to the entry of a judgment against each of Defendants Mirant and Mirant Americas for receipt of illegal distributions in violation of Delaware Code Ann. tit. 6 § 18-607, in an amount in excess of $1 billion, the exact amount to be determined at trial, plus interests and costs.

FIFTH CLAIM FOR RELIEF

(Fraudulent Transfer as against Mirant Americas and Mirant)

      77.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 76 as if fully set forth herein.

      78.     MAGI and its subsidiaries have transferred value, in the form of both transfers of cash and the granting of liens upon assets, in excess of $1 billion for the benefit of Defendants Mirant Americas and Mirant.

      79.     These transfers by MAGI and its subsidiaries to or for the benefit of Mirant and Mirant Americas were made with the actual intent to hinder, delay or defraud present and future creditors.

      80.     The transfers of the value of MAGI and its subsidiaries each constituted a fraudulent transfer.

      81.     Based upon their holdings of MAGI Notes, each of the Plaintiffs is a creditor of MAGI.

      82.     Accordingly, the transfers to or for the benefit of Mirant Americas and Mirant are fraudulent and void. Plaintiffs therefore are entitled to judgment, on behalf of MAGI and all of its creditors, against Mirant Americas and Mirant in an amount in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs.

SIXTH CLAIM FOR RELIEF

(Fraudulent Transfer as against Mirant Americas and Mirant)

      83.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 82 as if fully set forth herein.

      84.     From January 1, 2002 to the date hereof, MAGI transferred at least $1 billion in cash to or for the benefit of Defendants Mirant Americas and Mirant through the payment of alleged distributions in violation of Delaware law. MAGI did not receive reasonably equivalent value in consideration for the transfer of these assets.

      85.     Mirant has used its control over MAGI and its subsidiaries to compel MAGI and its subsidiaries to offer Mirant’s creditors first liens on the assets of MAGI and its subsidiaries without the receipt of reasonably equivalent consideration by MAGI and its subsidiaries. The transfers of MAGI’s and MAGI subsidiaries’ property to Mirant’s creditors were fraudulent and void, and have damaged MAGI in an amount to be determined at trial, but in excess of $1 billion, plus interest and cost.

      86.     These transfers by MAGI and orchestrated by Mirant were made for the purpose of defrauding MAGI’s creditors.

      87.     At the time the transfers of cash and liens, MAGI and its subsidiaries either were insolvent or rendered insolvent as a result thereof.

      88.     Based upon their holdings of MAGI Notes, each of the Plaintiffs is a creditor of MAGI.

      89.     The transfers of property to, or for, the benefit of Mirant and its creditors are fraudulent and void. Plaintiffs therefore are entitled to judgment, on behalf of MAGI and all of its creditors, against Mirant Americas and Mirant in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs.

SEVENTH CLAIM FOR RELIEF

(Fraudulent Transfer as against Mirant Americas and Mirant)

      90.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 though 89 as if fully set forth herein.

      91.     MAGI and its subsidiaries have transferred value in excess of $1 billion for the benefit of Defendants Mirant Americas and Mirant. MAGI did not receive reasonably equivalent value in consideration for the transfer of these assets.

      92.     These transfers were made by MAGI and orchestrated by Mirant for the purpose of defrauding MAGI’s creditors.

      93.     At the time of each of these transfers, MAGI and its subsidiaries intended to, or did, incur debts beyond their ability to pay as they came due.

      94.     Based upon their holdings of MAGI Notes, each of the Plaintiffs is a creditor of MAGI.

      95.     Accordingly, the transfers to or for the benefit of Mirant Americas and Mirant are fraudulent and void. Plaintiffs therefore are entitled to judgment, on behalf of MAGI and all of its creditors, against Mirant Americas and Mirant in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs.

EIGHTH CLAIM FOR RELIEF

(Fraudulent Transfer as against Mirant Americas and Mirant)

      96.     Plaintiff’s repeat and reallege each and every allegation set forth in paragraphs 1 through 85 as if fully set forth herein.

      97.     MAGI and its subsidiaries have transferred value in excess of $1 billion for the benefit of Defendants Mirant Americas and Mirant. MAGI and its subsidiaries did not receive reasonably equivalent value in consideration for the transfer of these assets.

      98.     These transfers were made by MAGI and its subsidiaries and orchestrated by Mirant for the purpose of defrauding MAGI’s creditors.

      99.     At the time each of these transfers to Mirant Americas and Mirant, MAGI and its subsidiaries were engaged in, or were about to engage in, business for which their remaining assets were unreasonably small.

      100.     Based upon their holdings of MAGI Notes, each of the Plaintiffs is a creditor of MAGI.

      101.     Accordingly, the transfers to or for the benefit of Mirant Americas and Mirant are fraudulent and void. Plaintiffs therefore are entitled to judgment, on behalf of MAGI and all of its creditors against Mirant Americas and Mirant, in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs.

NINTH CLAIM FOR RELIEF

(Fraudulent Transfer as against Mirant, Mirant Americas and MAGI)

      102.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 101 as if fully set forth herein.

      103.     MAGI and its subsidiaries have transferred value for the benefit of Defendants Mirant Americas and Mirant in the form of liens upon their assets as part of the Exchange Offers proposed by MAGI and Mirant. MAGI and its subsidiaries did not receive reasonably equivalent value in consideration for the transfer of this value.

      104.     At the time each of these transfers to Mirant Americas and Mirant, MAGI and its subsidiaries were insolvent, or were rendered insolvent as a result thereof.

      105.     Alternatively, at the time each of these transfers was made, MAGI and its subsidiaries were engaged in, or were about to engage in, business for which their remaining assets were unreasonably small, or intended to, or did, incur debts beyond their ability to pay as they came due.

      106.     These transfers were made by MAGI and its subsidiaries and orchestrated by Mirant for the purpose of defrauding MAGI’s creditors, and were made by MAGI and its subsidiaries with the actual intent to hinder, delay or defraud present or future creditors.

      107.     Based upon their holdings of MAGI Notes, each of the Plaintiffs is a creditor of MAGI.

      108.     Accordingly, the liens granted by MAGI and its subsidiaries for the benefit of Mirant Americas and Mirant and as part of the Exchange Offers are fraudulent and void. Plaintiffs therefore are entitled to judgment, on behalf of MAGI and all of its creditors, against Mirant, Mirant Americas and MAGI rescinding the liens granted by MAGI and its subsidiaries as part of the Exchange Offers.

TENTH CLAIM FOR RELIEF

(Conversion as against Mirant and Mirant Americas)

      109.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 108 as if fully set forth herein.

      110.     Beginning at least in January 2002 and continuing through the date hereof, Mirant and Mirant Americas have directed MAGI to pay at least $1 billion in purported distributions to Mirant Americas, MAGI’s sole member and a wholly-owned subsidiary of Mirant.

      111.     Upon information and belief, the distribution payments made by MAGI to Mirant Americas were solely for the benefit of Mirant, and Mirant itself received and collected these funds for its own use.

      112.     At the time of the dividend payments, MAGI was either insolvent or within the zone of insolvency.

      113.     Mirant exercises dominion and control over the cash of MAGI and MAGI’s subsidiaries.

      114.     Mirant is unable to return to MAGI the $1 billion in cash it has converted from MAGI.

      115.     As a result of the above actions, MAGI has sustained damage in excess of $1 billion, plus interest and costs, to the detriment of Plaintiffs and MAGI’s creditors. Accordingly, Plaintiffs, are entitled to entry of a judgment against Mirant and Mirant Americas in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs, for the conversion of MAGI’s property.

ELEVENTH CLAIM FOR RELIEF

(Aiding and Abetting Breach of Fiduciary Duty as against the Mirant Directors)

      116.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 15 as if fully set forth herein.

      117.     The MAGI Managers’ actions in authorizing and permitting the transfers of cash and liens to Mirant and its creditors while MAGI was either insolvent or in the zone of insolvency is a breach of the fiduciary duty owed by the MAGI Managers to MAGI and its creditors.

      118.     Based upon the common control and overlapping executives and directors between MAGI and the recipients of the dividends, at the time of each of the dividend payments made by MAGI, the Mirant Directors had actual knowledge that MAGI was either insolvent or in the zone of insolvency, that the MAGI Managers owed a fiduciary duty to MAGI and its creditors and that the dividends violated applicable law and should not have been authorized.

      119.     The Mirant Directors controlled MAGI and the MAGI Managers, and substantially assisted the MAGI Managers in authorizing and completing the transfers to MAGI’s property.

      120.     The Mirant Directors knowingly participated and substantially assisted the MAGI Managers in entering into and participating in Mirant’s plan to grant Mirant’s creditors first liens on the assets of MAGI and its subsidiaries, which will cause substantial harm to MAGI and its creditors.

      121.     As a direct and proximate result of the substantial assistance the Mirant Directors gave to the MAGI Managers in breaching their fiduciary duty, the Plaintiffs have been damaged in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs. Accordingly, Plaintiffs are entitled to the entry of a judgment against each of the Mirant Directors, jointly and severally, in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs, for aiding and abetting the breaches of fiduciary duties by the MAGI Managers.

TWELFTH CLAIM FOR RELIEF

(Aiding and Abetting Fraudulent Conveyance as against the Mirant Directors)

      122.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 121 as if fully set forth herein.

      123.     MAGI transferred in excess of $1 billion in cash and liens to the benefit of Mirant.

      124.     Based upon the common control and overlapping executives and directors between MAGI and Mirant, the Mirant Directors knowingly participated and substantially assisted in the transfer of the assets of MAGI to Mirant and its creditors without any consideration to MAGI.

      125.     At the time of the transfers, MAGI was either insolvent or in the zone of insolvency.

      126.     The transfers caused by Mirant Directors are fraudulent and void as to the Plaintiffs. Plaintiffs therefore are entitled to judgment against the Mirant Directors, for aiding and abetting the fraudulent transfers, in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs.

THIRTEENTH CLAIM FOR RELIEF

(Aiding and Abetting Conversion as against the Mirant Directors and the MAGI Managers)

      127.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 126 as if fully set forth herein.

      128.     Mirant and Mirant Americas actions in directing MAGI to pay Mirant Americas at least $1 billion in purported distributions constitutes conversion of MAGI’s assets and Plaintiffs’ interest therein.

      129.     Based upon the common control and overlapping executives and directors between MAGI and the recipients of the dividends, at the time of each of the dividend payments made by MAGI, the Mirant Directors and MAGI Managers had actual knowledge of the conversion.

      130.     The Mirant Board of Directors and MAGI Managers knowingly participated in that conversion, as well as provided substantial assistance to Mirant and Mirant Americas in achieving the conversion.

      131.     As a direct and proximate result of the substantial assistance the Mirant Directors and MAGI Managers gave to Mirant and Mirant Americas in achieving the conversion, the Plaintiffs have been damaged. Accordingly, Plaintiffs are entitled to the entry of a judgment against each of the Mirant Directors and MAGI Managers, jointly and severally, in excess of $1 billion, the exact amount to be determined at trial, plus interest and costs, for aiding and abetting the conversion committed by Mirant and Mirant Americas.

FOURTEENTH CLAIM FOR RELIEF

(Restitution as against Mirant and Mirant Americas)

      132.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 131 as if fully set forth herein.

      133.     Defendants Mirant and Mirant Americas have been and continue to be unjustly enriched, to Plaintiffs’ and MAGI creditors’ detriment, based upon the acts of conversion, the knowing receipt of illegal distributions in violation of Delaware Code Ann. tit. 6 § 18-607 and the receipt of fraudulent conveyances by Defendants Mirant and Mirant Americas.

      134.     The receipt of $1 billion in dividends by Defendants Mirant and Mirant Americas through their tortuous acts constitutes the unjust retention of a benefit by Defendants Mirant and Mirant Americas, to the detriment of MAGI, the Plaintiffs and other MAGI creditors.

      135.     Plaintiffs are entitled to restitution from each of Mirant and Mirant Americas in excess of $1 billion, the exact amount to be determined at trial, plus accrued interest and costs, for those amounts converted and received by Mirant and Mirant Americas in violation of Delaware law.

FIFTEENTH CLAIM FOR RELIEF

(Declaratory Judgment)

      136.     Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 though 135 as if fully set forth herein.

      137.     MAGI’s issuance of the MAGI Exchange Offer without complying with the registration requirements of the SEC constitutes a violation of the United States securities regulations, including section 5 of the United States Securities Act of 1933 (15 U.S.C. § 77a et seq.).

      138.     The actions of the MAGI Managers in authorizing MAGI to issue the MAGI Exchange Offer in violation of the United States securities laws constitutes an act that is ultra vires and outside of the MAGI Mangers’ authority.

      139.     Accordingly, the Plaintiffs request that pursuant to 10 Del. C.§341 the MAGI Exchange Offer be declared to be an ultra vires act that is void and unenforceable as it is in violation of federal securities laws and contrary to public policy.

      WHEREFORE, the Plaintiffs demand the following relief:

(a) Judgment against each and every Defendant temporarily, preliminary and permanently restraining and enjoining the Defendants from facilitating, authorizing or effectuating the Exchange Offers and the transfer of any value of MAGI to the benefit of Mirant and its creditors, including the transfer of cash or granting of liens on the assets of MAGI and its subsidiaries.

(b) Judgment against each of the Defendants S. Marce Fuller, Harvey A. Wagner, Richard J. Pershing, Raymond D. Hill, Gary J. Morsches, Randall E. Harrison, J. William Holden III and Edwin H. Adams, jointly and severally, in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their breach of fiduciary duties owed to the Plaintiffs and MAGI;

(c) Judgment against Mirant and Mirant Americas in an amount to be proven at trial but in excess of $1 billion, plus accrued interest and costs, based upon their breach of fiduciary duties owed to the Plaintiffs and MAGI;

(d) Judgment on behalf of MAGI and against Defendants Mirant and Mirant Americas in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their receipt of illegal distributions from MAGI in violation of Delaware law;

(e) Judgment against Defendants Mirant and Mirant Americas in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their receipt of fraudulent transfers from MAGI and its subsidiaries;

(f) Judgment against Defendants Mirant, Mirant Americas and MAGI rescinding any liens granted by MAGI and its subsidiaries through the Exchange Offers as fraudulent transfers;

(g) Judgment against Defendants Mirant and Mirant Americas in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their conversion of funds belonging to MAGI;

(h) Judgment against Defendants David J. Lesar, Ray M. Robinson, A.W. Dahlberg, Stuart Eizenstat, Robert F. MacCullough, A.D. Correll, William M. Hjerpe and James F. McDonald, jointly and severally, in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their aiding and abetting breaches of fiduciary duty committed by the board of managers of MAGI;

(i) Judgment against Defendants David J. Lesar, Ray M. Robinson, A.W. Dahlberg, Stuart Eizenstat, Robert F. MacCullough, A.D. Correll, William M. Hjerpe and James F. McDonald, jointly and severally, in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their aiding and abetting fraudulent transfers of assets by MAGI;

(j) Judgment against Defendants S. Marce Fuller, Harvey A. Wagner, Richard J. Pershing, Raymond D. Hill, Gary J. Morsches, Randall E. Harrison, J. William Holden III, Edwin H. Adams, David J. Lesar, Ray M. Robinson, A.W. Dahlberg, Stuart Eizenstat, Robert F. MacCullough, A.D. Correll, William M. Hjerpe and James F. McDonald, jointly and severally, in an amount to be determined at trial but in excess of $1 billion, plus interest and costs, based upon their aiding and abetting the conversion of MAGI assets by Mirant and Mirant Americas;

(k) Judgment against each of Defendants Mirant and Mirant Americas in an amount to be proven at trial but in excess of $1 billion, plus accrued interest and costs, as restitution for those amounts unjustly retained by Mirant and Mirant Americas; and

(l) Declaratory judgment pursuant to Del. C. § 341 that the MAGI Exchange Offer is an ultra vires act that is void and unenforceable; and

(m) Such other and further relief as this Court may deem just and proper.

Dated: June 10, 2003

By:	/s/ STEPHEN E. HERRMANN

Stephen E. Herrmann Richards, Layton & Finger, PA One Rodney Square 920 N. King Street Wilmington, Delaware 19899

OF COUNSEL:

CADWALADER, WICKERSHAM & TAFT LLP

Bruce R. Zirinsky
Gregory M. Petrick
100 Maiden Lane
New York, New York 10038
Telephone: (212) 504-6000

ANNEX F

Part I

Eligible Assets include stock in and assets of following Persons:

Americas

1.	Mirant’s interest in a 238 MW coal-fired power plant and tomato greenhouse located in Fredricksburg, VA, held by the following entities:

•	Mirant Birchwood, Inc.

•	Birchwood Power Partners, LP

•	Greenhost, Inc.

2.	Mirant’s interest in a 538 MW gas-fired power plant located in Bosque, TX, held by the following entities:

•	Mirant Texas Investments, Inc. (DIHC)

•	Mirant Texas Management, Inc.

•	Mirant Texas, LP

3.	Mirant’s interest in contracts associated with Canadian gas transportation, gas storage, producer services and pool aggregation businesses, including those held by:

•	Mirant Canada Gas Marketing, LTD

4.	Mirant’s interest in a 266 MW gas-fired power plant located in Boardman, OR, held by the following entities:

•	Mirant Oregon, LLC

•	Coyote Springs 2, LLC

5.	Mirant’s interest in a 276 MW gas-fired power plant located in Cambridge, MA, held by the following entities:

•	Mirant New England, Inc.

•	Mirant Kendall, LLC

6.	Mirant’s interest in hydroelectric facilities located in Mongaup River and Grahamsville, NY, held by the following entities:

•	Mirant New York, Inc.

•	Mirant NY-Gen, LLC

7.	Mirant’s interest in a 362 MW facility located at the Potrero power station in San Francisco, California, held by the following entities:

•	Mirant California, LLC

•	Mirant Potrero, LLC

8.	Mirant’s interest in a 577 MW gas-fired power plant located in Terre Haute, IN, held by the following entities:

•	Mirant Construction Holdings, LLC

•	Mirant Sugar Creek Ventures, Inc.

•	Mirant Sugar Creek Holdings, Inc.

•	Mirant Sugar Creek, LLC

9.	Mirant’s interest in a 77 MW gas-fired power plant located in Wichita Falls, TX, held by the following entities:

•	Mirant Wichita Falls Investments, Inc. (DIHC)

•	Mirant Wichita Falls Management, Inc.

•	Mirant Wichita Falls, LP

10.	Mirant’s interest in 285 MW gas-fired power plant located in Wrightsville, AR, held by the following entities:

•	Mirant Wrightsville Management, Inc.

•	Mirant Wrightsville Investments, Inc.

•	Wrightsville Power Facility, LLC

•	Wrightsville Development Funding, LLC

International

11.	Mirant’s interest in the Grand Bahama Power Company, headquartered on Grand Bahama Island, Bahamas, held by the following entities:

•	Mirant Bahamas Investments Limited

•	Mirant Grand Bahama Limited

•	ICD Utilities Limited

•	Grand Bahama Power Company Limited

12.	Up to 20% of Mirant’s interest in its Philippines power business held by the following entities:

•	MAP Navotas I Limited

•	Navotas II Holdings (BVI)

•	MAP Mobile Power Systems (BVI) Corporation

•	MAP Pagbilao Limited

•	MAP Pangasinan Limited

•	Mirant (Philippines) Project Holdings Corporation

•	Mirant (Philippines) Corporation

•	Mirant Sual Investments Corporation

Other

13.	Unutilized real estate

14.	Unused major equipment including turbines owned by any Restricted Party on the Closing Date

Part II

“Shady Hills Transaction” means the proposed sale of Shady Hills Power Company, L.L.C. (“Shady Hills”) which is 100% owned by a subsidiary of Mirant Americas, Inc, located approximately 30 miles northwest of Tampa, in New Port Richey, Pasco County, Florida and is comprised of three GE 7FA gas/ oil-fired turbines operating in simple cycle with a combined gross capacity of 480 MW.

“West Georgia Transaction” means the proposed sale of West Georgia Generating Company, L.L.C. (“West Georgia”) which is 100% owned by a subsidiary of Mirant Americas, Inc, located in Thomaston, Upson County, Georgia and is comprised of four GE 7FA gas/ oil-fired turbines operating in simple cycle with a combined demonstrated capacity of 640 MW. The purchaser will assume West Georgia’s project debt of approximately $139,500,000 or will provide proceeds to allow for the full repayment of such debt. In addition to the purchaser assuming or providing proceeds for the repayment of the debt, the purchaser will pay as a purchase price fair market value for West Georgia’s equity.

“Bowline, Contra Costa, Mint Farm, and Wyandotte Transactions” means the transfer of a portion of Mirant’s ownership interest in the any of the listed plants to a third party in return for the third party completing the development, construction or expansion of the generation plants or the sale of an interest in any of the listed generation plants, the proceeds of which are to be used to complete development, construction or expansion of the plants. These plants include the assets held in the following legal entities:

In the case of Bowline:

•     Mirant Bowline, LLC

In the case of Contra Costa, those assets located at the Contra Costa owned by:

•     Mirant Delta, LLC

In the case of Mint Farm:

•     Mint Farm Generation, LLC

In the case of Wyardotte

•     Mirant Wyardotte, LLC

“Toledo-Panay Transaction” means the sale of up to 50% of the common stock of Mirant Toledo Holdings Corporation, which is 100% owned by an indirect subsidiary of Mirant Asia-Pacific Ventures, Inc. and is located in the Philippines with a capacity of 112MW, in exchange for equity interest in other power generation assets in the Philippines.

ANNEX G

Senior Guarantors

Mirant Services, LLC

Mirant Mid-Atlantic Services, LLC
Mirant Americas, Inc.
Mirant Special Procurement, Inc.
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Bay Area Procurement, LLC
Mirant Delta, LLC
Mirant Potrero, LLC
Mirant New England, Inc.
Mirant Canal, LLC
Mirant Kendall, LLC
Mirant Texas Investments, Inc.
Mirant Central Texas, LP
Mirant Texas, LP
Mirant Parker, LLC
MLW Development, LLC
Mirant Texas Management, Inc.
Mirant New York, Inc.
Mirant Bowline, LLC
Mirant Lovett, LLC
Mirant NY-Gen, LLC
Mirant Wisconsin Investments, Inc.
Shady Hills Power Company, L.L.C.
Mirant Americas Procurement, Inc.
Mirant Dickerson Development, LLC
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Production Company
Mirant South Louisiana Fee, LLC
Mirant South Louisiana Production, LLC
Mirant Americas Energy Capital, LP
Mirant Energy Trading, LLC
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Development, Inc.

Mirant Americas Development Capital, LLC
Mirant Wrightsville Management, Inc.
Mirant Wrightsville Investments, Inc.
Mirant Construction Holdings, LLC
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Sugar Creek Holdings, Inc.
Mint Farm Generation, LLC
Mirant Birchwood, Inc.
Mirant Portage County, LLC
Mirant Michigan Investments, Inc.
Mirant Zeeland, LLC
Mirant Wyandotte, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls, LP
Mirant Wichita Falls Management, Inc.
Mirant Perryville Investments, Inc.
Mirant Gastonia, LLC
Mirant Las Vegas, LLC
Mirant Nevada Wellcom, LLC
Mirant Oregon, LLC
Mirant Intellectual Asset Management and Marketing, LLC
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant International Investments, Inc.
Mirant Caribbean Services, LLC
Mirant JPSCO Development Services, LLC
Mirant Investments Germany, Inc.
Mirant Holdings Germany, Inc.
Mirant Asia-Pacific (Guam) Investments, Inc.
Mirant Hong Kong Membership, Inc.

Limited Guarantors

Mirant Chalk Point LLC

Mirant Potomac River, LLC

Subordinated Guarantors

Mirant Mid-Atlantic, LLC

Mirant D.C. O&M, LLC
Mirant Piney Point, LLC
Mirant MD Ash Management, LLC

Excluded Subsidiaries

Mirant Grand Bahamas, Ltd.

Grand Bahama Power Company Limited
Mirant JPSCO (Barbados) SRL
Jamaica Public Service Company Limited
Mirant Bahamas Investments Limited
ICD Utilities Limited

Grantors

Mirant Services, LLC

Mirant Mid-Atlantic Services, LLC

Mirant Potomac River, LLC*
Mirant Americas, Inc.
Mirant Special Procurement, Inc.
Mirant California Investments, Inc.
Mirant California, LLC
Mirant Bay Area Procurement, LLC
Mirant Delta, LLC
Mirant Potrero, LLC
Mirant New England, Inc.
Mirant Canal, LLC
Mirant Kendall, LLC
Mirant Texas Investments, Inc.
Mirant Central Texas, LP
Mirant Texas, LP
Mirant Parker, LLC
MLW Development, LLC
Mirant Texas Management, Inc.
Mirant New York, Inc.
Mirant Bowline, LLC
Mirant Lovett, LLC
Mirant NY-Gen, LLC
Mirant Wisconsin Investments, Inc.
Mirant Chalk Point LLC *
Shady Hills Power Company, L.L.C.
Mirant Americas Procurement, Inc.
Mirant Dickerson Development, LLC
Mirant Chalk Point Development, LLC
Mirant Danville, LLC
Mirant Americas Energy Marketing Investments, Inc.
Mirant Americas Production Company
Mirant South Louisiana Fee, LLC
Mirant South Louisiana Production, LLC
Mirant Americas Energy Capital, LP
Mirant Energy Trading, LLC
Mirant Americas Gas Marketing I, LLC
Mirant Americas Gas Marketing II, LLC
Mirant Americas Gas Marketing III, LLC
Mirant Americas Gas Marketing IV, LLC
Mirant Americas Gas Marketing V, LLC
Mirant Americas Gas Marketing VI, LLC
Mirant Americas Gas Marketing VII, LLC
Mirant Americas Gas Marketing VIII, LLC
Mirant Americas Gas Marketing IX, LLC
Mirant Americas Gas Marketing X, LLC
Mirant Americas Gas Marketing XI, LLC
Mirant Americas Gas Marketing XII, LLC
Mirant Americas Gas Marketing XIII, LLC
Mirant Americas Gas Marketing XIV, LLC
Mirant Americas Gas Marketing XV, LLC
Mirant Americas Development, Inc.
Mirant Americas Development Capital, LLC
Mirant Wrightsville Management, Inc.
Mirant Wrightsville Investments, Inc.

Mirant Construction Holdings, LLC
Mirant Sugar Creek Ventures, Inc.
Mirant Sugar Creek, LLC
Mirant Sugar Creek Holdings, Inc.
Mint Farm Generation, LLC
Mirant Portage County, LLC
Mirant Michigan Investments, Inc.
Mirant Zeeland, LLC
Mirant Wyandotte, LLC
Mirant Wichita Falls Investments, Inc.
Mirant Wichita Falls, LP
Mirant Wichita Falls Management, Inc.
Mirant Perryville Investments, Inc.
Mirant Gastonia, LLC
Mirant Las Vegas, LLC
Mirant Nevada Wellcom, LLC
Mirant Oregon, LLC
Mirant Intellectual Asset Management and Marketing, LLC
Mirant Capital Management, LLC
Mirant Capital, Inc.
Mirant International Investments, Inc.
Mirant Caribbean Services, LLC
Mirant JPSCO Development Services, LLC
Mirant Investments Germany, Inc.
Mirant Holdings Germany, Inc.
Mirant Asia-Pacific (Guam) Investments, Inc.
Mirant Hong Kong Membership, Inc.

*	Entities marked by an asterisk (*), i.e. Mirant Potomac River, LLC and Mirant Chalk Point, LLC, will secure debt in an amount not exceeding $50 million each.

      Copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Existing Notes and any other required documents should be sent by each holder or his broker, dealer, commercial bank, trust company or nominee to the Exchange Agent at the address set forth below:

The Exchange Agent for the Exchange Offer is:

Deutsche Bank Trust Company Americas

Delivery To: Deutsche Bank Trust Company Americas, Exchange Agent

By Regular or Certified Mail:	By Hand:	By Overnight Courier or Hand:
DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737 To Confirm by Telephone or for Information Call: (800) 735-7777	Deutsche Bank Trust Company Americas C/O The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeannete Park Entrance New York, NY 10041	DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Attention: Karl Shepard
By Facsimile
(Eligible Guarantor
Institutions Only):
(615) 835-3701

      Any questions or requests for assistance or additional copies of this Offering Circular or the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

The Information Agent for the Exchange Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Banks and Brokers Call Collect: (212) 750-5833

or
All Others Call Toll Free: (877) 750-2689